EXHIBIT 10.1
$435,000,000
€31,491,103.76
CREDIT AGREEMENT
among
DOLLAR FINANCIAL CORP.,
as Holdings,
DOLLAR FINANCIAL GROUP, INC.,
as US Borrower,
NATIONAL MONEY MART COMPANY,
as Canadian Borrower,
DOLLAR FINANCIAL U.K. LIMITED,
as UK Borrower,
The Several Lenders from Time to Time Parties Hereto,
U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent,
CREDIT SUISSE SECURITIES (USA) LLC,
as Syndication Agent,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and as Security Trustee
Dated as of October 30, 2006
CREDIT SUISSE SECURITIES (USA) LLC AND
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Joint Lead Arrangers and as Joint Bookrunners

ANNEXES

1	Mandatory Cost Formula

SCHEDULES:

1.1A	Commitments
1.1B	Excluded UK Subsidiaries
1.1C	Tender and Consent Documents for Senior Notes
3.9	Existing Letters of Credit
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.19(a)	Lien Filing Jurisdictions
4.19(d)	Real Property
6.13	Existing Defined Benefit Pension Schemes
6.17	Post-Closing Covenants
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:

A	Form of Assignment and Assumption
B-1	Form of Canadian Borrower Borrowing Base Report
B-2	Form of US Borrower Borrowing Base Report
C-1	Form of Canadian Borrower Revolving Loan Note
C-2	Form of Canadian Borrower Term Loan Note
C-3	Form of Delayed Draw Term Loan Note
C-4	Form of Swingline Loan Note
C-5	Form of UK Borrower Dollar Term Loan Note
C-6	Form of UK Borrower Euro Term Loan Note
C-7	Form of US Borrower Revolving Loan Note
D	Form of Canadian General Security Agreement
E	Form of Canadian Guarantee Agreement
F	Form of Canadian IP Security Agreement
G	Form of Canadian Pledge Agreement
H	Form of Compliance Certificate
I	Form of Intercompany Note
J-1	Form of Notice of Borrowing
J-2	Form of Notice of Conversion/Continuation
J-3	Form of Notice of Prepayment
K	Form of UK Security Agreement
L	Form of UK Security Trust Agreement
M-1	Form of UK Sixty-Five Percent Share Charge Agreement
M-2	Form of UK Thirty-Five Percent Share Charge Agreement
N	Form of US Guarantee and Collateral Agreement
O	Form of Exemption Certificate
P	Form of Closing Certificate
Q-1	Form of Legal Opinion of Pepper Hamilton LLP
Q-2	Form of Legal Opinion of Allen & Overy LLP
Q-3	Form of Legal Opinion of Aird & Berlis LLP

Q-4	Form of Legal Opinion of Bishop & McKenzie LLP
Q-5	Form of Legal Opinion of Davies Ward Phillips Vineberg LLP
Q-6	Form of Opinion of Stewart McKelvey
Q-7	Form of Opinion of Owen Bird Law Corporation
Q-8	Form of Opinion of Fillmore Riley LLP
Q-9	Form of Opinion of Roy Hibberd

     CREDIT AGREEMENT (this “Agreement”), dated as of October 30, 2006, among DOLLAR FINANCIAL CORP., a Delaware corporation (“Holdings”), DOLLAR FINANCIAL GROUP, INC., a New York corporation (the “US Borrower”), NATIONAL MONEY MART COMPANY, an unlimited company organized under the laws of the Province of Nova Scotia, Canada (the “Canadian Borrower”), DOLLAR FINANCIAL U.K. LIMITED, a limited liability company incorporated under the laws of England and Wales with registered number 03701758 (the “UK Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (this and each other capitalized term used herein without definition having the meaning assigned to such term in Section 1.1) and as Security Trustee.
W I T N E S S E T H:
     WHEREAS, in connection with the Transactions, the Borrowers desire to obtain financing, the proceeds of which will be used (i) for the Refinancing, (ii) for the Tender Offer, (iii) to consummate the Acquisitions, (iv) for the payment of fees and expenses related to the foregoing and (v) for working capital and other general corporate purposes;
     WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrowers in an aggregate amount not to exceed $475,000,000, consisting of (i) $75,000,000 in aggregate principal amount of US Borrower Revolving Commitments and $30,000,000 in aggregate principal amount of availability for Letters of Credit, in each case, made available to the US Borrower, (ii) $295,000,000 in aggregate principal amount of Canadian Borrower Term Loans made available to the Canadian Borrower (with up to $125,000,000 available on a delayed draw basis for a period of up to eight weeks following the Closing Date), (iii) $25,000,000 in aggregate principal amount of Canadian Borrower Revolving Commitments made available to the Canadian Borrower, (iv) $40,000,000 in aggregate principal amount of UK Borrower Dollar Term Loans made available to the UK Borrower and (v) €31,491,103.76 in aggregate principal amount of UK Borrower Euro Term Loans made available to the UK Borrower;
     WHEREAS, each of the Borrowers has agreed to secure all of its respective Obligations by granting to the Administrative Agent, for the benefit of the applicable Secured Parties, a first priority lien on substantially all of its assets; provided that only 65% of the voting stock of any Foreign Subsidiary directly owned by any US Loan Party shall be pledged to secure the Obligations of any US Loan Party;
     WHEREAS, each of the US Borrower Guarantors has agreed to guarantee the Obligations of the US Borrower and to secure its respective Obligations by granting to the Administrative Agent, for the benefit of the US Borrower Secured Parties, a first priority lien on substantially all of its assets;
     WHEREAS, each of the US Loan Parties has agreed to guarantee the Obligations of the Canadian Borrower and the UK Borrower and to secure its respective Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien on substantially all of its assets;
     WHEREAS, each of the Canadian Borrower Guarantors has agreed to guarantee the Obligations of the Canadian Borrower and to secure its respective Obligations by granting to the Administrative Agent, for the benefit of the Canadian Borrower Secured Parties, a first priority lien on substantially all of its assets;

     WHEREAS, each of Canadian Loan Parties has agreed to guarantee the Obligations of the UK Borrower and to secure its respective Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien on substantially all of its assets;
     WHEREAS, each of the UK Borrower Guarantors has agreed to guarantee the Obligations of the UK Borrower and to secure its respective Obligations by granting to the Administrative Agent, for the benefit of the UK Borrower Secured Parties, a first priority lien on substantially all of its assets; and
     WHEREAS, each of the UK Loan Parties has agreed to guarantee the Obligations of the Canadian Borrower and to secure its respective Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien on substantially all of its assets.
     NOW, THEREFORE, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
     1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
     “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “ABR Loans”: any Loans the rate of interest applicable to which is based upon the ABR.
     “Acquired Indebtedness”: Indebtedness incurred by any Borrower or any Subsidiary in connection with a Permitted Acquisition (but excluding earn-out and non-competition obligations), and which was not incurred in connection with, or in anticipation of, such Permitted Acquisition.
     “Acquisition Agreements”: the collective reference to the Purchase Agreements among the Canadian Borrower and the respective Canadian Franchise Sellers and other parties thereto, in form and substance reasonably satisfactory to the Administrative Agent, as amended from time to time in accordance with the terms of this Agreement.
     “Acquisition Documentation”: collectively, the Acquisition Agreements and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.
     “Acquisition Expenditures”: with respect to any Permitted Acquisition, the total aggregate purchase consideration (including, without limitation, Acquired Indebtedness, unsecured Indebtedness to sellers and earn-out and non-competition obligations relating thereto or arising in connection therewith).
     “Acquisitions”: the acquisition by the Canadian Borrower of the Canadian Franchises from the Canadian Franchise Sellers in accordance with the terms of the Acquisition Agreements.
     “Adjustment Date”: as defined in the Pricing Grid.

     “Administrative Agent”: Wells Fargo Bank, National Association, together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors in such capacity.
     “Administrative Agent’s Indemnitee”: any of the Administrative Agent’s officers, directors, employees, affiliates, agents, advisors, representatives or controlling persons.
     “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Agent’s Indemnitee”: as defined in Section 9.7.
     “Agents”: the collective reference to the Administrative Agent and the Security Trustee.
     “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans, (ii) the amount of such Lender’s US Borrower Revolving Commitments then in effect or, if the US Borrower Revolving Commitments have been terminated, the amount of such Lender’s US Borrower Revolving Extensions of Credit then outstanding, (iii) the amount of such Lender’s Canadian Borrower Revolving Commitments then in effect or, if the Canadian Borrower Revolving Commitments have been terminated, the amount of such Lender’s Canadian Borrower Revolving Extensions of Credit then outstanding and (iv) the amount of such Lender’s Delayed Draw Term Commitments then in effect..
     “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
     “Agreement”: as defined in the preamble hereto.
     “Anti-Terrorism Laws”: as defined in Section 4.23(a).
     “Applicable Floating Eurodollar Rate”: a floating rate per annum equal to the daily average Eurodollar Rate on each day (or in the case of any day which is not a Business Day, as of the immediately preceding Business Day) of the applicable calculation period (calculated on each day assuming an Interest Period of one month) plus the Applicable Margin with respect to Eurodollar Loans that are US Borrower Revolving Loans.
     “Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Euribor Loans	Eurodollar Loans	ABR Loans
US Borrower Revolving Loans	N/A	3.00%	2.00%
Swingline Loans	N/A	N/A	2.00%
Canadian Borrower	N/A	3.00%	2.00%

	Euribor Loans	Eurodollar Loans	ABR Loans
Revolving Loans
UK Borrower Dollar Term Loans	N/A	3.00%	2.00%
UK Borrower Euro Term Loans	3.00%	N/A	N/A
Canadian Borrower Term Loans and Delayed Draw Term Loans	N/A	2.75%	1.75%
; provided, that on and after the first Adjustment Date occurring after the delivery of financial statements of Holdings pursuant to Section 6.1 covering a period following the Closing Date of not less than six full fiscal months, the Applicable Margin with respect to US Borrower Revolving Loans, Swingline Loans and Canadian Borrower Revolving Loans will be determined pursuant to the Pricing Grid.
     “Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a US Borrower Letter of Credit.
     “Approved Fund”: as defined in Section 11.6(b)(ii).
     “Asset Sale”: any Dispositions of property (excluding any such Dispositions permitted by clauses (a) through (g) of Section 7.5) that yield gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of in the case of any such single Disposition of property or series of related Dispositions of property, $250,000.
     “Assignee”: as defined in Section 11.6(b)(i).
     “Attributable Debt”: in respect of a Sale Leaseback Transaction, at the time of determination, the present value of the obligation of the Loan Party that acquires, leases or licenses back the right to use all or a material portion of the subject property for net rental, license or other payments during the remaining term of the lease, license or other arrangement included in such Sale Leaseback Transaction including any period for which such lease, license or other arrangement has been extended or may, at the sole option of the other party (or parties) thereto, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
     “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit A.
     “Available Canadian Borrower Revolving Commitment”: as to any Canadian Borrower Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Canadian Borrower Revolving Commitment then in effect over (b) such Lender’s Canadian Borrower Revolving Extensions of Credit then outstanding.
     “Available Delayed Draw Commitment”: as to any Canadian Borrower Term Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Delayed Draw Term Commitment then in effect over (b) such Lender’s Delayed Draw Term Loans then outstanding.
     “Available US Borrower Revolving Commitment”: as to any US Borrower Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s US Borrower Revolving Commitment then in effect over (b) such Lender’s US Borrower Revolving Extensions of Credit then outstanding; provided that in calculating any Lender’s US Borrower Revolving Extensions of Credit for the purpose of determining such Lender’s Available US Borrower Revolving Commitment pursuant to Section 2.8(b), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.
     “Benefitted Lender”: as defined in Section 11.7(a).
     “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
     “Bond”: as defined in Section 9.1(c).
     “Borrower Materials”: as defined in Section 11.20.
     “Borrowers”: the collective reference to the US Borrower, the Canadian Borrower and the UK Borrower.
     “Borrowing”: (a) Loans under the same Facility and of the same Type, made, converted or continued on the same date and, in the case of Euribor Loans, Eurodollar Loans or Floating Eurodollar Rate Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
     “Borrowing Date”: any Business Day specified by any Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.
     “Business”: as defined in Section 4.17(b).
     “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City, Toronto, Canada, or London, UK, as applicable, are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, (a) Eurodollar Loans or Floating Eurodollar Rate Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market and (b) Euribor Loans, such day is also a TARGET Day.
     “CAM”: the mechanism for the allocation and exchange of interests in the Loans and Commitments and collections thereunder established under Section 10.
     “CAM Exchange”: the exchange of the Lenders’ interests provided for in Section 10.1.
     “CAM Exchange Date”: the first date after the Closing Date on which there shall occur (a) any event described in clauses (i) or (ii) of Section 8(f) with respect to any Borrower or (b) the Loans have become due and payable pursuant to any provision of Section 8.
     “CAM Percentage”: as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Designated Obligations owed to such Lender immediately prior to the CAM Exchange Date but after giving effect to the funding of participations in outstanding Swingline Loans and US Borrower L/C Disbursements, and (b) the denominator shall be the aggregate Designated Obligations owed to all the Lenders immediately prior to such CAM Exchange Date but after giving effect to the funding of participations in outstanding Swingline Loans and US Borrower L/C Disbursements; provided that upon any redetermination of the CAM Percentage pursuant to Section 10.2, amounts paid by Lenders with respect to unreimbursed US Borrower L/C Disbursements after the CAM Exchange Date shall be given effect in calculating the CAM Percentage of each Lender.

     “Canadian Borrower”: as defined in the preamble hereto.
     “Canadian Borrower Borrowing Base”: at any date eighty-five percent of the sum of each of the following for the Canadian Borrower, the UK Borrower and their respective Subsidiaries, without duplication: (a) cash held overnight in store safes, (b) the balance held in store accounts, (c) the amount payable under checks held in store safes, (d) clearing house transfers initiated on the previous day and transfers of same-day funds to be credited to store accounts, (e) cash held overnight by armored car carriers, (f) eligible government receivables in respect of government contracts, and (g) cash balances held in demand deposit accounts and/or investment accounts other than monies deposited with or at the direction of Bank of Montreal under the Overdraft Lending Agreement; provided that in no event shall any of the items described in subparagraphs (a) through (g) above be included in any calculation of the “Canadian Borrower Borrowing Base” to the extent any of the same are subject to any Liens other than in favor of the Administrative Agent for the benefit of any of the Lenders.
     “Canadian Borrower Borrowing Base Report”: a report in the form attached hereto as Exhibit B-1, certified by a Responsible Officer of the Canadian Borrower.
     “Canadian Borrower Guarantors”: the collective reference to Holdings, the UK Borrower, the US Borrower, the UK Subsidiary Guarantors, the US Subsidiary Guarantors and the Canadian Subsidiary Guarantors.
     “Canadian Borrower Lenders”: the collective reference to all Canadian Borrower Term Lenders and Canadian Borrower Revolving Lenders.
     “Canadian Borrower Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Canadian Borrower Revolving Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Canadian Borrower Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Canadian Borrower Revolving Commitments is $25,000,000.
     “Canadian Borrower Revolving Commitment Period”: the period from and including the day immediately following the Closing Date to the Revolving Termination Date.
     “Canadian Borrower Revolving Extensions of Credit”: as to any Canadian Borrower Revolving Lender at any time, an amount equal to the aggregate principal amount of all Canadian Borrower Revolving Loans held by such Lender then outstanding.
     “Canadian Borrower Revolving Facility”: the Canadian Borrower Revolving Commitments and the extensions of credit made thereunder.
     “Canadian Borrower Revolving Lender”: each Lender that has a Canadian Borrower Revolving Commitment or that holds Canadian Borrower Revolving Loans; provided that prior to the CAM Exchange Date, each Canadian Borrower Revolving Lender shall at all times be a Canadian Resident.
     “Canadian Borrower Revolving Loan Note”: a promissory note in the form of Exhibit C-1.
     “Canadian Borrower Revolving Loans”: as defined in Section 2.4(a).

     “Canadian Borrower Revolving Percentage”: as to any Canadian Borrower Revolving Lender at any time, the percentage which such Lender’s Canadian Borrower Revolving Commitment then constitutes of the Total Canadian Borrower Revolving Commitments or, at any time after the Canadian Borrower Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Canadian Borrower Revolving Loans then outstanding constitutes of the aggregate principal amount of the Canadian Borrower Revolving Loans then outstanding; provided that in the event that the Canadian Borrower Revolving Loans are paid in full prior to the reduction to zero of the Total Canadian Borrower Revolving Extensions of Credit, the Canadian Borrower Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Canadian Borrower Revolving Extensions of Credit shall be held by the Canadian Borrower Revolving Lenders on a comparable basis.
     “Canadian Borrower Secured Parties”: the collective reference to the Agents, the Canadian Borrower Lenders and any Qualified Counterparties to Specified Swap Agreements to which the Canadian Borrower is a party.
     “Canadian Borrower Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Canadian Borrower Term Loan to the Canadian Borrower in a principal amount not to exceed the amount set forth under the heading “Canadian Borrower Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Canadian Borrower Term Commitments is $170,000,000.
     “Canadian Borrower Term Facility”: the Canadian Borrower Term Commitments and the Canadian Borrower Term Loans made thereunder.
     “Canadian Borrower Term Lender”: each Lender that has a Canadian Borrower Term Commitment or a Delayed Draw Term Commitment or that holds a Canadian Borrower Term Loan or a Delayed Draw Term Loan.
     “Canadian Borrower Term Loan”: as defined in Section 2.1.
     “Canadian Borrower Term Loan Note”: a promissory note in the form of Exhibit C-2, as it may be amended, supplemented or otherwise modified from time to time.
     “Canadian Borrower Term Percentage”: as to any Canadian Borrower Term Lender at any time, the percentage which such Lender’s Canadian Borrower Term Commitment then constitutes of the aggregate Canadian Borrower Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Canadian Borrower Term Loans then outstanding constitutes of the aggregate principal amount of the Canadian Borrower Term Loans then outstanding).
     “Canadian Franchises”: the collective reference to all “Assets” (as defined in the respective Acquisition Agreements) of each Canadian Franchise Seller.
     “Canadian Franchise Sellers”: the collective reference to each “Vendor” (as defined in the respective Acquisition Agreements).
     “Canadian General Security Agreements”: the collective reference to the Canadian General Security Agreements to be executed and delivered by the Canadian Borrower and each Canadian Subsidiary Guarantor, substantially in the form of Exhibit D.

     “Canadian Guarantee Agreements”: the collective reference to the Canadian Guarantee Agreements to be executed and delivered by the Canadian Borrower and each Canadian Subsidiary Guarantor, in each case, substantially in the form of Exhibit E.
     “Canadian IP Security Agreements”: the collective reference to the Canadian IP Security Agreements to be executed and delivered by the Canadian Borrower and each Canadian Subsidiary Guarantor, substantially in the form of Exhibit F.
     “Canadian Loan Party”: any Loan Party organized or existing under the laws of Canada or one of the provinces or territories of Canada.
     “Canadian Pension Plans”: each pension, superannuation benefit or retirement savings plan, arrangement or scheme including any pension plan, top-up pension or supplemental pension, “registered retirement savings plan” (as defined in the ITA), “registered pension plan” (as defined in the ITA) and “retirement compensation arrangement” (as defined in the ITA) that is maintained or contributed to by any Loan Party for its employees or former employees in Canada, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec.
     “Canadian Pledge Agreements”: the collective reference to the Canadian Pledge Agreements to be executed and delivered by the Canadian Borrower and each Canadian Subsidiary Guarantor, substantially in the form of Exhibit G.
     “Canadian Resident”: a Person that is, at all relevant times, (a) not a “non-resident” as defined in the ITA, or (b) an “authorized foreign bank” as defined in the ITA, and which will receive amounts paid or credited to it with respect to Canadian Borrower Revolving Loans and fees and other amounts payable in connection therewith in respect of its “Canadian banking business” as defined in the ITA for the purposes of paragraph 212(13.3)(a) of the ITA.
     “Canadian Security Agreements”: the collective reference to (i) the Canadian General Security Agreements, (ii) the Canadian IP Security Agreements, (iii) the Canadian Pledge Agreements and (iv) the Deeds of Hypothec, the Bonds and the Bond Pledge Agreements.
     “Canadian Subsidiary”: any Subsidiary of Holdings organized or existing under the laws of Canada or one of the provinces or territories of Canada.
     “Canadian Subsidiary Guarantors”: each Canadian Subsidiary (other than the Canadian Borrower) that is party to a Canadian Guarantee Agreement.
     “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
     “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation (including common stock and preferred stock), any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests (general and limited), and membership and limited liability company interests, and any and all warrants, rights or options to purchase any of the foregoing.

     “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States, Canada or the United Kingdom or issued by any agency thereof and backed by the full faith and credit of the United States, Canada or the United Kingdom, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or banker’s acceptances having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States, Canada or the United Kingdom or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States, Canadian or the United Kingdom government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, province or territory of the United States, Canada or the United Kingdom, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, province, territory, political subdivision, taxing authority or foreign government (as the case may be) have the highest rating obtainable from either S&P or Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
     “Cash Management Obligations”: obligations owed by Loan Parties to any Lender or any affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services (including the provision of employee credit cards) or any automated clearing house transfers of funds.
     “Catch-Up Date”: as defined in Section 2.3(e).
     “Certificated Securities”: as defined in Section 4.19(a).
     “Change of Control”: at any time, (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the voting power for the election of directors of Holdings (determined on a fully diluted basis); (b) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; (c) Holdings shall cease to own and Control, of record and beneficially (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly, 100% of each class of outstanding Capital Stock of the US Borrower free and clear of all Liens (except Liens created by the US Guarantee and Collateral Agreement); or (d) the US Borrower shall cease to beneficially (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) own and Control, directly, or indirectly through Wholly-Owned Subsidiaries of the US Borrower, 100% of each class of outstanding Capital Stock of the Canadian Borrower and the UK Borrower free and clear of all Liens (except Liens created by the US Guarantee and Collateral Agreement) .
     “Class”: when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising such Borrowing are UK Borrower Dollar Term Loans, UK Borrower Euro Term

Loans, Canadian Borrower Term Loans, Delayed Draw Term Loans, Canadian Borrower Revolving Loans, US Borrower Revolving Loans or Swingline Loans.
     “Cleandown Date”: the date that is the earlier of the consummation of the Permitted UK Reorganization and 90 days following the Closing Date, which date may be extended with the prior written consent of the Administrative Agent.
     “Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is October 30, 2006.
     “Closing Date US Borrower Revolving Loans”: as defined in Section 2.5(b).
     “CLP Assets”: all current or delinquent consumer loans and other extensions of credit to individuals made by and in the name of the Borrowers or any of their respective Subsidiaries, in the ordinary course of business.
     “CLP Assets Disposition Agreement”: asset disposition agreements that provide for the sale or other disposition by any Group Member for fair market value consideration payable solely in cash, to any applicable purchaser, of any CLP Assets Disposition Collateral of such Group Member on a non-recourse basis.
     “CLP Assets Disposition Collateral”: with respect to any CLP Assets Disposition Agreement, the CLP Assets which are the subject thereof, together with the related Contract Files and Servicing Files, the right to receive payments under such CLP Assets and all proceeds of any of the foregoing.
     “CLP Program”: any loan program entered into by the Borrowers or any of their Respective Subsidiaries or any of their Affiliates in the nature of the loan programs which are, or in the past have been, evidenced by the First Delaware Bank Agreement.
     “Code”: the Internal Revenue Code of 1986, as amended.
     “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
     “Commitment”: as to any Lender, the sum of the UK Borrower Term Commitment, the Canadian Borrower Term Commitment, Delayed Draw Term Commitment, the Canadian Borrower Revolving Commitment and the US Borrower Revolving Commitment of such Lender.
     “Commitment Fee Rate”: 0.50% per annum; provided, that on and after the first Adjustment Date occurring after the delivery of financial statements of Holdings pursuant to Section 6.1 covering a period following the Closing Date of not less than six full fiscal months, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.
     “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Holdings or any Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings or any Borrower and that is treated as a single employer under Section 414 of the Code.
     “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit H.

     “Confidential Information Memorandum”: the Confidential Information Memorandum dated October 2006 and furnished to certain Lenders.
     “Consolidated Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of the Group Members) by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include expenditures in connection with any acquisition (a) financed with the proceeds of any Reinvestment Deferred Amount or (b) that is a Permitted Acquisition.
     “Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary or non-recurring expenses or losses that do not constitute reserves (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (f) the aggregate amount actually paid by the US Borrower and its Subsidiaries in cash on account of fees and expenses incurred by the US Borrower and its Subsidiaries in connection with the Transactions, and (g) non-cash losses or charges associated with the write down or impairment of goodwill or other assets under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 142 and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any other non-cash income, all as determined on a consolidated basis.
     “Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period less the aggregate amount actually paid by the US Borrower and its Subsidiaries during such period on account of Consolidated Capital Expenditures (excluding the principal amount of Indebtedness (other than any Loans) incurred in connection with such expenditures) plus Consolidated Lease Expense for such period to (b) Consolidated Fixed Charges for such period.
     “Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) capitalized lease payments made during such period, (c) Consolidated Lease Expense for such period, and (d) scheduled payments made during such period on account of principal of Indebtedness of the US Borrower or any of its Subsidiaries (including scheduled principal payments in respect of the Term Loans); provided that notwithstanding anything to the contrary contained herein, for purposes of calculating Consolidated Fixed Charges, until four complete fiscal quarters of Holdings shall have elapsed following the Closing Date, amounts under clauses (a) and (d) of this definition shall be calculated as of any date of determination by multiplying such amounts from the Closing Date through such date of determination (including, for purposes of calculations made on a Pro Forma Basis, any Consolidated Interest Expense relating to Indebtedness deemed to be incurred during such period) by a fraction the numerator of which is 365 and the denominator of which is the number of days elapsed since the Closing Date as of such date of determination.
     “Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the US Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the US Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).
     “Consolidated Lease Expense”: for any period, the aggregate amount of fixed and contingent rentals payable by the US Borrower and its Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.
     “Consolidated Net Income”: for any period, the consolidated net income (or loss) of the US Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the US Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the US Borrower) in which the US Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the US Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the US Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
     “Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the US Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, but excluding any liabilities referred to in clause (f) of the definition of “Indebtedness”.
     “Continuing Directors”: the directors of Holdings on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least 66-?% of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of Holdings.
     “Contract File”: for any CLP Asset the original documents evidencing the loan made thereunder and all other documents, instruments, agreements and other information relating thereto and to the obligor thereunder.
     “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Contribution Notice”: a contribution notice issued by the Pensions Regulator under Section 38 or Section 47 of the Pensions Act 2004.

     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.
     “Criminal Code Section”: as defined in Section 11.18(c).
     “Cumulative Growth Amount”: on any date of determination, (a) the sum of 50% of Excess Cash Flow for each fiscal year (or, in the case of the fiscal year ending June 30, 2007, for the period from the Closing Date to June 30, 2007) of Holdings (but not less than zero in any fiscal year), commencing with the fiscal year ending June 30, 2007, that was not required to be applied to prepay any of the Loans pursuant to Section 2.11(d) minus (b) the aggregate amount of Restricted Payments made since the Closing Date pursuant to Section 7.6(e).
     “Declined Amounts”: as defined in Section 2.11(g).
     “Deed of Hypothec”: as defined in Section 9.1(c).
     “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Defaulting Lender”: as defined in Section 2.17(f).
     “Delayed Draw Commitment Period”: the period from and including the day after the Closing Date to the date that is eight weeks after the Closing Date.
     “Delayed Draw Conditions”: as defined in Section 5.3.
     “Delayed Draw Date”: as defined in Section 2.1.
     “Delayed Draw Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make Delayed Draw Term Loans to the Canadian Borrower in an aggregate principal amount not to exceed the amount set forth under the heading “Delayed Draw Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Delayed Draw Term Commitments is $125,000,000.
     “Delayed Draw Term Facility”: the Delayed Draw Term Commitments and the Delayed Draw Term Loans made thereunder.
     “Delayed Draw Term Loan”: as defined in Section 2.1.
     “Delayed Draw Term Loan Note”: a promissory note in the form of Exhibit C-3, as it may be amended, supplemented or otherwise modified from time to time.
     “Delayed Draw Term Percentage”: as to any Canadian Borrower Term Lender at any time, the percentage which such Lender’s Delayed Draw Term Commitment and Delayed Draw Term

Loans then constitutes of the aggregate outstanding Delayed Draw Term Commitments and Delayed Draw Term Loans then outstanding.
     “Deposited Amortization Payment Amount”: as defined in Section 2.3(e).
     “Deposited Prepayment Amount”: as defined in Section 2.11(g).
     “Designated Obligations”: all Obligations of the Loan Parties in respect of (a) principal of and interest on the Loans (after giving effect to the funding of participations in the outstanding Swingline Loans), (b) Reimbursement Obligations and interest thereon, and (c) fees for the account of any of the Lenders, whether or not the same shall at the time of any determination be due and payable under the terms of the Loan Documents.
     “Disposition”: with respect to any property (including, without limitation, Capital Stock of the US Borrower or any of its Subsidiaries), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof and any issuance of Capital Stock of the US Borrower or any of its Subsidiaries. The terms “Dispose” and “Disposed of” shall have correlative meanings.
     “Dollars” and “$”: dollars in lawful currency of the United States.
     “Eligible Assignee”: (a) any Lender, any Affiliate of a Lender and any Approved Fund (any two or more Approved Funds with respect to a particular Lender being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course; provided that neither any Borrower nor any Affiliate of any Borrower shall be an Eligible Assignee.
     “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or human health and safety as it relates to environmental protection, as now or may at any time hereafter be in effect.
     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended.
     “Euribor Base Rate”: with respect to each day during each Interest Period pertaining to a Euribor Loan, the rate per annum determined by the Banking Federation of the European Union for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Euros, determined as of approximately 11:00 A.M. (Brussels time) two (2) TARGET Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the Banking Federation of the European Union as an authorized information vendor for the purpose of displaying such rates). In the event that the rate referenced in the preceding sentence is not available, the “Euribor Base Rate” shall be determined by reference to the rate per annum equal to the offered quotation rate to first class banks in the European interbank market by Wells Fargo Bank, National Association (or such other bank or banks as may be designated by the Administrative Agent in consultation with the UK Borrower), for deposits (for delivery on the first day of the relevant Interest Period) in Euros of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Euribor Base Rate is then being determined with maturities comparable to such period (or such other amounts as the Administrative Agent shall reasonably determine) as of approximately 11:00 A.M. (Brussels time) two (2) TARGET Days prior to the beginning of such Interest Period.
     “Euribor Loans”: any Loans the rate of interest applicable to which is based upon the Euribor Rate.
     “Euribor Rate”: with respect to each day during each Interest Period pertaining to a Euribor Loan, a rate per annum determined for such day (rounded upward to the nearest 1/100th of 1%) equal to: (a) the Euribor Base Rate plus (b) the Mandatory Cost (if any).
     “Euribor Tranche”: the collective reference to Euribor Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
     “Euros” and “€”: the single currency of Participating Member States.
     “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan or a Floating Eurodollar Rate Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
     “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan or a Floating Eurodollar Rate Loan, the rate per annum determined by reference to the British Bankers’ Association Interest Settlement Rates for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates). In the event that the rate referenced in the preceding sentence is not available, the “Eurodollar Base Rate” shall be determined by reference to the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by Wells Fargo Bank, National Association (or such other bank or banks as may be designated by the Administrative Agent in consultation with the Borrowers), for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Eurodollar Base Rate is then being determined with maturities comparable to such period (or such other amounts as the Administrative Agent shall reasonably determine) as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period.
     “Eurodollar Loans”: any Loans (other than Floating Eurodollar Rate Loans) the rate of interest applicable to which is based upon the Eurodollar Rate.
     “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan or a Floating Eurodollar Rate Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 — Eurocurrency Reserve Requirements
     “Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
     “Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Excess Cash Flow”: for any fiscal year (or other period) of Holdings, (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year (or other period), (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income and (iii) the aggregate net amount of non-cash loss on the Disposition of property by the US Borrower and its Subsidiaries during such fiscal year (or other period) (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the US Borrower and its Subsidiaries in cash during such fiscal year (or other period) on account of Consolidated Capital Expenditures (excluding (x) the principal amount of Indebtedness incurred in connection with such expenditures (but not excluding any Revolving Loans and Swingline Loans incurred in connection with any such expenditures) and (y) the proceeds of equity contributions to, or equity issuances by, Holdings, which are contributed to any of the Borrowers to finance such expenditures), (iii) the aggregate amount actually paid by the US Borrower and its Subsidiaries in cash during such fiscal year (or other period) on account of Permitted Acquisitions (excluding (x) the principal amount of Indebtedness incurred in connection with such expenditures (but not excluding any Revolving Loans and Swingline Loans incurred in connection with any such expenditures) and (y) the proceeds of equity contributions to, or equity issuances by, Holdings, which are contributed to any of the Borrowers to finance such expenditures), (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans, Capital Lease Obligations and Synthetic Lease Obligations) of the US Borrower and its Subsidiaries made in cash during such fiscal year (or other period) (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder and, in any event, excluding the Revolving Loans), and (v) the aggregate net amount of non-cash gains on the Disposition of property by the US Borrower and its Subsidiaries during such fiscal year (or other period) (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.
     “Excess Cash Flow Application Date”: as defined in Section 2.11(d).
     “Exchange Act”: the Securities Exchange Act of 1934, as amended.
     “Excluded Taxes”: (i) any net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) in relation to any Borrowing by the UK Borrower, any tax that is required by law to be deducted or withheld from amounts payable to a Lender where, on the date on which the payment falls due (A) such Lender is not, or has ceased to be, a UK Qualifying Lender (otherwise than by reason of any change after the date it became a Lender under this Agreement in, or in the interpretation, administration, or application of, any law or UK Treaty, or any published practice or published concession of any relevant taxing authority) and such payment could have been made to the Lender without such a deduction or withholding for or on account of tax if the Lender had been a UK Qualifying Lender or (B) in the case of a UK Treaty Lender, the UK Borrower is able to demonstrate that the payment could have been made to the Lender without a deduction or withholding for or on account of tax had the Lender complied with its obligations as regards treaty formalities under Section 2.19(d) or (C) in the case of a UK Non-Bank Lender, a direction under section 349C of the UK Taxes Act (as that provision has effect on the date on which the relevant UK Non-Bank Lender became a party to this Agreement), which related to the relevant payment, has been given (and not revoked), the UK Borrower has notified that UK Non-Bank Lender of the precise terms of that direction and deduction or withholding for or on account of tax is required to be made from the relevant payment solely because that direction has been given (and not revoked), (iii) any United States withholding taxes imposed on amounts payable to any Lender at the time such Lender becomes a party to this Agreement, except to the extent such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Taxes, (iv) taxes imposed on payments under the Canadian Borrower Revolving Facility because the Lender is not a Canadian Resident, (v) any withholding or other taxes that are attributable to a Lender’s failure to comply with the requirements of paragraph (d) or (e) of Section 2.19 and (vi) with respect to payments made pursuant to Section 2.8(c) to a Person acting as Administrative Agent (other than the initial Administrative Agent hereunder), taxes that were imposed on such Person with respect to such payments at the time it became the Administrative Agent (but only to the extent that such taxes are greater than the taxes that would have been payable by the initial Administrative Agent on such payments had it not been replaced); provided that notwithstanding any of the other provisions of this definition, any withholding or other tax (other than taxes referred to in clause (i) of this definition) on or with respect to payments made by or on behalf of any Borrower under this Agreement or any other Loan Document attributable to a CAM Exchange shall not be an Excluded Tax.
     “Excluded UK Subsidiary”: each of the Persons listed on Schedule 1.1B.
     “Executive Order”: as defined in Section 4.23(a).
     “Existing Credit Agreement”: the Third Amended and Restated Credit Agreement, dated as of July 8, 2005, by and among Holdings, the US Borrower, the lenders party thereto, Wells Fargo Bank, National Association, as sole lead arranger and as administrative agent, U.S. Bank National Association, as syndication agent, and Manufacturers and Traders Trust Company, as documentation agent.
     “Facility”: each of (a) the UK Borrower Dollar Term Facility, (b) the UK Borrower Euro Term Facility, (c) the Canadian Borrower Term Facility, (d) the Delayed Draw Term Facility, (e) the Canadian Borrower Revolving Facility and (f) the US Borrower Revolving Facility.
     “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers (or, if such day is not a Business Day, for the next preceding Business Day), as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Wells Fargo Bank, National Association, from three federal funds brokers of recognized standing selected by it.
     “Fee Letter”: that certain letter agreement, dated September 29, 2006, among the US Borrower, Credit Suisse Securities (USA) LLC, and Wells Fargo Bank, National Association, relating to certain fees payable in connection with this Agreement and other matters set forth therein.

     “Fee Payment Date”: (a) the last Business Day of each March, June, September and December (commencing on December 31, 2006), (b) the Revolving Termination Date, (c) with respect to the Canadian Borrower Revolving Facility, the date the Total Canadian Borrower Revolving Commitments are reduced to zero and (d) with respect to the US Borrower Revolving Facility, the date the Total US Borrower Revolving Commitments are reduced to zero.
     “Financial Support Direction”: a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.
     “First Delaware Bank Agreement”: that certain Marketing and Servicing Agreement dated as of October 18, 2002 by and between First Bank of Delaware and the US Borrower.
     “Floating Eurodollar Rate Loan”: any US Borrower Revolving Loan the rate of interest applicable to which is based upon the Applicable Floating Eurodollar Rate.
     “Foreign Lender” shall mean, for purposes of the Tax in question, a Lender that is treated as foreign by the jurisdiction imposing such Tax, and, with respect to the Canadian Borrower, any Canadian Borrower Lender (or assignee or participant thereof) that is not a Canadian Resident and shall include, for the avoidance of doubt, with respect to the UK Borrower, a UK Treaty Lender.
     “Foreign Subsidiary”: any Subsidiary of Holdings that is not a US Subsidiary.
     “Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.
     “Funding Default”: as defined Section 2.17(f).
     “Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
     “GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Holdings, the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrowers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Holdings, the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

     “Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
     “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
     “Group Members”: the collective reference to Holdings and its respective Subsidiaries.
     “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.
     “Guarantors”: without duplication, the collective reference to US Borrower Guarantors, the Canadian Borrower Guarantors and the UK Borrower Guarantors.
     “Holdings”: as defined in the preamble hereto.
     “Identified Lenders”: the Persons identified by any Agent to any Borrower as prospective Lenders under any of the Facilities on or prior to the Closing Date.
     “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
     “Information”: as defined in Section 11.15.
     “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
     “Insolvent”: pertaining to a condition of Insolvency.
     “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, Canadian, United Kingdom, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
     “Intercompany Note”: a promissory note substantially in the form of Exhibit I.
     “Interest Payment Date”: (a) as to any ABR Loan (including any Swingline Loan) or any Floating Eurodollar Rate Loan, the last Business Day of each March, June, September and December (commencing on December 31, 2006) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan or Euribor Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan or Euribor Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan, any Floating Eurodollar Rate Loan and any Swingline Loan, except in the case of the repayment or prepayment of all Loans or all such Revolving Loans under the applicable Revolving Facility), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid; provided that, notwithstanding the foregoing, in the case of UK Borrower Dollar Term Loans and UK Borrower Euro Term Loans, the first Interest Payment Date shall be March 31, 2007, and the UK Borrower shall be required to pay on such date, all interest accrued on the UK Borrower Dollar Term Loans and the UK Borrower Euro Term Loans prior to such date.
     “Interest Period”: as to any Eurodollar Loan or Euribor Loan, (a) initially, (x) in the case of any Eurodollar Loan, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan, and ending one, two, three or six months thereafter, as selected by the relevant Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto and (y) in the case of Euribor Loans, the period commencing on the Closing

Date and ending one month thereafter; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan or Euribor Loan and ending one, two, three or six months thereafter, as selected by such Borrower by delivery of an irrevocable Notice of Conversion/Continuation to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
          (ii) no Borrower may select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date (in the case of any Revolving Facility) or beyond the date final payment is due on the UK Borrower Dollar Term Loans, the UK Borrower Euro Term Loans, the Canadian Borrower Term Loans or the Delayed Draw Term Loans (in the case of the UK Borrower Dollar Term Facility, the UK Borrower Euro Term Facility, the Canadian Borrower Term Facility or the Delayed Draw Term Facility, respectively);
          (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
          (iv) no Borrower shall select Interest Periods so as to require a payment or prepayment of any Eurodollar Loan or Euribor Loan during an Interest Period for such Loan.
          “Investments”: as defined in Section 7.8.
          “Issuing Lender”: Wells Fargo Bank, National Association, or any affiliate thereof, in its capacity as issuer of any US Borrower Letter of Credit or, if such Issuing Lender shall not be acceptable to any beneficiary of any US Borrower Letter of Credit, for purposes of such US Borrower Letter of Credit, such other Lender or an Affiliate of a Lender that, with the approval of the Administrative Agent and the Borrower, agrees, pursuant to an agreement with and in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, to be bound by the terms hereof applicable to the Issuing Lender.
          “ITA”: the Income Tax Act (Canada), as amended.
          “Judgment Currency”: as defined in Section 11.19.
          “Judgment Currency Conversion Date”: as defined in Section 11.19.
          “Lenders”: as defined in the preamble hereto.
          “Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
     “Loan”: any loan made or maintained by any Lender pursuant to this Agreement.
     “Loan Documents”: this Agreement, the Security Documents, the Notes, and the Fee Letter.
     “Loan Parties”: each Group Member that is a party to a Loan Document.
     “Majority Canadian Borrower Revolving Lenders: at any time, holders of more than 50% of the Total Canadian Borrower Revolving Extensions of Credit (or, prior to any termination of the Canadian Borrower Revolving Commitments, the holders of more than 50% of the Total Canadian Borrower Revolving Commitments).
     “Majority Canadian Borrower Term Lenders”: at any time, Canadian Borrower Term Lenders having Canadian Borrower Term Loans, Delayed Draw Term Loans and unused Canadian Borrower Term Commitments and Delayed Draw Term Commitments representing more than 50% of the sum of all Canadian Borrower Term Loans and Delayed Draw Term Loans outstanding and unused Canadian Borrower Term Commitments and Delayed Draw Term Commitments at such time.
     “Majority Facility Lenders”: (a) with respect to the Canadian Borrower Revolving Facility, the Majority Canadian Borrower Revolving Lenders, (b) with respect to the US Borrower Revolving Facility, the Majority US Borrower Revolving Lenders, (c) with respect to the UK Borrower Dollar Term Facility, the Majority UK Borrower Dollar Term Lenders, (d) with respect to the UK Borrower Euro Term Facility, the Majority UK Borrower Euro Term Lenders, and (e) with respect to the Canadian Borrower Term Facility and the Delayed Draw Term Facility, the Majority Canadian Borrower Term Lenders.
     “Majority UK Borrower Dollar Term Lenders”: at any time, UK Borrower Dollar Term Lenders having UK Borrower Dollar Term Loans and unused UK Borrower Dollar Term Commitments representing more than 50% of the sum of all UK Borrower Dollar Term Loans outstanding and unused UK Borrower Dollar Term Commitments at such time.
     “Majority UK Borrower Euro Term Lenders”: at any time, UK Borrower Euro Term Lenders having UK Borrower Euro Term Loans and unused UK Borrower Euro Term Commitments representing more than 50% of the sum of all UK Borrower Euro Term Loans outstanding and unused UK Borrower Euro Term Commitments at such time.
     “Majority US Borrower Revolving Lenders: at any time, holders of more than 50% of the Total US Borrower Revolving Extensions of Credit (or, prior to any termination of the US Borrower Revolving Commitments, the holders of more than 50% of the Total US Borrower Revolving Commitments).
     “Mandatory Cost”: the percentage rate per annum calculated by the Administrative Agent in accordance with Annex 1 (Mandatory Cost Formula).
     “Mandatory Prepayment Date”: as defined in Section 2.11(k).

     “Material Acquisition”: any acquisition of property or series of related acquisitions of property that (a) is material in accordance with GAAP or (b)(i) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock or Capital Stock or common equity interests of a Person and (ii) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $2,000,000 (it being expressly understood that each of the Acquisitions shall be deemed a “Material Acquisition”).
     “Material Adverse Effect”: a material adverse effect on and/or material adverse developments with respect to (a) the business, assets, liabilities, operations, condition (financial or otherwise), operating results, projections or prospects of Holdings and its Subsidiaries taken as a whole, (b) a significant portion of the industry or business segment in which Holdings or its Subsidiaries operate or rely upon if such effect or development is reasonably likely to have a material adverse effect on Holdings and its Subsidiaries taken as a whole, (c) the ability of any Loan Party to fully and timely perform its Obligations under any Loan Document to which it is a party or (d) the legality, validity, binding effect or enforceability of this Agreement or any of the other Loan Documents or the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any Secured Party hereunder or thereunder.
     “Material Disposition”: any Disposition of property or series of related Dispositions of property that yields gross proceeds to the US Borrower or any of its Subsidiaries in excess of $2,000,000.
     “Material Environmental Amount”: an amount payable by Holdings and/or any of its Subsidiaries in excess of $10,000,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.
     “Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, or radiofrequency radiation at levels known to be hazardous to human health and safety.
     “Maximum Amount”: as defined in Section 11.18(a).
     “Moody’s”: Moody’s Investors Service, Inc.
     “Mortgaged Properties”: the real properties as to which, pursuant to Section 6.10(b) or otherwise, the Administrative Agent, for the benefit of the applicable Secured Parties, shall be granted a Lien pursuant to the Mortgages.
     “Mortgages”: each of the mortgages, debentures, immovable hypothecs, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, in form and substance acceptable to the Administrative Agent.
     “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other customary fees and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and (iii) taxes paid and the relevant Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by any Borrower or any Subsidiary Guarantor in connection with such Asset Sale or Recovery Event in the taxable year that such Asset Sale or Recovery Event is consummated, the computation of which shall, in each such case, take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes and (b) in connection with any issuance or sale of Capital Stock or any incurrence or issuance of Indebtedness, the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
     “New York UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York.
     “Non-US Collateral”: any Collateral that is not US Collateral.
     “Non-US Loan Party”: any Loan Party that is not a US Loan Party.
     “Note”: a UK Borrower Dollar Term Loan Note, a UK Borrower Euro Term Loan Note, a Canadian Borrower Term Loan Note, a Delayed Draw Term Loan Note, a Canadian Borrower Revolving Loan Note, a US Borrower Revolving Loan Note or a Swingline Loan Note.
     “Notice of Borrowing”: a Notice of Borrowing, in substantially the form of Exhibit J-1.
     “Notice of Conversion/Continuation”: a Notice of Conversion/Continuation, in substantially the form of Exhibit J-2.
     “Notice of Prepayment”: a Notice of Prepayment, in substantially the form of Exhibit J-3.
     “Obligation Currency”: as defined in Section 11.19.
     “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of any Borrower or any other Loan Party to any Agent, any Lender or any party to a Specified Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by any Borrower or any Guarantor pursuant hereto) or otherwise, and Cash Management Obligations in an aggregate amount of up to $1,000,000 at any time outstanding for all such Cash Management Obligations.
     “OFAC”: as defined in Section 4.23(b).

     “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding UK Intercompany Loan”: intercompany loans in the aggregate principal amount of £20,539,325 from DFG World, Inc. to the UK Borrower.
     “Overdraft Lending Agreement”: the FirstBank Overdraft Lending Agreement, dated as of December 10, 2003, between Bank of Montreal and the Canadian Borrower, as amended, and any related agreements.
     “Participant”: as defined in Section 11.6(c).
     “Participating Member State”: any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
     “Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001, 31 U.S.C. Section 5318.
     “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
     “Pensions Regulator”: the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.
     “Permitted Acquisition”: as defined in Section 7.8(j).
     “Permitted Investors”: the collective reference to the Sponsor and its Control Investment Affiliates.
     “Permitted UK Reorganization”: the following transactions: (a) the UK Borrower shall capitalize the Outstanding UK Intercompany Loan; (b) the UK Borrower shall obtain all necessary authorizations and make all necessary filings with the relevant courts in order to reduce its share capital in an amount equal to the Outstanding UK Intercompany Loan; and (c) subject to the reduction in share capital referred to in clause (b), the UK Borrower shall make a distribution to DFG World, Inc. in an amount equal to the Outstanding UK Intercompany Loan.
     “Permitted Uses”: as to any Person, (a) investments in Cash Equivalents, (b) the payment of Capital Lease Obligations, (c) Consolidated Capital Expenditures of such Person, (d) the payment of trade payables in the ordinary course of its business, and (e) the payment of its Taxes and other statutory obligations.
     “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Platform”: as defined in Section 11.20.
     “Pledge”: as defined in Section 9.1(c).
     “PPSA” shall mean the Personal Property Security Act or similar personal property security legislation as in effect from time to time (except as otherwise specified) in any applicable province or territory of Canada. As for Collateral situated in the Province of Québec, the term “PPSA” shall mean the Civil Code of Québec.
     “Prepayment Collateral Account”: as defined in Section 2.3(e).
     “Prepayment Offer Amounts”: as defined in Section 2.11(j).
     “Prepayment Offer Notice”: as defined in Section 2.11(j).
     “Pricing Grid”: the table set forth below.

		Applicable Margin for
	Applicable Margin for	Canadian Borrower
	Canadian Borrower	Revolving Loans and
	Revolving Loans and	US Borrower
	US Borrower	Revolving Loans that
Consolidated	Revolving Loans that	are ABR Loans and
Leverage Ratio	are Eurodollar Loans	Swingline Loans	Commitment Fee Rate
Greater than 3.00 to 1.0	3.00%	2.00%	0.50%
Equal to or less than 3.00 to 1.0 but greater than 2.50 to 1.0	2.75%	1.75%	0.50%
Equal to or less than 2.50 to 1.0	2.50%	1.50%	0.375%
     For the purposes of the Pricing Grid, subject to the terms of the definition of “Applicable Margin” and definition of “Commitment Fee Rate”, changes in the Applicable Margin and the Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements (from which the Consolidated Leverage Ratio is derived) are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements (from which the Consolidated Leverage Ratio is derived) are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

     “Primary Syndication Period”: the period beginning on the Closing Date and ending on the date the Administrative Agent delivers written notice to the Borrowers that the primary syndication of the Commitments and the Loans has been completed.
     “Prime Rate”: the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, National Association, as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Wells Fargo Bank, National Association, in connection with extensions of credit to debtors).
     “Pro Forma Balance Sheet”: as defined in Section 4.1(a).
     “Pro Forma Basis”: For the purposes of calculating (a) Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the US Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the US Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period (including, in each such case, pro forma adjustments (x) arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges and (y) such other pro forma adjustments relating to a specific transaction or event that are reasonably satisfactory to the Administrative Agent (and, for purposes of the Delayed Draw Conditions, the other Agents) and reflective of actual or reasonably anticipated synergies and cost savings expected to be realized or achieved in the twelve months following such transaction or event, which pro forma adjustments shall be certified by the chief financial officer, chief credit officer, treasurer, controller or comptroller of the relevant Borrower), (b) Consolidated Interest Expense for any Reference Period, if at any time during such Reference Period the Borrower or any Subsidiary shall have incurred any Indebtedness (including, without limitation, any Delayed Draw Term Loans or Acquired Indebtedness) in connection with a Material Acquisition, Consolidated Interest Expense shall be calculated after giving pro forma effect to such incurrence of Indebtedness as if such Indebtedness was incurred on the first day of such Reference Period and (c) Consolidated Lease Expense and capitalized lease payments for any Reference Period, if at any time during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition or Material Disposition, Consolidated Lease Expense and capitalized lease payments, respectively, for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition occurred on the first day of such Reference Period.
     “Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC.
     “Process Agent”: as defined in Section 11.12(d).
     “Projections”: as defined in Section 6.2(c).
     “Properties”: as defined in Section 4.17(a).

     “PTR Scheme”: the Provisional Treaty Relief scheme as described in HM Revenue and Customs Guidelines dated January 2003 and administered by HM Revenue and Custom’s Centre for Non-Residents.
     “Public Lender”: as defined in Section 11.20.
     “Qualified Counterparty”: with respect to any Specified Swap Agreement, any counterparty thereto that, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was an Agent or a Lender or an Affiliate of an Agent or a Lender.
     “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation, eminent domain or similar proceeding relating to any asset of any Group Member.
     “Refinanced Term Loans”: as defined in Section 11.1(c).
     “Refinancing”: the repayment in full of all amounts outstanding under the Existing Credit Agreement and the termination of the commitments and agreements thereunder and the security interests created in connection therewith.
     “Refunded Swingline Loans”: as defined in Section 2.7(b).
     “Register”: as defined in Section 11.6(b)(iv).
     “Regulation U”: Regulation U of the Board as in effect from time to time.
     “Reimbursement Obligation”: the obligation of the US Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
     “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.11(c) as a result of the delivery of a Reinvestment Notice.
     “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the relevant Borrower has delivered a Reinvestment Notice.
     “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the applicable Group Member intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.
     “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Group Members’ business.
     “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 270 days after such Reinvestment Event and (b) the date on which the applicable Group Member shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Group Member’s business with all or any portion of the relevant Reinvestment Deferred Amount.

     “Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
     “Replacement Term Loans”: as defined in Section 11.1(c).
     “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
     “Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, (ii) the aggregate amount of Delayed Draw Term Commitments then in effect, and (iii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
     “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to the conduct by such Person of the business in which it is currently engaged or to which such Person or any of its property is subject.
     “Reservations”: (a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors; (b) the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defenses of set-off or counterclaim; and (c) any other general principles which are set out as qualifications as to matters of law in the legal opinions delivered to the Administrative Agent under Section 5.
     “Responsible Officer”: the chief executive officer, director, president, chief financial officer, treasurer, controller or comptroller of the relevant Borrower, but in any event, with respect to financial matters, the chief financial officer, chief credit officer, finance director, treasurer, controller or comptroller or chief credit officer of such Borrower.
     “Restricted Payments”: as defined in Section 7.6.
     “Revolving Commitments”: each of the Canadian Borrower Revolving Commitments and the US Borrower Revolving Commitments.
     “Revolving Extensions of Credit”: the US Borrower Revolving Extensions of Credit and the Canadian Borrower Revolving Extensions of Credit.
     “Revolving Facilities”: the collective reference to the Canadian Borrower Revolving Facility and the US Borrower Revolving Facility.

     “Revolving Loans”: the Canadian Borrower Revolving Loans and the US Borrower Revolving Loans.
     “Revolving Termination Date”: October 30, 2011.
     “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
     “S&P”: Standard & Poor’s Ratings Services.
     “Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, a Loan Party acquires, leases or licenses back the right to use all or a material portion of such property.
     “Secured Party Accession Undertaking”: in respect of the UK Security Trust Agreement, a Secured Party Accession Undertaking entered into pursuant to (and as defined in) the UK Security Trust Agreement and accepted by the Administrative Agent and Security Trustee under the UK Security Trust Agreement, the form of which is set out in Schedule 1 to the UK Security Trust Agreement.
     “Secured Parties”: the collective reference to the Canadian Borrower Secured Parties, the US Borrower Secured Parties and the UK Borrower Secured Parties.
     “Securities Act”: the Securities Act of 1933, as amended.
     “Security Documents”: the collective reference to the UK Security Agreement, the UK Share Charge Agreements, the UK Security Trust Agreement, the Canadian Security Agreements, the Canadian Guarantee Agreements, the US Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
     “Security Trustee”: Wells Fargo Bank, National Association, together with its affiliates, as the security trustee for the Secured Parties under the Loan Documents, together with any of its successors in such capacity.
     “Senior Note Indenture”: the Indenture, dated as of November 13, 2003, entered into by Holdings, the US Borrower, each of the other “Guarantors” (as defined therein) and U.S. Bank National Association, as trustee, in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Holdings, the Borrower or such other “Guarantors” in connection therewith, as amended and supplemented from time to time through the date hereof.
     “Senior Notes”: the 9.75% Senior Notes due 2011 of the US Borrower issued pursuant to the Senior Note Indenture.
     “Servicing File”: for any CLP Asset all documents, records and other items maintained by the servicer relating to such CLP Asset and the obligor thereunder not otherwise included in the Contract File for such CLP Asset.
     “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

     “Solvent”: with respect to any Person, means that as of any date of determination, (a) the sum of the “fair value” of the assets of such Person will, as of such date, exceed the sum of all debts of such Person as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability on existing debts of such Person as such debts become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct any business in which it is or is about to become engaged and to pay its debts as they fall due and (d) such Person does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay as they mature or, in respect of the events or circumstances described in clauses (a) through (d) above, the corresponding or analogous event or circumstance in any jurisdiction to which that Person or its assets are subject. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, prospective, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, prospective, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Specified Rate”: as defined in Section 2.14(e).
     “Specified Swap Agreement”: any Swap Agreement entered into by the Borrower and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into) in respect of interest rates or currency exchange rates to the extent permitted under Section 7.12.
     “Sponsor”: Leonard Green & Partners, L.P.
     “Spot Currency Exchange Rate”: as defined in Section 11.19.
     “Stub Redemption”: the redemption of all Senior Notes that remain outstanding after consummation of the Tender Offer.
     “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other Capital Stock or ownership interests having ordinary voting power (other than Capital Stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the US Borrower.
     “Subsidiary Guarantors”: the collective reference to the US Subsidiary Guarantors, the Canadian Subsidiary Guarantors and the UK Subsidiary Guarantors.
     “Swap Agreement”: any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any of its Subsidiaries shall be a “Swap Agreement”.
     “Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.
     “Swingline Lender”: Wells Fargo Bank, National Association, in its capacity as the lender of Swingline Loans.
     “Swingline Loan Note”: a promissory note in the form of Exhibit C-4.
     “Swingline Loans”: as defined in Section 2.6.
     “Swingline Participation Amount”: as defined in Section 2.7(c).
     “Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “TARGET”: Trans-European Automated Real-Time Gross Settlement Express Transfer payment system.
     “TARGET Day”: any day on which TARGET is open for the settlement of payments in Euro.
     “Taxes”: all present or future income or other taxes, levies, imposts, duties, charges, fees, deductions, withholdings, or similar charges imposed, levied, collected, withheld or assessed by any Governmental Authority, including any and all liabilities (including interest, additions to tax or penalties) applicable thereto, excluding, in the case of each Lender and each Agent, Excluded Taxes and Other Taxes.
     “Tender Costs”: the fees, costs and expenses payable by the US Borrower in connection with the Tender Offer (including premiums and consent fees payable in connection therewith).
     “Tender Offer”: the tender for, and consent solicitation of the holders of, the Senior Notes pursuant to documentation substantially in the form attached hereto as Schedule 1.1C (the “Tender Offer Documents”), including the payment of tender premiums, consent fees and other obligations associated therewith.
     “Tender Offer Documents”: as defined in the definition of “Tender Offer”.
     “Term Lenders”: the collective reference to the UK Borrower Dollar Term Lenders, the UK Borrower Euro Term Lenders and the Canadian Borrower Term Lenders.
     “Term Loan Maturity Date”: October 30, 2012.

     “Term Loan Repayment Date”: the last day of each March, June, September and December, commencing on December 31, 2006.
     “Term Loans”: the collective reference to the UK Borrower Dollar Term Loans, UK Borrower Euro Term Loans, Canadian Borrower Term Loans and Delayed Draw Term Loans.
     “Total Canadian Borrower Revolving Commitments”: at any time, the aggregate amount of the Canadian Borrower Revolving Commitments then in effect.
     “Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.
     “Total US Borrower Revolving Commitments”: at any time, the aggregate amount of the US Borrower Revolving Commitments then in effect.
     “Total Canadian Borrower Revolving Extensions of Credit”: at any time, the aggregate amount of the Canadian Borrower Revolving Extensions of Credit of the Canadian Borrower Revolving Lenders outstanding at such time.
     “Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Total Canadian Borrower Revolving Extensions of Credit and the Total US Borrower Revolving Extensions of Credit.
     “Total US Borrower Revolving Extensions of Credit”: at any time, the aggregate amount of the US Borrower Revolving Extensions of Credit of the US Borrower Revolving Lenders outstanding at such time.
     “Transactions”: the collective reference to (a) the Tender Offer, (b) the Acquisitions, (c) the Refinancing and (d) the entering into of this Agreement and the Loans made hereunder on the Closing Date and on any Delayed Draw Date.
     “Transferee”: any Assignee or Participant.
     “Type”: as to any Loan, its nature as an ABR Loan, a Eurodollar Loan, a Euribor Loan or a Floating Eurodollar Rate Loan.
     “UK Bank Lender”: a Lender (i) which is a bank (as defined for the purpose of section 349 of the UK Taxes Act) making an advance under this Agreement or (ii) in respect of an advance made under this Agreement by a person that was a bank (as defined for the purpose of section 349 of the UK Taxes Act) at the time that that advance was made, and, in the case of each of the foregoing clauses (i) and (ii), which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance.
     “UK Borrower”: as defined in the preamble hereto.
     “UK Borrower Dollar Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a UK Borrower Dollar Term Loan to the UK Borrower in a principal amount not to exceed the amount set forth under the heading “UK Borrower Dollar Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the UK Borrower Dollar Term Commitments is $40,000,000.

     “UK Borrower Dollar Term Facility”: the collective reference to the UK Borrower Dollar Term Commitments and the UK Borrower Dollar Term Loans made thereunder.
     “UK Borrower Dollar Term Lender”: each Lender that has a UK Borrower Dollar Term Commitment, or that holds a UK Borrower Dollar Term Loan.
     “UK Borrower Dollar Term Loan”: as defined in Section 2.1.
     “UK Borrower Dollar Term Loan Note”: a promissory note in the form of Exhibit C-5, as it may be amended, supplemented or otherwise modified from time to time.
     “UK Borrower Dollar Term Percentage”: as to any UK Borrower Dollar Term Lender at any time, the percentage which such Lender’s UK Borrower Dollar Term Commitment then constitutes of the aggregate UK Borrower Dollar Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s UK Borrower Dollar Term Loans then outstanding constitutes of the aggregate principal amount of the UK Borrower Dollar Term Loans then outstanding).
     “UK Borrower Euro Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a UK Borrower Euro Term Loan to the UK Borrower in a principal amount not to exceed the amount set forth under the heading “UK Borrower Euro Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the UK Borrower Euro Term Commitments is €31,491,103.76.
     “UK Borrower Euro Term Facility”: the collective reference to the UK Borrower Euro Term Commitments and the UK Borrower Euro Term Loans made thereunder.
     “UK Borrower Euro Term Lender”: each Lender that has a UK Borrower Euro Term Commitment or that holds a UK Borrower Euro Term Loan.
     “UK Borrower Euro Term Loan”: as defined in Section 2.1.
     “UK Borrower Euro Term Loan Note”: a promissory note in the form of Exhibit C-6, as it may be amended, supplemented or otherwise modified from time to time.
     “UK Borrower Euro Term Percentage”: as to any UK Borrower Euro Term Lender at any time, the percentage which such Lender’s UK Borrower Euro Term Commitment then constitutes of the aggregate UK Borrower Euro Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s UK Borrower Euro Term Loans then outstanding constitutes of the aggregate principal amount of the UK Borrower Euro Term Loans then outstanding).
     “UK Borrower Guarantors”: the collective reference to Holdings, the US Borrower, the Canadian Borrower, the Canadian Subsidiary Guarantors, the US Subsidiary Guarantors and the UK Subsidiary Guarantors.
     “UK Borrower Secured Parties”: the collective reference to the Agents, the UK Borrower Dollar Term Lenders, the UK Borrower Euro Term Lenders and any Qualified Counterparties to Specified Swap Agreements to which the UK Borrower is a party.

     “UK Borrower Term Commitments”: the collective reference to the UK Borrower Dollar Term Commitments and the UK Borrower Euro Term Commitments
     “UK Loan Party”: any Loan Party organized or existing under the laws of any jurisdiction within the United Kingdom.
     “UK Non-Bank Lender”: a Lender (i) which is a company resident in the United Kingdom (for the purposes of the first condition set out in section 349B of the UK Taxes Act) or (ii) which satisfies one of the other conditions set out in section 349B of the UK Taxes Act.
     “UK Qualifying Lender”: a Lender which is beneficially entitled to the interest payable to that Lender in respect of any Borrowing and is either a: (i) UK Bank Lender; (ii) UK Non-Bank Lender; or (iii) UK Treaty Lender.
     “UK Security Agreement”: the Guarantee and Debenture to be executed and delivered by the UK Borrower, each UK Subsidiary Guarantor and the other parties thereto, substantially in the form of Exhibit K.
     “UK Security Trust Agreement”: the Security Trust Deed to be executed and delivered by the UK Borrower Secured Parties, the Canadian Borrower Secured Parties, the US Borrower Secured Parties and the other parties thereto, substantially in the form of Exhibit L.
     “UK Share Charge Agreements”: the collective reference to the UK Thirty-Five Percent Share Charge Agreement and the UK Sixty-Five Percent Share Charge Agreement.
     “UK Sixty-Five Percent Share Charge Agreement”: the Share Charge to be executed and delivered by DFG World, Inc. and the other parties thereto over certain of DFG World, Inc.’s shares in, inter alia, the UK Borrower, substantially in the form of Exhibit M-1.
     “UK Subsidiary”: any Subsidiary of Holdings organized or existing under the laws of any jurisdiction within the United Kingdom.
     “UK Subsidiary Guarantors”: each UK Subsidiary (other than the UK Borrower) that is party to the UK Security Agreement, and which shall not include any Excluded UK Subsidiaries.
     “UK Taxes Act”: the United Kingdom Income and Corporation Taxes Act 1988.
     “UK Thirty-Five Percent Share Charge Agreement”: the Share Charge to be executed and delivered by DFG World, Inc. and the other parties thereto over certain of DFG World, Inc.’s shares in, inter alia, the UK Borrower, substantially in the form of Exhibit M-2.
     “UK Treaty”: as defined in the definition of “UK Treaty State”.
     “UK Treaty Lender”: a Lender which (i) is treated as a resident of a UK Treaty State for the purposes of a UK Treaty and (ii) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Borrowing is effectively connected.
     “UK Treaty State”: a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

     “Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
     “United States”: the United States of America.
     “US Borrower”: as defined in the preamble hereto.
     “US Borrower Borrowing Base”: at any date the sum of (a) eighty-five percent of the sum of each of the following for the US Borrower and the Domestic Subsidiaries, without duplication: (i) cash held overnight in store safes, (ii) the balance held in store accounts, (iii) the amount payable under checks held in store safes, (iv) clearing house transfers initiated on the previous day and transfers of same-day funds to be credited to store accounts, (v) cash held overnight by armored car carriers, (vi) eligible government receivables in respect of government contracts, and (vii) cash balances held in demand deposit accounts and/or investment accounts; provided that in no event shall any of the items described in subparagraphs (i) through (vii) above be included in any calculation of the “US Borrower Borrowing Base” to the extent any of the same are subject to any Liens other than in favor of the Administrative Agent for the benefit of any of the Lenders and (b) $25,000,000.
     “US Borrower Borrowing Base Report”: a report in the form attached hereto as Exhibit B-2, certified by a Responsible Officer of the US Borrower.
     “US Borrower Guarantors”: the collective reference to Holdings and the US Subsidiary Guarantors.
     “US Borrower L/C Commitment”: $30,000,000.
     “US Borrower L/C Disbursement”: a payment or disbursement made by the Issuing Lender pursuant to a drawing under a US Borrower Letter of Credit.
     “US Borrower L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding US Borrower Letters of Credit and (b) the aggregate amount of drawings under US Borrower Letters of Credit that have not then been reimbursed pursuant to Section 3.5.
     “US Borrower L/C Participants”: the collective reference to all the US Borrower Revolving Lenders other than the Issuing Lender.
     “US Borrower Letters of Credit”: as defined in Section 3.1(a)(ii).
     “US Borrower Lenders”: the collective reference to the Swingline Lender and all US Borrower Revolving Lenders.
     “US Borrower Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make US Borrower Revolving Loans and participate in Swingline Loans and US Borrower Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “US Borrower Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total US Borrower Revolving Commitments is $75,000,000.

     “US Borrower Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.
     “US Borrower Revolving Extensions of Credit”: as to any US Borrower Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all US Borrower Revolving Loans held by such Lender then outstanding, (b) such Lender’s US Borrower Revolving Percentage of the US Borrower L/C Obligations then outstanding and (c) such Lender’s US Borrower Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.
     “US Borrower Revolving Facility”: the US Borrower Revolving Commitments and the extensions of credit made thereunder.
     “US Borrower Revolving Lender”: each Lender that has a US Borrower Revolving Commitment or that holds US Borrower Revolving Loans.
     “US Borrower Revolving Loan Note”: a promissory note in the form of Exhibit C-7.
     “US Borrower Revolving Loans”: as defined in Section 2.4(a).
     “US Borrower Revolving Percentage”: as to any US Borrower Revolving Lender at any time, the percentage which such Lender’s US Borrower Revolving Commitment then constitutes of the Total US Borrower Revolving Commitments or, at any time after the US Borrower Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s US Borrower Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the US Borrower Revolving Extensions of Credit then outstanding; provided that in the event that the US Borrower Revolving Loans are paid in full prior to the reduction to zero of the Total US Borrower Revolving Extensions of Credit, the US Borrower Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding US Borrower Revolving Extensions of Credit shall be held by the US Borrower Revolving Lenders on a comparable basis.
     “US Borrower Secured Parties”: the collective reference to the Agents and the US Borrower Lenders and any Qualified Counterparties to Specified Swap Agreements to which the US Borrower is a party.
     “US Collateral”: Collateral of US Loan Parties.
     “US Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the US Borrower and each US Borrower Guarantor, substantially in the form of Exhibit N.
     “US Loan Party”: any Loan Party organized or existing under the laws of the United States, any of the fifty states or the District of Columbia.
     “US Subsidiary”: any Subsidiary of Holdings organized or existing under the laws of the United States, any of the fifty states or the District of Columbia.
     “US Subsidiary Guarantors”: each US Subsidiary (other than the US Borrower) that is party to the US Guarantee and Collateral Agreement.

     “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
     “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of a Borrower.
     “WFFCC”: Wells Fargo Financial Corporation Canada.
     1.2 Other Interpretive Provisions.
     (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
     (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations (including any of the Loan Documents) shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time. For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the Spot Currency Exchange Rate in effect on the Business Day immediately preceding the date of such transaction or determination and shall not be affected by subsequent fluctuations in exchange rates.
     (c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
     (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     (e) If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Growth Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

     2.1 Term Commitments. Subject to the terms and conditions hereof, (a) each UK Borrower Dollar Term Lender severally agrees to make a term loan (a “UK Borrower Dollar Term Loan”) to the UK Borrower on the Closing Date in an amount not to exceed the amount of the UK Borrower Dollar Term Commitment of such Lender, (b) each UK Borrower Euro Term Lender severally agrees to make a term loan (a “UK Borrower Euro Term Loan”) to the UK Borrower on the Closing Date in an amount not to exceed the amount of the UK Borrower Euro Term Commitment of such Lender, (c) each Canadian Borrower Term Lender severally agrees to make a term loan (a “Canadian Borrower Term Loan”) to the Canadian Borrower on the Closing Date in an amount not to exceed the amount of the Canadian Borrower Term Commitment of such Lender and (d) each Canadian Borrower Term Lender severally agrees to make term loans (each, a “Delayed Draw Term Loan”) to the Canadian Borrower on up to two occasions (each, a “Delayed Draw Date”) during the Delayed Draw Commitment Period in an aggregate principal amount at any time outstanding which does not exceed the amount of such Lender’s Delayed Draw Term Commitment at such time. The UK Borrower Dollar Term Loans, the Canadian Borrower Term Loans and the Delayed Draw Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12. The UK Borrower Euro Term Loans shall be extended and, except as otherwise provided herein, maintained, as Euribor Loans in accordance with Sections 2.2 and 2.12. The UK Borrower Term Commitments and the Canadian Borrower Term Commitments shall terminate on the Closing Date. The amount of Delayed Draw Term Commitments shall be reduced upon the making of Delayed Draw Term Loans by the amount of such Delayed Draw Term Loans and shall terminate at the end of the Delayed Draw Commitment Period if not previously reduced to zero.
     2.2 Procedure for Term Loan Borrowings.
     (a) The UK Borrower shall deliver to the Administrative Agent an irrevocable Notice of Borrowing (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, at least one Business Day prior to the anticipated Closing Date) requesting that the UK Borrower Dollar Term Lenders make the UK Borrower Dollar Term Loans on the Closing Date and specifying (i) the amount to be borrowed and (ii) instructions for remittance of the UK Borrower Dollar Term Loans to be borrowed. Upon receipt of such Notice of Borrowing from the UK Borrower, the Administrative Agent shall promptly notify each UK Borrower Dollar Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each UK Borrower Dollar Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the UK Borrower Dollar Term Loan to be made by such Lender on the Closing Date. Such borrowings of UK Borrower Dollar Term Loans will then be made available to the UK Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the UK Borrower, with the aggregate of the amounts made available to the Administrative Agent by the UK Borrower Dollar Term Lenders and in like funds as received by the Administrative Agent.
     (b) The UK Borrower shall deliver to the Administrative Agent an irrevocable Notice of Borrowing (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, at least one Business Day prior to the anticipated Closing Date) requesting that the UK Borrower Euro Term Lenders make the UK Borrower Euro Term Loans on the Closing Date and specifying (i) the amount to be borrowed and (ii) instructions for remittance of the UK Borrower Euro Term Loans to be borrowed. Upon receipt of such Notice of Borrowing from the UK Borrower, the Administrative Agent shall promptly notify each UK Borrower Euro Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each UK Borrower Euro Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the UK Borrower Euro Term Loan to be made by such Lender on the Closing Date. Such borrowings of UK Borrower Euro Term Loans will then be made available to the UK

Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the UK Borrower, with the aggregate of the amounts made available to the Administrative Agent by the UK Borrower Euro Term Lenders and in like funds as received by the Administrative Agent.
     (c) The Canadian Borrower shall deliver to the Administrative Agent an irrevocable Notice of Borrowing (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, at least one Business Day prior to the anticipated Closing Date) requesting that the Canadian Borrower Term Lenders make the Canadian Borrower Term Loans on the Closing Date and specifying (i) the amount to be borrowed and (ii) instructions for remittance of the Canadian Borrower Term Loans to be borrowed. Upon receipt of such Notice of Borrowing from the Canadian Borrower, the Administrative Agent shall promptly notify each Canadian Borrower Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Canadian Borrower Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Canadian Borrower Term Loan to be made by such Lender on the Closing Date. Such borrowings of Canadian Borrower Term Loans will then be made available to the Canadian Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Canadian Borrower, with the aggregate of the amounts made available to the Administrative Agent by the Canadian Borrower Term Lenders on the Closing Date and in like funds as received by the Administrative Agent.
     (d) The Canadian Borrower may borrow under the Delayed Draw Term Commitments during the Delayed Draw Commitment Period on any Business Day but on not more than two occasions; provided that the Canadian Borrower shall deliver to the Administrative Agent an irrevocable Notice of Borrowing (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least one Business Day prior to the requested Delayed Draw Date (or, with the consent of the Administrative Agent, prior to 10:00 A.M. New York City time on the requested Delayed Draw Date)), specifying (i) the amount to be borrowed, (ii) the requested Delayed Draw Date and (iii) instructions for remittance of the Delayed Draw Term Loans to be borrowed. Upon receipt of any such Notice of Borrowing from the Canadian Borrower, the Administrative Agent shall promptly notify each Canadian Borrower Term Lender thereof. Each Canadian Borrower Term Lender will make the amount of its pro rata share of any such borrowing of Delayed Draw Term Loans (based on the amount of its Delayed Draw Term Commitment) available to the Administrative Agent for the account of the Canadian Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Delayed Draw Date requested by the Canadian Borrower in funds immediately available to the Administrative Agent. Such borrowings of Delayed Draw Term Loans will then be made available to the Canadian Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Canadian Borrower, with the aggregate of the amounts made available to the Administrative Agent by the Canadian Borrower Term Lenders on such Delayed Draw Date and in like funds as received by the Administrative Agent. Each borrowing under the Delayed Draw Term Commitments shall be in an amount equal to $50,000,000 or a whole multiple of $1,000,000 in excess thereof.
     (e) The Term Loans (other than the UK Borrower Euro Term Loans) made on the Closing Date and the Term Loans made on any Delayed Draw Date shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no UK Borrower Dollar Term Loan, Canadian Borrower Term Loan or Delayed Draw Term Loan may be converted into or continued as a Eurodollar Loan prior to the date that is three weeks after the Closing Date. The UK Borrower Euro Term Loans made on the Closing Date shall be Euribor Loans.
       2.3 Repayment of Term Loans.

     (a) The UK Borrower Dollar Term Loan of each UK Borrower Dollar Term Lender shall be repaid by the UK Borrower in installments on each Term Loan Repayment Date following the Closing Date. Each such installment shall be in an amount equal to such Lender’s UK Borrower Dollar Term Percentage multiplied by 0.25% of the aggregate principal amount of all UK Borrower Dollar Term Loans made on the Closing Date. To the extent not previously paid, all UK Borrower Dollar Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
     (b) The UK Borrower Euro Term Loan of each UK Borrower Euro Term Lender shall be repaid by the UK Borrower in installments on each Term Loan Repayment Date following the Closing Date. Each such installment shall be in an amount equal to such Lender’s UK Borrower Euro Term Percentage multiplied by 0.25% of the aggregate principal amount of all UK Borrower Euro Term Loans made on the Closing Date. To the extent not previously paid, all UK Borrower Euro Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
     (c) The Canadian Borrower Term Loan of each Canadian Borrower Term Lender shall be repaid by the Canadian Borrower in installments on each Term Loan Repayment Date following the Closing Date. Each such installment shall be in an amount equal to such Lender’s Canadian Borrower Term Percentage multiplied by 0.25% of the aggregate principal amount of all Canadian Borrower Term Loans made on the Closing Date. To the extent not previously paid, all Canadian Borrower Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
     (d) The Delayed Draw Term Loans of each Canadian Borrower Term Lender shall be repaid by the Canadian Borrower in installments on each Term Loan Repayment Date following the first Delayed Draw Date. Each such installment shall be in an amount equal to such Lender’s Delayed Draw Term Percentage multiplied by 0.25% of the aggregate principal amount of all Delayed Draw Term Loans made on each Delayed Draw Date. To the extent not previously paid, all Delayed Draw Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
     (e) Notwithstanding the foregoing, if any amortization payment provided for in Section 2.3(c) or (d) (together with mandatory prepayments of the Canadian Borrower Term Loans and the Delayed Draw Term Loans made pursuant to Section 2.11(a), (b) or (d)) would cause more than 25% of the original outstanding principal amount of the Canadian Borrower Term Loans or the Delayed Draw Term Loans borrowed on any Delayed Draw Date to be repaid within five years plus a day of the date of borrowing thereof (each, a “Catch-Up Date”), then, solely to the extent necessary to avoid such repayment within such time period, the relevant amount of any such amortization payment (each, a “Deposited Amortization Payment Amount”) shall instead be deposited in a cash collateral account established with the Administrative Agent on terms and conditions reasonably satisfactory to the Administrative Agent and will be subject to a first priority security interest in favor of the Canadian Borrower Secured Parties and the UK Borrower Secured Parties to secure the Obligations of the Canadian Loan Parties and the UK Loan Parties (the “Prepayment Collateral Account”). Beneficial ownership of all funds held in the Prepayment Collateral Account will remain with the Canadian Borrower and such Borrower shall at all times be entitled to use such funds solely for (x) voluntary prepayments on the Canadian Borrower Term Loans and the Delayed Draw Term Loans in accordance with Section 2.10 or (y) any Permitted Uses. All gains, losses and income from the investment or use of such funds shall be for the account of, and shall be provided to, the Canadian Borrower.

       2.4 Revolving Commitments.
     (a) Subject to the terms and conditions hereof, (i) each Canadian Borrower Revolving Lender severally agrees to make revolving credit loans (“Canadian Borrower Revolving Loans”) to the Canadian Borrower from time to time during the Canadian Borrower Revolving Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the lesser of (x) the amount of such Lender’s Canadian Borrower Revolving Commitment and (y) such Lender’s Canadian Borrower Revolving Percentage of the Canadian Borrower Borrowing Base and (ii) each US Borrower Revolving Lender severally agrees to make revolving credit loans (“US Borrower Revolving Loans”) to the US Borrower from time to time during the US Borrower Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s US Borrower Revolving Percentage of the sum of (1) the US Borrower L/C Obligations then outstanding and (2) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the lesser of (x) the amount of such Lender’s US Borrower Revolving Commitment and (y) such Lender’s US Borrower Revolving Percentage of the US Borrower Borrowing Base.
     (b) During the Canadian Borrower Revolving Commitment Period, the Canadian Borrower may use the Canadian Borrower Revolving Commitments by borrowing, prepaying the Canadian Borrower Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. During the US Borrower Revolving Commitment Period, the US Borrower may use the US Borrower Revolving Commitments by borrowing, prepaying the US Borrower Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.
     (c) The Canadian Borrower Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Canadian Borrower and notified to the Administrative Agent in accordance with Sections 2.5(a) and 2.12. The US Borrower Revolving Loans may from time to time be Eurodollar Loans, ABR Loans or Floating Eurodollar Rate Loans, as determined by the US Borrower and notified to the Administrative Agent in accordance with Sections 2.5(b) and 2.12.
     (d) The Canadian Borrower shall repay all outstanding Canadian Borrower Revolving Loans on the Revolving Termination Date, together with accrued and unpaid interest on the Canadian Borrower Revolving Loans, to but excluding the date of payment. The US Borrower shall repay all outstanding US Borrower Revolving Loans on the Revolving Termination Date, together with accrued and unpaid interest on the US Borrower Revolving Loans, to but excluding the date of payment.
       2.5 Procedure for Revolving Loan Borrowing.
     (a) The Canadian Borrower may borrow under the Canadian Borrower Revolving Commitments during the Canadian Borrower Revolving Commitment Period on any Business Day, provided that the Canadian Borrower shall deliver to the Administrative Agent an irrevocable Notice of Borrowing (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) at least one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Canadian Borrower Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor and (iv) instructions for remittance of the applicable Loans to be borrowed. Each request by the Canadian Borrower to borrow Canadian Borrower Revolving Loans hereunder shall be deemed to be a representation and warranty by the Canadian Borrower that, after giving effect to such borrowing on the requested Borrowing Date, the aggregate amount of the Canadian Borrower Revolving Extensions of Credit of the Lenders then outstanding shall not exceed the Canadian Borrower Borrowing Base. Unless otherwise agreed by the Administrative Agent in its sole discretion, no Canadian Borrower Revolving Loan may be made as, converted into or continued as a Eurodollar Loan prior to the date that is three weeks after the Closing Date. Each borrowing under the Canadian Borrower Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Canadian Borrower Revolving Commitments of the Lenders are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such Notice of Borrowing from the Canadian Borrower, the Administrative Agent shall promptly notify each Canadian Borrower Revolving Lender thereof. Each Canadian Borrower Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Canadian Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Canadian Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Canadian Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Canadian Borrower, with the aggregate of the amounts made available to the Administrative Agent by the Canadian Borrower Revolving Lenders and in like funds as received by the Administrative Agent.
     (b) The US Borrower may borrow under the US Borrower Revolving Commitments during the US Borrower Revolving Commitment Period on any Business Day, provided that the US Borrower shall deliver to the Administrative Agent an irrevocable Notice of Borrowing (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans or Floating Eurodollar Rate Loans) (provided that any such notice of a borrowing of ABR Loans or Floating Eurodollar Rate Loans under the US Revolving Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of US Borrower Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor and (iv) instructions for remittance of the applicable Loans to be borrowed. Each request by the US Borrower to borrow US Borrower Revolving Loans hereunder shall be deemed to be a representation and warranty by the US Borrower that, after giving effect to such borrowing on the requested Borrowing Date, the aggregate amount of the US Borrower Revolving Extensions of Credit of the Lenders then outstanding shall not exceed the US Borrower Borrowing Base. Any US Borrower Revolving Loans borrowed on the Closing Date (the “Closing Date US Borrower Revolving Loans”) shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no US Borrower Revolving Loan may be made as, converted into or continued as (x) a Floating Eurodollar Rate Loan prior to the date that is one week after the Closing Date or (y) a Eurodollar Loan prior to the date that is three weeks after the Closing Date. Each borrowing under the US Borrower Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans or Floating Eurodollar Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available US Borrower Revolving Commitments of the Lenders are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the US Borrower, borrowings under the US Borrower Revolving Commitments that are ABR Loans or Floating Eurodollar Rate Loans in other amounts pursuant to Section 2.7. Upon receipt of any such Notice of Borrowing from the US Borrower, the Administrative Agent shall promptly notify each US Borrower Revolving Lender thereof. Each US Borrower Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the US Borrower at the Funding Office prior to 12:00

Noon, New York City time, on the Borrowing Date requested by the US Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the US Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the US Borrower, with the aggregate of the amounts made available to the Administrative Agent by the US Borrower Revolving Lenders and in like funds as received by the Administrative Agent.
       2.6 Swingline Commitment.
     (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the US Borrower under the US Borrower Revolving Commitments from time to time during the US Borrower Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the US Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding US Borrower Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the US Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, (x) the aggregate amount of the Available US Borrower Revolving Commitments of the Lenders would be less than zero or (y) the aggregate amount of the US Borrower Revolving Extensions of Credit of the Lenders then outstanding would exceed the US Borrower Borrowing Base. During the US Borrower Revolving Commitment Period, the US Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.
     (b) The US Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date.
       2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans.
     (a) Whenever the US Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date) by a Notice of Borrowing, specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the US Borrower Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $50,000 in excess thereof. Promptly thereafter, on the Borrowing Date specified in a Notice of Borrowing in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent for the account of the US Borrower at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. Such borrowing will then be made available to the US Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the US Borrower, with the aggregate of the amounts made available to the Administrative Agent by the Swingline Lender and in like funds as received by the Administrative Agent.
     (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the US Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each US Borrower Revolving Lender to make, and each US Borrower Revolving Lender hereby agrees to make, a US Borrower Revolving Loan, in an amount equal to such US Borrower Revolving Lender’s US Borrower Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each US Borrower Revolving Lender shall make the amount of such US Borrower Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such US Borrower Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The US Borrower irrevocably authorizes the Swingline Lender to charge any accounts of the US Borrower maintained with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the US Borrower Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.
     (c) If prior to the time a US Borrower Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to any Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, US Borrower Revolving Loans may not be made as contemplated by Section 2.7(b), each US Borrower Revolving Lender shall, on the date such US Borrower Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such US Borrower Revolving Lender’s US Borrower Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such US Borrower Revolving Loans.
     (d) Whenever, at any time after the Swingline Lender has received from any US Borrower Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such US Borrower Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
     (e) Each US Borrower Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such US Borrower Revolving Lender or the US Borrower may have against the Swingline Lender, the US Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the US Borrower, (iv) any breach of this Agreement or any other Loan Document by the US Borrower, any other Loan Party or any other US Borrower Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
       2.8 Commitment Fees, etc.
     (a) The Canadian Borrower agrees to pay to the Administrative Agent for the account of each Canadian Borrower Revolving Lender a commitment fee for the period from and including the date hereof to but excluding the last day of the Canadian Borrower Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Canadian Borrower Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof. The Canadian Borrower agrees to pay to the Administrative Agent for the account of each Canadian Borrower Term Lender that holds a Delayed Draw Term Commitment a commitment fee for the period from and including the date hereof to but excluding the last day of the Delayed Draw Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Delayed Draw Commitment of such Lender during the period for which payment is made, payable in arrears on each Delayed Draw Date and on the last day of the Delayed Draw Commitment Period, commencing on the first such date to occur after the date hereof.
     (b) The US Borrower agrees to pay to the Administrative Agent for the account of each US Borrower Revolving Lender a commitment fee for the period from and including the date hereof to but excluding the last day of the US Borrower Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available US Borrower Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.
     (c) Each of the Canadian Borrower and the US Borrower agrees to pay to each Agent the respective fees in the amounts and on the dates as set forth in any fee agreements with such Agent and to perform any other obligations contained therein.
       2.9 Termination or Reduction of Revolving Commitments.
     (a) The Canadian Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Canadian Borrower Revolving Commitments or, from time to time, to reduce the amount of the Canadian Borrower Revolving Commitments; provided that no such termination or reduction of Canadian Borrower Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Canadian Borrower Revolving Loans made on the effective date thereof, the Total Canadian Borrower Revolving Extensions of Credit would exceed the Total Canadian Borrower Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Canadian Borrower Revolving Commitments then in effect; and provided, further, that if any such notice of termination of the Canadian Borrower Revolving Commitments indicates that such termination is to be made in connection with a refinancing of the Facilities, such notice of termination may be revoked if such refinancing is not consummated.
     (b) The US Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the US Borrower Revolving Commitments or, from time to time, to reduce the amount of the US Borrower Revolving Commitments; provided that no such termination or reduction of US Borrower Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the US Borrower Revolving Loans and Swingline Loans made on the effective date thereof, the Total US Borrower Revolving Extensions of Credit would exceed the Total US Borrower Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the US Borrower Revolving Commitments then in effect; and provided, further, that if any such notice of termination of the US Borrower Revolving Commitments indicates that such termination is to be made in connection with a refinancing of the Facilities, such notice of termination may be revoked if such refinancing is not consummated.

          2.10 Optional Prepayments. Each of the Borrowers may at any time and from time to time prepay their respective Term Loans as provided in Section 2.17(b) or the Revolving Loans, as provided in Section 2.17(c), in whole or in part, without premium or penalty, upon irrevocable Notice of Prepayment delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurodollar Loans and Euribor Loans, and no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of ABR Loans or Floating Eurodollar Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, Euribor Loans, ABR Loans or Floating Eurodollar Rate Loans; provided, that if a Eurodollar Loan or Euribor Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.20; and provided, further, that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing of all of the Facilities, such notice of prepayment may be revoked if such refinancing is not consummated. Upon receipt of any such Notice of Prepayment the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Lans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $250,000 or a whole multiple of $100,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple of $50,000 in excess thereof.
          2.11 Mandatory Prepayments and Commitment Reductions.
          (a) If any Capital Stock shall be issued by any Group Member (excluding Capital Stock issued to a Loan Party), concurrently with, and as a condition to closing of such transaction, an amount equal to 50% of the Net Cash Proceeds thereof shall be applied on the date of such issuance toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(g).
          (b) If any Indebtedness shall be issued or incurred by any Group Member (excluding any Indebtedness permitted to be incurred in accordance with Section 7.2), concurrently with, and as a condition to closing of such transaction, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(g).
          (c) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, concurrently with, and as a condition to closing of such transaction, on such date such Net Cash Proceeds shall be offered to prepay the Canadian Borrower Term Loans and any Delayed Draw Term Loans and applied toward the prepayment of the UK Borrower Dollar Term Loans and the UK Borrower Euro Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(g); provided, that, notwithstanding the foregoing, (x) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $5,000,000 in any fiscal year of Holdings and (y) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be offered to prepay the Canadian Borrower Term Loans and any Delayed Draw Term Loans and applied toward the prepayment of the UK Borrower Dollar Term Loans and the UK Borrower Euro Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(g).

          (d) If, for any fiscal year of Holdings commencing with the fiscal year ending June 30, 2007, there shall be Excess Cash Flow, the Borrowers shall, on the relevant Excess Cash Flow Application Date, apply toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(g) an amount equal to (i) 50% of such Excess Cash Flow minus (ii) to the extent not funded with the proceeds of Indebtedness, (x) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year (or other period) to the extent accompanying permanent optional reductions of the Revolving Commitments in respect of such Revolving Loans and (y) all optional prepayments of the Term Loans during such fiscal year. Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of Holdings referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.
          (e) If, at any time, the aggregate amount of the Canadian Borrower Revolving Extensions of Credit of the Lenders then outstanding exceeds either (i) the Canadian Borrower Borrowing Base or (ii) the aggregate amount of the Canadian Borrower Revolving Commitments, the Canadian Borrower shall immediately prepay the Canadian Borrower Revolving Loans to the Administrative Agent on behalf of the Canadian Borrower Revolving Lenders in an amount equal to such excess.
          (f) If, at any time, the aggregate amount of the US Borrower Revolving Extensions of Credit of the Lenders then outstanding exceeds either (i) the US Borrower Borrowing Base or (ii) the aggregate amount of the US Borrower Revolving Commitments, the US Borrower shall immediately prepay the US Borrower Revolving Loans to the Administrative Agent on behalf of the US Borrower Revolving Lenders in an amount equal to such excess; provided that if the aggregate principal amount of US Borrower Revolving Loans then outstanding is less than the amount of such excess (because US Borrower L/C Obligations constitute a portion thereof), the US Borrower shall, to the extent of the balance of such excess, replace outstanding US Borrower Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the US Borrower Lenders on terms and conditions satisfactory to the Administrative Agent. The US Borrower shall prepay $11,536,350 in aggregate principal amount of Closing Date US Borrower Revolving Loans on the Cleandown Date.
          (g) Amounts to be applied in connection with offers to prepay, prepayments and Commitment reductions made pursuant to clauses (a) through (d) of this Section 2.11 shall be applied, first, to the prepayment (or prepayment offer, as applicable) of the Term Loans in accordance with Section 2.17(b) and, second, to reduce permanently the Revolving Commitments in accordance with Section 2.17(c); provided that any Term Lender may decline to accept any prepayment amount that would otherwise be required to be applied to prepay the Term Loans in accordance with the foregoing clause first (any such declined prepayments, “Declined Amounts”), and any such Declined Amounts shall be applied to the prepayment, in accordance with Section 2.17(b), of the Term Loans held by Term Lenders that have elected to accept such Declined Amounts (any such Declined Amounts remaining after application in accordance with the foregoing provisions of this proviso may be retained by the applicable Borrower); and provided, further, that notwithstanding the foregoing, if the application provided for in this sentence of any prepayment amounts under Section 2.11(a), (b) or (d) towards the prepayment of the Canadian Borrower Term Loans and the Delayed Draw Term Loans (together with (x) other mandatory prepayments of the Canadian Borrower Term Loans and the Delayed Draw Term Loans made pursuant to Section 2.11(a), (b) or (d) and (y) amortization payments made in respect of the Canadian Borrower Term Loans and the Delayed Draw Term Loans pursuant to Section 2.3) would cause more than 25% of the original outstanding principal amount of any Canadian

Borrower Term Loan or any Delayed Draw Term Loan borrowed on any Delayed Draw Date to be repaid on or before the applicable Catch-Up Date, then, solely to the extent necessary to avoid such repayment within such time period, the relevant amount of any prepayment which would have otherwise been allocated to such Canadian Borrower Term Loans or such Delayed Draw Term Loans, as applicable (each, a “Deposited Prepayment Amount”) shall instead be deposited in the Prepayment Collateral Account. Any reduction of the Canadian Borrower Revolving Commitments pursuant to this Section 2.11(g) shall be accompanied by prepayment of the Canadian Borrower Revolving Loans to the extent, if any, that the Total Canadian Borrower Revolving Extensions of Credit exceed the amount of the Total Canadian Borrower Revolving Commitments as so reduced. Any reduction of the US Borrower Revolving Commitments pursuant to this Section 2.11(g) shall be accompanied by prepayment of the US Borrower Revolving Loans and/or Swingline Loans to the extent, if any, that the Total US Borrower Revolving Extensions of Credit exceed the amount of the Total US Borrower Revolving Commitments as so reduced, provided that if the aggregate principal amount of US Borrower Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because US Borrower L/C Obligations constitute a portion thereof), the US Borrower shall, to the extent of the balance of such excess, replace outstanding US Borrower Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the US Borrower Lenders on terms and conditions reasonably satisfactory to the Administrative Agent.
          (h) On the first day following the Catch-Up Date with respect to any Canadian Borrower Term Loans or Delayed Draw Term Loans, such Canadian Borrower Term Loans or Delayed Draw Term Loans, as the case may be, shall be prepaid, on a pro rata basis in accordance with Section 2.17(b), in an amount equal to the aggregate of all Deposited Amortization Payment Amounts and Deposited Prepayment Amounts originally deposited in the Prepayment Collateral Account in respect of such Canadian Borrower Term Loans or Delayed Draw Term Loans; provided that the amount of any such prepayment shall be decreased by the amount of any voluntary prepayments of such Canadian Borrower Term Loans or Delayed Draw Term Loans, as the case may be, made with funds held in the Prepayment Collateral Account.
          (i) The application of any prepayment of Loans pursuant to this Section 2.11 shall be made on a pro rata basis regardless of Type. Each prepayment of the Loans under this Section 2.11 (except in the case of Revolving Loans under any Facility that are ABR Loans (to the extent all Revolving Loans under such Facility are not being prepaid) and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
          (j) With respect to any Net Cash Proceeds or Reinvestment Prepayment Amount described in Section 2.11(c) that is allocated to Canadian Borrower Term Loans or Delayed Draw Term Loans pursuant to Section 2.17(b) (such amounts, the “Prepayment Offer Amounts”), the Canadian Borrower will, on the applicable date specified in Section 2.11(c), give the Administrative Agent telephonic notice (promptly confirmed in writing) specifying the Type of each Canadian Borrower Term Loan and Delayed Draw Term Loan being offered to be prepaid and the principal amount of each such Loan (or portion thereof) being offered to be prepaid, and shall provide to each Canadian Borrower Term Lender notice of such prepayment offer (each, a “Prepayment Offer Notice”). Each Prepayment Offer Notice shall (i) include an offer by the Borrower to prepay on the date that is ten Business Days after the date of the Prepayment Offer Notice, the relevant Canadian Borrower Term Loans and Delayed Draw Term Loans of such Lender in an amount equal to the portion of the Prepayment Offer Amount indicated in such Lender’s Prepayment Offer Notice as being applicable to such Lender’s Canadian Borrower Term Loans and Delayed Draw Term Loans, (ii) specify the Type of each Loan being prepaid and (iii) set forth the option of each Canadian Borrower Term Lender to (x) accept or decline such offer or (y) accept Declined Amounts. Each Canadian

Borrower Term Lender shall notify the Administrative Agent no later than 12:00 Noon, New York City time on the Business Day immediately preceding the date on which such prepayment is to be made of its intent to accept such offer for prepayment or decline such offer (and, if such offer is accepted by such Canadian Borrower Term Lender, the amount of Canadian Borrower Term Loans and Delayed Draw Term Loans with respect to which such Canadian Borrower Term Lender shall elect to accept the offer of prepayment and whether such Canadian Borrower Term Lender shall accept Declined Amounts); provided that to the extent any Canadian Borrower Term Lender shall not notify the Administrative Agent by such time, such Canadian Borrower Term Lender shall be deemed to have accepted such offer for prepayment and not elected to accept Declined Amounts. Subject to Section 2.11(i), the Canadian Borrower shall pay the aggregate amount allocated to the Canadian Borrower Term Loans and Delayed Draw Term Loans to the Canadian Borrower Term Lenders that have accepted such offer for prepayment pro rata with respect to each Canadian Borrower Term Lender, according to the amount of Canadian Borrower Term Loans and Delayed Draw Term Loans which such Canadian Borrower Term Lender has elected to have prepaid and the aggregate amount of Canadian Borrower Term Loans and Delayed Draw Term Loans such Lenders have elected to have prepaid. After application of mandatory prepayments of the Canadian Borrower Term Loans and Delayed Draw Term Loans as described above in this Section 2.11(j) and to the extent there are prepayment amounts remaining after such application, an amount equal to the total of such amounts shall be paid first, by the UK Borrower to the prepayment of the UK Borrower Dollar Term Loans and the UK Borrower Euro Term Loans in accordance with Sections 2.11(g), 2.11(k) and 2.17(b) and, second, by the relevant Borrowers to reduce permanently the Revolving Commitments in accordance with Section 2.17(c).
          (k) Holdings shall deliver to the Administrative Agent and each Lender a Notice of Prepayment with respect to each prepayment and/or Commitment reduction required under this Section 2.11 not less than five Business Days prior to the date such prepayment and/or Commitment reduction shall be made (each, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the principal amount of each Loan (or portion thereof) to be prepaid and the amount of any Commitment reduction, (iii) the Type of each Loan being prepaid, and (iv) the option of each Term Lender to (x) decline its share of such prepayment or (y) accept Declined Amounts. Any Term Lender that wishes to exercise its option to decline such prepayment or to accept Declined Amounts shall notify the Administrative Agent by facsimile transmission not later than 12:00 Noon, New York City time on the Business Day immediately preceding the Mandatory Prepayment Date. Any Term Lender that does not provide written notice of the exercise of any such options on or prior to the Business Day prior to the Mandatory Prepayment Date shall be deemed to have accepted such prepayment and not elected to accept such Declined Amounts. Holdings shall deliver to the Administrative Agent, at the time of each prepayment or Commitment reduction required under this Section 2.11, a certificate signed by a Responsible Officer of Holdings setting forth in reasonable detail the calculation of the amount of such prepayment or Commitment reduction.
          2.12 Conversion and Continuation Options; Selection of Interest Periods.
          (a) Each relevant Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans or, solely in the case of US Borrower Revolving Loans that are Eurodollar Loans, Floating Eurodollar Rate Loans, by delivering the Administrative Agent an irrevocable Notice of Conversion/Continuation indicating such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The US Borrower may elect from time to time to convert US Borrower Revolving Loans that are Eurodollar Loans or ABR Loans to Floating Eurodollar Rate Loans, by delivering the Administrative Agent an irrevocable Notice of Conversion/Continuation indicating such election no later than 12:00 Noon, New

York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Each Borrower may elect from time to time to convert ABR Loans or Floating Eurodollar Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan or Floating Eurodollar Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such Notice of Conversion/Continuation the Administrative Agent shall promptly notify each relevant Lender thereof.
          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower delivering an irrevocable Notice of Conversion/Continuation to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, specifying the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing, and provided, further, that if the applicable Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. The UK Borrower shall select Interest Periods with respect to Euribor Loans upon the expiration of the then current Interest Period with respect thereto by delivering an irrevocable Notice of Conversion/Continuation to the Administrative Agent in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, specifying the length of the next Interest Period to be applicable to such Loans; provided that if the UK Borrower shall fail to give any such notice, the UK Borrower shall be deemed to have selected an Interest Period of one month. Upon receipt of any such Notice of Continuation/Conversion the Administrative Agent shall promptly notify each relevant Lender thereof.
          (c) For greater certainty, and notwithstanding any of the foregoing, no conversion hereunder shall be or be deemed to be a discharge, rescission, extinguishment, novation, issue, repayment, advance, disposition or substitution of any Loan and any Loan so converted shall continue to be the same obligation and not a new obligation.
          2.13 Limitations on Eurodollar and Euribor Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans, and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (b) after giving effect thereto, the aggregate principal amount of the Euribor Loans comprising each Euribor Tranche shall be equal to the equivalent in Euros of $5,000,000 (determined at the Spot Currency Exchange Rate) or a whole multiple of the equivalent in Euros of $1,000,000 (determined at the Spot Currency Exchange Rate) in excess thereof, (c) no more than eight Eurodollar Tranches shall be outstanding under any Facility at any one time and (d) no more than eight Euribor Tranches shall be outstanding under the UK Borrower Euro Term Facility at any one time.
          2.14 Interest Rates and Payment Dates; Currency of Account.
          (a) (i) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin, (ii) each Euribor Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Euribor Rate determined for such day plus the Applicable Margin and (iii) each Floating Eurodollar Rate Loan shall bear interest at a rate per annum equal to the daily average Applicable Floating Eurodollar Rate in effect during the applicable interest computation period.
          (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), or if a Default or Event of Default under Section 8(f) has occurred and is continuing, all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the US Borrower Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility (or, in the case of the UK Borrower Euro Term Facility, the rate that would otherwise be applicable thereto) plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the US Borrower Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment); provided that notwithstanding the foregoing, with respect to any Obligations of the UK Borrower, each of the references in this Section 2.14(c) to “2%” shall be deemed to be references to “1%”.
          (d) Interest shall be payable in arrears by the respective Borrowers on their respective Loans on each Interest Payment Date, provided that interest accruing pursuant to Section 2.14(c) shall be payable from time to time on demand.
          (e) Solely for purposes of the Interest Act (Canada), (i) whenever interest is to be computed or expressed at any rate (the “Specified Rate”) on the basis of a year of 360 days or any other period of time less than a calendar year hereunder, the annual rate of interest to which each such Specified Rate is equal is such Specified Rate multiplied by a fraction, the numerator of which is the actual number of days in the relevant year and the denominator of which is 360 or such other period of time, respectively; (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder; and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.
          (f) Subject to clauses (g) through (j) below, the Dollar is the currency of account and payment for any sum due from any Loan Party under any Loan Document.
          (g) A repayment of a Loan or other Obligation or a part of a Loan or other Obligation shall be made in the currency in which that Loan or other Obligation is denominated on its due date.
          (h) Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
          (i) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
          (j) Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

          2.15 Computation of Interest and Fees.
          (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the relevant Borrowers and the relevant Lenders of each determination of a Eurodollar Rate or a Euribor Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the relevant Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to an ABR Loan or Floating Eurodollar Rate Loan being converted from a Eurodollar Loan, the date of conversion of such Eurodollar Loan to such ABR Loan or Floating Eurodollar Rate Loans, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to an ABR Loan or Floating Eurodollar Rate Loans being converted to a Eurodollar Loan, the date of conversion of such ABR Loan or Floating Eurodollar Rate Loans to such Eurodollar Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of any Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).
          2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or the Euribor Rate for such Interest Period, or
          (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate or the Euribor Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the relevant Borrowers and the relevant Lenders as soon as practicable thereafter. If such notice is given (i) any Eurodollar Loans or Floating Eurodollar Rate Loans under the relevant Facility requested to be made on or after the first day of such Interest Period shall be made as ABR Loans, (ii) any Loans under the relevant Facility that were to have been converted on the first day of or during such Interest Period to Eurodollar Loans or Floating Eurodollar Rate Loans shall be continued as ABR Loans, (iii) any outstanding Eurodollar Loans or Floating Eurodollar Rate Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period or, in the case of Floating Eurodollar Rate Loans, on the next Business Day, to ABR Loans and (iv) any Euribor Loan shall bear interest at a rate per annum equal to the sum of (x) the rate notified by the applicable UK Borrower Euro Term Lender to the Administrative Agent as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its UK Borrower Euro Term Loan from whatever source it may reasonably select, plus (y) the Applicable Margin with respect to UK Borrower Euro Term Loans, plus (z) the Mandatory Cost (if any) (provided that if such a notice is given, and the Administrative Agent or the UK Borrower so requires, the Administrative Agent and the UK Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest on such UK Borrower Euro Term Loans, and any such substitute basis agreed pursuant to this proviso shall, with the prior consent of all the UK Borrower Euro Term Loenders and the UK Borrower, be binding on all parties hereto). Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans or Floating Eurodollar Rate Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower under the relevant Facility have the right to convert Loans under such Facility to Eurodollar Loans or Floating Eurodollar Rate Loans, as applicable. The provisions of Section 2.12(c) shall apply to this Section 2.16 mutatis mutandis.
          2.17 Pro Rata Treatment and Payments.
          (a) Each borrowing by any Borrower from the Lenders hereunder, each payment by any Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective UK Borrower Term Percentages, Canadian Borrower Term Percentages, Delayed Draw Term Percentages, Canadian Borrower Revolving Percentages or US Borrower Revolving Percentages, as the case may be, of the relevant Lenders.
          (b) Except as otherwise provided herein, each payment (including each prepayment) by any Borrower on account of principal of and interest on the Term Loans shall be made by such Borrower pro rata to the Term Lenders according to the respective outstanding principal amounts of the Term Loans of such Borrower then held by the Term Lenders (provided that (i) voluntary prepayments of Term Loans may, at the option of any relevant Borrower, be made solely in respect of (x) the Canadian Borrower Term Loans and the Delayed Draw Term Loans or (y) the UK Borrower Dollar Term Loans and the UK Borrower Euro Term Loans, and each such prepayment shall be made pro rata to (A) the Canadian Borrower Term Lenders or (B) the UK Borrower Dollar Term Lenders and the UK Borrower Euro Term Lenders, as the case may be, according to the outstanding principal amounts of the Canadian Borrower Term Loans and the Delayed Draw Term Loans or the UK Borrower Dollar Term Loans and the UK Borrower Euro Term Loans, as applicable and (ii) voluntary prepayments made with funds held in the Prepayment Collateral Account shall be made solely in respect of the Canadian Borrower Term Loans or the Delayed Draw Term Loans originally extended on the Closing Date or any Delayed Draw Date, as the case may be, and each such prepayment shall be made pro rata to the Canadian Borrower Term Lenders according to the respective outstanding principal amounts of such Canadian Borrower Term Loans or Delayed Draw Term Loans then held by such Term Lenders). Notwithstanding the foregoing sentence, an amount equal to any Net Cash Proceeds or Reinvestment Prepayment Amounts under Section 2.11(c) required to be applied to the prepayment (or prepayment offer, as applicable) of the Term Loans pursuant to Section 2.11(g) shall be allocated, in the case of Net Cash Proceeds or Reinvestment Prepayment Amounts (i) of any UK Subsidiary, first, to the UK Borrower Dollar Term Loans and the UK Borrower Euro Term Loans pro rata according to the respective outstanding principal amounts thereof held by the UK Borrower Dollar Term Lenders and the UK Borrower Euro Term Lenders and second, if the UK Borrower Dollar Term Loans and the UK Borrower Euro Term Loans have been repaid in full, to the Canadian Borrower Term Loans and the Delayed Draw Term Loans pro rata according to the respective outstanding principal amounts thereof held by the Canadian Borrower Term Lenders, (ii) of any Canadian Subsidiary, first, to the Canadian Borrower Term Loans and the Delayed Draw Term Loans pro rata according to the respective outstanding principal amounts thereof held by the Canadian Borrower Term Lenders, and second, if the Canadian Borrower Term Loans and the Delayed Draw Term Loans have been repaid in full, to the UK Borrower Dollar Term Loans and the UK Borrower Euro Term Loans pro rata according to the respective outstanding principal amounts thereof held by the UK Borrower Dollar Term Lenders and the UK Borrower Euro Term Lenders, and (iii) of any other Group Member, pro rata among the Term Loans according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders, and, in the case of each of the foregoing clauses (i) through (iii), any such amounts allocated to the UK Borrower Dollar Term Loans and the UK Borrower Euro Term Loans shall be applied by the UK Borrower to prepay the UK Borrower Dollar Term Loans and the UK Borrower Euro Term Loans in accordance with the following sentence and any such amounts allocated to the Canadian Borrower Term Loans and the Delayed Draw Term Loans shall be offered by the Canadian Borrower to the holders of the Canadian Borrower Term Loans and Delayed Draw Term Loans in accordance with Section 2.11(j). The amount of each principal prepayment of the UK Borrower Dollar Term Loans, UK Borrower Euro Term Loans, Canadian Borrower Term Loans and Delayed Draw Term Loans, respectively, shall be applied to reduce the then remaining installments of the UK Borrower Dollar Term Loans, UK Borrower Euro Term Loans, Canadian Borrower Term Loans and Delayed Draw Term Loans, respectively, pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.
          (c) Each mandatory prepayment by the relevant Borrower on account of principal of and interest on any Revolving Loans shall be applied on a pro rata basis to the US Borrower Revolving Facility and the Canadian Borrower Revolving Facility according to the amount of US Borrower Revolving Extensions of Credit and Canadian Borrower Revolving Extensions of Credit; provided that notwithstanding the foregoing, any mandatory prepayments under (i) Section 2.11(e) shall be applied solely to the Canadian Borrower Revolving Facility and (ii) Section 2.11(f) shall be applied solely to the US Borrower Revolving Facility. Any voluntary prepayment by any Borrower on account of the Revolving Loans may, at the option of such Borrower, be made solely in respect of the Canadian Borrower Revolving Loans or the US Borrower Revolving Loans, and any such voluntary prepayments shall be applied on a pro rata basis to the Facility so designated by such Borrower to be prepaid.
          (d) Subject to the right of Term Lenders to decline prepayment amounts (or not accept offers to prepay) under Section 2.11, each payment (including each prepayment) by any Borrower of Loans under any Facility shall be applied on a pro rata basis to the outstanding Loans held by the Lenders under such Facility (but subject to application of such payments according to Type as specified under Section 2.10 or 2.11(i), as applicable).
          (e) All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in immediately available funds. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans or Euribor Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan or a Euribor Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

          (f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor (a “Funding Default”), such Lender (the “Defaulting Lender”) shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower under the relevant Facility.
          (g) Unless the Administrative Agent shall have been notified in writing by the relevant Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata            shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against any Borrower.
          (h) Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its reasonable discretion at any time or from time to time, without any Borrower’s request and even if the conditions set forth in Section 5.2 would not be satisfied, (i) make Canadian Borrower Revolving Loans in an aggregate amount equal to the portion of the Obligations constituting interest and fees from time to time due and payable to itself or any Canadian Borrower Revolving Lender, and apply the proceeds of any such Canadian Borrower Revolving Loan to those Obligations; provided that, after giving effect to any such Canadian Borrower Revolving Loan, the aggregate outstanding Canadian Borrower Revolving Extensions of Credit will not exceed the lesser of (x) the Total Canadian Borrower Revolving Commitments and (y) the Canadian Borrower Borrowing Base and (ii) make US Borrower Revolving Loans in an aggregate amount equal to the portion of the Obligations constituting interest, fees and Swingline Loans and US Borrower Reimbursement Obligations from time to time due and payable to itself, any US Borrower Revolving Lender, the Issuing Lender, or the Swingline Lender, and apply the proceeds of any such US Borrower Revolving Loan to those Obligations; provided that, after giving effect to any such US Borrower Revolving Loan, the aggregate outstanding US Borrower Revolving Extensions of Credit will not exceed the lesser of (x) the Total US Borrower Revolving Commitments and (y) the US Borrower Borrowing Base.
          2.18 Requirements of Law.
          (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive

(whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
          (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application, any Eurodollar Loan, Euribor Loan or Floating Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes covered by Section 2.19 and changes in the rate of tax on the overall net income of such Lender);
          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate or the Euribor Rate; or
          (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, Euribor Loans or Floating Eurodollar Rate Loans or issuing or participating in US Borrower Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the relevant Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the relevant Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Loans or US Borrower Letters of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the relevant Borrower (with a copy to the Administrative Agent) of a written request therefor, the relevant Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the relevant Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, no Borrower shall be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies such Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of each Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.19 Taxes.
          (a) All payments made by or on behalf of any Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, unless such deduction or withholding is required by law. If any Taxes or Other Taxes are required by law to be deducted or withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary so that the Administrative Agent or such Lender (after payment of all Taxes and Other Taxes including Taxes or Other Taxes attributable to amounts payable under this Section) receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Each relevant Borrower shall indemnify the Agents and each relevant Lender within 10 Business Days after written demand therefor, for the full amount of any Taxes or Other Taxes (including Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) paid by such Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate stating the amount of such payment or liability and setting forth in reasonable detail the calculation thereof delivered to the relevant Borrower by an Agent or a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. Statements payable by any Borrower pursuant to this Section 2.19 shall be submitted to the relevant Borrower at the address specified under Section 11.5.
          (b) In addition, each relevant Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Taxes or Other Taxes are required to be paid by any Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If the relevant Borrower fails to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.
          (d) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is a resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Requirements of Law or reasonably requested by such Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the applicable Borrower or the Administrative Agent, shall, to the extent it may lawfully do so, deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the above two sentences, in the case of taxes other than U.S., UK or Canadian taxes the completion, execution and submission of the foregoing forms shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would be otherwise disadvantageous to such Lender in any material respect.
          (e) Without limiting the generality of the foregoing Section 2.19(d), in the event that any Borrower is a resident for tax purposes in the United States of America, any Foreign Lender shall, to the extent it may lawfully do so, deliver to the relevant Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
          (i) duly completed copies of Internal Revenue Service Form W-8BEN (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
          (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or successor form),
          (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit O, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W 8BEN (or successor form), or
          (iv) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrowers to determine the withholding or deduction required to be made.
          (f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.19 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that each Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person. Any such Lender shall determine, in its sole discretion, whether to claim any tax refund.
          (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     2.20 Indemnity. Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans or Euribor Loans, as applicable, after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of Eurodollar Loans or Euribor Loans or any conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurodollar Loans or Euribor Loans on a day that is not the last day of an Interest Period with respect thereto or (d) any CAM Exchange. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the relevant Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the relevant Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).
     2.22 Replacement of Lenders. Each relevant Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) defaults in its obligation to make Loans hereunder or (c) has not consented to a proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 11.1 that requires the consent of all Lenders or all Lenders under a particular Facility and which has been approved by the Required Lenders as provided in Section 11.1, with a Lender or Eligible Assignee; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) in the case of clause (a), prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iii) the replacement financial institution or other commercial lending institution shall purchase, at par, all Loans and other amounts (or, in the case of clause (c) as it relates to provisions affecting a particular Facility, Loans or other amounts owing under such Facility) owing to such replaced Lender on or prior to the date of replacement, (iv) such Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan or Euribor Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution or other commercial lending institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be deemed to have made such replacement in accordance with the provisions of Section 11.6 (provided that such Borrower shall be obligated to pay any registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, such Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18, 2.19(a) or 2.19(c), as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Upon any such assignment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof (or, in the case of clause (c) as it relates to provisions affecting a particular Facility, a Lender under such Facility); provided that any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender. In the event that a replaced Lender does not execute an Assignment and Assumption pursuant to Section 11.6 within three Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 2.22 and presentation to such replaced Lender of an Assignment and Assumption evidencing an assignment pursuant to this Section 2.22, such Borrower shall be entitled (but not obligated), upon receipt by the replaced Lender of all amounts required to be paid under this Section 2.22, to execute such an Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by such Borrower, the replacement Lender and, to the extent required pursuant to Section 11.6, the Administrative Agent, the Swingline Lender and the Issuing Lender, shall be effective for purposes of this Section 2.22 and Section 11.6. Notwithstanding anything to the contrary in this Section 2.22, in the event that a Lender which holds Loans or Commitments under more than one Facility does not agree to a proposed amendment, supplement, modification, consent or waiver which requires the consent of all Lenders under a particular Facility, the relevant Borrower shall be permitted to replace the non-consenting Lender with respect to the affected Facility and may, but shall not be required to, replace such Lender with respect to any unaffected Facilities. For greater certainty, and notwithstanding any of the foregoing, no replacement hereunder shall be or be deemed to be a discharge, rescission, extinguishment, novation, issue, repayment, advance, disposition or substitution of any Loan and any Loan so assumed shall continue to be the same obligation and not a new obligation.
2.23 Notes. If so requested by any Lender by written notice to the Borrower under any Facility (with a copy to the Administrative Agent), such Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.6) (promptly after such Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans to such Borrower.
SECTION 3. LETTERS OF CREDIT
          3.1 L/C Commitment.
          (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other US Borrower Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“US Borrower Letters of Credit”) for the account of the US Borrower on any Business Day during the US Borrower Revolving Commitment Period (other than the five Business Days prior to the Revolving Termination Date) in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any US Borrower Letter of Credit if, after giving effect to such issuance, (i) the US Borrower L/C Obligations would exceed the US Borrower L/C Commitment, (ii) the aggregate amount of the Available US Borrower Revolving Commitments would be less than zero or (iii) the aggregate amount of the US Borrower Revolving Extensions of Credit of the Lenders then outstanding would exceed the US Borrower Borrowing Base. Each US Borrower Letter of Credit shall (i) be denominated in Dollars, (ii) have a stated amount of not less than $100,000 or such lesser amount as is acceptable to the Issuing Lender, (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any US Borrower Letter of Credit with a one-year term may provide for the renewal or extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above); and provided, further, that the Issuing Lender shall not renew or extend any such US Borrower Letter of Credit if it has received written notice (or otherwise has knowledge) that an Event of Default has occurred and is continuing or any of the conditions set forth in Section 5.2 are not satisfied prior to the date of the decision to renew or extend such Letter of Credit) and (iv) be otherwise acceptable in all respects to the Issuing Lender.
          (b) The Issuing Lender shall not at any time be obligated to issue any US Borrower Letter of Credit if (i) a Funding Default exists with respect to the US Borrower Revolving Facility unless the Issuing Lender has entered into arrangements satisfactory to it and the US Borrower to eliminate the Issuing Lender’s risk with respect to the participation in US Borrower Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s US Borrower Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each US Borrower Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder or (ii) such issuance would conflict with, or cause the Issuing Lender or any US Borrower L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
          3.2 Procedure for Issuance of Letter of Credit. The US Borrower may from time to time request that the Issuing Lender issue a US Borrower Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the US Borrower Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any US Borrower Letter of Credit earlier than (i) three Business Days, in the case of standby letters of credit or similar agreements or (ii) five Business Days, in the case of commercial letters of credit or similar agreements, or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such US Borrower Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the US Borrower. The Issuing Lender shall furnish a copy of such US Borrower Letter of Credit to the US Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the US Borrower Revolving Lenders, notice of the issuance of each US Borrower Letter of Credit (including the amount thereof).
          3.3 Fees and Other Charges.
          (a) The US Borrower will pay a fee on the average aggregate daily undrawn and unexpired amount of all outstanding US Borrower Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the US Borrower Revolving Facility, shared ratably among the US Borrower Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the US Borrower shall pay to the Issuing Lender directly for its own account, in advance, on the date of issuance of each Letter of Credit for the period from such date to but not including the same day in the third full month following such issuance date and, thereafter, on such date in each third month thereafter and on the expiration date of the Letter of Credit, a fronting fee calculated at the per annum rate of 0.25% on the amount available for drawing under such Letter of Credit on such payment date.
          (b) In addition to the foregoing fees, the US Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any US Borrower Letter of Credit.

          3.4 L/C Participations.
          (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each US Borrower L/C Participant, and, to induce the Issuing Lender to issue US Borrower Letters of Credit, each US Borrower L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such US Borrower L/C Participant’s own account and risk an undivided interest equal to such US Borrower L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each US Borrower Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each US Borrower L/C Participant agrees with the Issuing Lender that, if a draft is paid under any US Borrower Letter of Credit for which the Issuing Lender is not reimbursed in full by the US Borrower in accordance with the terms of this Agreement, such US Borrower L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such US Borrower L/C Participant’s US Borrower Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each US Borrower L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such US Borrower L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the US Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other US Borrower L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing
          (b) If any amount required to be paid by any US Borrower L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any US Borrower Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such US Borrower L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any US Borrower L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such US Borrower L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such US Borrower L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the US Borrower Revolving Facility. A certificate of the Issuing Lender submitted to any US Borrower L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
          (c) Whenever, at any time after the Issuing Lender has made payment under any US Borrower Letter of Credit and has received from any US Borrower L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such US Borrower Letter of Credit (whether directly from the US Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such US Borrower L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such US Borrower L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

          3.5 Reimbursement Obligation of the US Borrower. If any draft is paid under any US Borrower Letter of Credit, the US Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the US Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).
          3.6 Obligations Absolute. The US Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that any Borrower may have or have had against the Issuing Lender, any beneficiary of a US Borrower Letter of Credit or any other Person. The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the US Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the US Borrower and any beneficiary of any US Borrower Letter of Credit or any other party to which such US Borrower Letter of Credit may be transferred or any claims whatsoever of the US Borrower against any beneficiary of such US Borrower Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any US Borrower Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any US Borrower Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the US Borrower and shall not result in any liability of the Issuing Lender to any Borrower.
          3.7 Letter of Credit Payments. If any draft shall be presented for payment under any US Borrower Letter of Credit, the Issuing Lender shall promptly notify the US Borrower of the date and amount thereof. The responsibility of the Issuing Lender to any Borrower in connection with any draft presented for payment under any US Borrower Letter of Credit shall, in addition to any payment obligation expressly provided for in such US Borrower Letter of Credit, be limited to determining that the documents (including each draft) delivered under such US Borrower Letter of Credit in connection with such presentment are substantially in conformity with such US Borrower Letter of Credit.
          3.8 Applications. To the extent that any provision of any Application related to any US Borrower Letter of Credit, or any other agreement submitted by any Borrower to, or entered into by any Borrower with, the Issuing Lender or any other Person relating to any US Borrower Letter of Credit, is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall control.
          3.9 Existing Letters of Credit. The standby letters of credit, identified on Schedule 3.9, issued by Wells Fargo Bank, National Association, as “Issuing Bank” under the Existing Credit Agreement shall be deemed to be, and shall remain outstanding as, Letters of Credit under this Agreement.
SECTION 4. REPRESENTATIONS AND WARRANTIES

          To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrowers hereby jointly and severally represent and warrant to each Agent and each Lender that:
          4.1 Financial Condition.
          (a) The unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries as at September 30, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisitions, (ii) the Loans to be made on the Closing Date and the Loans to be made on any Delayed Draw Dates and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to Holdings and its Subsidiaries as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Holdings and its consolidated Subsidiaries as at September 30, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.
          (b) The audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at June 30, 2004, June 30, 2005 and June 30, 2006, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at July 31, 2006 and August 31, 2006, and the related unaudited consolidated statements of income and cash flows for the one-month and two-month periods ended on such dates, present fairly the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the one-month and two-month periods then ended (subject to normal year-end audit and quarter end adjustments and the absence of footnotes). All such audited financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has, as of the Closing Date, any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent audited financial statements referred to in this paragraph. During the period from June 30, 2006 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.
          4.2 No Change. Since June 30, 2006, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
          4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, the legal right and holds all material Governmental Approvals necessary, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law (including those necessary for each Group Member to conduct the business in which it is currently engaged) except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit to be obtained by it hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit to be obtained by it on the terms and conditions of this Agreement and to authorize the other Transactions. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the Acquisitions and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents or the consummation of the other Transactions, except (i) Governmental Approvals, consents, authorizations, filings and notices described in Schedule 4.4, which Governmental Approvals, consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of US Borrower Letters of Credit, the borrowings hereunder and the use of the proceeds thereof and the consummation of the other Transactions will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
          4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
          4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          4.8 Ownership of Property; Liens. Each Group Member has title in fee simple or good and marketable title to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.
          4.9 Intellectual Property. To the Group Members’ knowledge after due inquiry, each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any Intellectual Property or the validity or effectiveness of any Group Member’s Intellectual Property, nor does Holdings or any Borrower know of any valid basis for any such claim. To the Group Members’ knowledge after due inquiry, the use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person in any material respect. No claims are pending or, to the knowledge of any Group Member, threatened to the effect that the operations of any Group Member infringe upon or violate the rights of any other person under any Intellectual Property.
          4.10 Taxes. Each Group Member has filed or caused to be filed all federal, state, provincial, territorial, foreign and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no material tax Lien has been filed, and, to the knowledge of any of the Group Members, no claim is being asserted, with respect to any such tax, fee or other charge.
          4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, each Borrower will furnish to each Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
          4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of any Group Member, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
          4.13 ERISA; Pensions. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither any Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither any Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. Each Canadian Pension Plan (to the extent any may exist) that is required to be funded is fully funded on a going-concern and solvency basis using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles. No promises of benefit improvements under any Canadian Pension Plan have been made except where such improvement would not result in a solvency deficiency or going concern unfunded liability in the affected Canadian Pension Plan. All material obligations of each Borrower (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, and, without limiting the generality of the foregoing, all contributions or premiums required to be made or paid by each Borrower to any Canadian Pension Plan have been made or paid in a timely fashion in accordance with the terms of such Canadian Pension Plan and all Requirements of Law. All employee contributions to all Canadian Pension Plans by way of authorized payroll deduction or otherwise have been properly withheld or collected by and fully paid into such plans in a timely manner. There have been no improper withdrawals or applications of the assets of any Canadian Pension Plan. The Borrowers’ sole obligation to or in respect of any Canadian Pension Plan that is a “multi-employer”, “specified multi-employer” or “multi-unit” pension plan is to make monetary contributions to such plan in the amounts and in the manner set forth in the applicable collective agreement(s). No Group Member (a) is or has at any time on or after April 27, 2004 been an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); and (b) is or has at any time been “connected” with or an “associate” of (as those terms are used in Sections 39 and 43 of the Pensions Act 2004) such an employer.
          4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
          4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrowers in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Borrower or any Subsidiary (including any right of pre-emption or conversion), except as created by the Loan Documents.
          4.16 Use of Proceeds. The proceeds of the UK Borrower Dollar Term Loans, the UK Borrower Euro Term Loans and the Canadian Borrower Term Loans shall be transferred to the US Borrower on the Closing Date and used to fund the Tender Offer and the Refinancing, to pay fees and expenses in connection with the Transactions, and, following the Closing Date, to consummate the Stub Redemption. In addition, certain proceeds of the UK Borrower Dollar Term Loans and the UK Borrower Euro Term Loans may be used to satisfy certain intercompany indebtedness and other corporate obligations. The proceeds of the Delayed Draw Term Loans shall be used to finance the Acquisitions and to pay related fees and expenses. The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for working capital needs and general corporate purposes; provided that the proceeds of not more than $15,000,000 aggregate principal amount of the Closing Date US Borrower Revolving Loans shall be used by the US Borrower to fund the Tender Offer and the Refinancing and to pay fees and expenses in connection with the Transactions.
          4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to result in the payment of a Material Environmental Amount:

        (a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
        (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or any Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
        (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
        (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Group Member, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
        (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
        (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
        (g) no Group Member has assumed any liability of any other Person under Environmental Laws.
          4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of each Borrower to be reasonable at the time made and as of the Closing Date (with respect to such projections and pro forma financial information delivered prior to the Closing Date), it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of each Delayed Draw Date, the representations and warranties contained in the Acquisition Documentation are true and correct in all material respects and all material conditions to the consummation of the Acquisitions to be financed with the Delayed Draw Term Loans to be borrowed on such on such Delayed Draw Date set forth in the Acquisition Documentation have been satisfied or waived with the written consent of the Administrative Agent; provided that the consent of the Administrative Agent shall not be required for the waiver of the condition under such Acquisition Documentation that the conditions precedent to all other Acquisitions shall have been satisfied or waived. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
          4.19 Security Documents.
          (a) Each of the Canadian Security Agreements is effective to create in favor of the Administrative Agent, for the benefit of each of the Canadian Borrower Secured Parties and the UK Borrower Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of (i) the Capital Stock described in any of the Canadian Pledge Agreements that are securities represented by stock certificates or otherwise constituting certificated securities, when certificates representing such Capital Stock are delivered to the Administrative Agent, and (ii) in the case of the other Collateral not described in clause (i) constituting personal property described in the Canadian Security Agreements, when the financing statements and other filings, agreements and actions specified on Schedule 4.19(a) in appropriate form are executed and delivered, performed or filed in the offices specified on Schedule 4.19(a), as the case may be, the Administrative Agent, for the benefit of each of the Canadian Borrower Secured Parties and the UK Borrower Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Canadian Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations of the Canadian Borrower and the other Canadian Loan Parties, respectively, and in each case prior and superior in right to any other Person (except, in the case of Capital Stock, Liens permitted under Section 7.3(a) and, in the case of all other Collateral, Liens permitted under Section 7.3).
          (b) Subject to the Reservations, the UK Security Agreement is effective to create in favor of the Security Trustee, for the benefit of each of the Canadian Borrower Secured Parties and the UK Borrower Secured Parties, respectively, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. Subject to the Reservations, the UK Sixty-Five Percent Share Charge Agreement is effective to create in favor of the Security Trustee, for the benefit of each of the Canadian Borrower Secured Parties, the US Borrower Secured Parties and the UK Borrower Secured Parties, respectively, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. Subject to the Reservations, the UK Thirty-Five Percent Share Charge Agreement is effective to create in favor of the Security Trustee, for the benefit of each of the Canadian Borrower Secured Parties and the UK Borrower Secured Parties, respectively, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. Upon the (i) recordation of the UK Security Agreement with the United Kingdom Patent and Trademark Office, (ii) the filing of the UK Security Agreement with the Land Registry, and (iii) the filing of the UK Security Agreement and the UK Share Charge Agreements with Companies House, the Administrative Agent, for the benefit of the Canadian Borrower Secured Parties, the UK Borrower Secured Parties (and, solely in respect of the UK Sixty-Five Percent Share Charge Agreement, the US Borrower Secured Parties), respectively, shall, subject to the Reservations, have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof in which a security interest may be perfected by such recordation or filings in the United Kingdom, in each case prior and superior in right to any Person, subject to, in the case of Capital Stock, Liens permitted under Section 7.3(a) and, in the case of all other such Collateral, Liens permitted under Section 7.3 (it being understood that subsequent recordings (x) in the United Kingdom Patent and Trademark Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the UK Borrowers after the date hereof and (y) at the Land Registry of England and Wales may be necessary to perfect a Lien on any real property acquired by a UK Loan Party after the date hereof).
          (c) The US Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of each of the Canadian Borrower Secured Parties, the UK Borrower Secured Parties and the US Borrower Secured Parties, respectively, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of (i) the Capital Stock described in the US Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Capital Stock are delivered to the Administrative Agent, and (ii) in the case of the other Collateral not described in clause (i) constituting personal property described in the US Guarantee and Collateral Agreement, when the financing statements and other filings, agreements and actions specified on Schedule 4.19(c) in appropriate form are executed and delivered, performed or filed in the offices specified on Schedule 4.19(c), as the case may be, the Administrative Agent, for the benefit of each of the Canadian Borrower Secured Parties, the UK Borrower Secured Parties and the US Borrower Secured Parties, respectively, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the US Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations of the US Borrower and the other US Loan Parties, respectively, and in each case prior and superior in right to any other Person (except, in the case Capital Stock, Liens permitted by Section 7.3(a) and, in the case of all other Collateral, Liens permitted by Section 7.3). As of the Closing Date, none of the Capital Stock of the US Borrower or any US Subsidiary Guarantor that is a limited liability company or partnership is a Certificated Security.
          (d) Each of the Mortgages delivered upon execution will be, effective to create in favor of the Administrative Agent, for the benefit of the applicable Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the recording offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations secured thereby, in each case prior and superior in right to any other Person, except for Liens permitted by Section 7.3. Schedule 4.19(d) lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by any Borrower or any of its Subsidiaries (it being understood that subsequent recordings at the Land Registry of England and Wales may be necessary to perfect a Lien on any real property acquired by a UK Loan Party after the date hereof).
          4.20 Solvency. Each Loan Party is, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby and after giving effect to any applicable rights of contribution of such Loan Party in respect of guaranteed Obligations (but excluding the effect of the restrictions on such rights of contribution set forth in Section 2 of the US Guarantee and Collateral

Agreement and any analogous restrictions on rights of contribution under any other Security Documents), will be and will continue to be, Solvent.
          4.21 Regulation H. No Mortgage on Mortgaged Property located in the United States encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.
          4.22 Certain Documents. The Borrowers have delivered to the Administrative Agent a complete and correct copy of the Acquisition Documentation, the Senior Note Indenture and all Tender Offer Documents, including any amendments, supplements or modifications with respect to any of the foregoing. The amendments to the Senior Note Indenture contemplated in the Tender Offer Documents have become operative and all conditions to the effectiveness thereof have been satisfied.
          4.23 Anti-Terrorism Laws.
          (a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates are in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Patriot Act.
          (b) No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:
          (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
          (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
          (iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
          (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
          (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
          (c) No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any material contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 5. CONDITIONS PRECEDENT
          5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
       (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Holdings, each Borrower and each Person listed on Schedule 1.1A, (ii) the Canadian Guarantee Agreements and the Canadian Security Agreements, in each case, executed and delivered by the Canadian Borrower or other Canadian Loan Party party thereto, (iii) the UK Share Charge Agreements, the UK Security Trust Agreement, and the UK Security Agreement, in each case (other than the UK Share Charge Agreement), executed and delivered by the UK Borrower and each other UK Loan Party and by DFG World, Inc. and the Security Trustee with respect to the UK Share Charge Agreements and the UK Security Trust Agreement, together with a copy of all notices required to be sent and other documents required to be executed under the UK Security Agreement and the UK Share Charge Agreements, and (iv) the US Guarantee and Collateral Agreement, executed and delivered by the US Borrower and each other US Loan Party, together with an Acknowledgement and Consent in the form attached to the US Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.
       (b) Acquisitions; Tender Offer; Refinancing, etc. The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to the Lenders:
     (i) (A) the Senior Notes tendered pursuant to the Tender Offer shall have been accepted for payment in a manner reasonably satisfactory to the Administrative Agent and in compliance in all material respects with all applicable laws and regulations, (B) the Administrative Agent shall have received from the US Borrower evidence satisfactory to the Administrative Agent that, on the Closing Date, after giving effect to the transactions contemplated by the Loan Documents and the Tender Offer, the principal and accrued interest on all Senior Notes tendered in the Tender Offer and all Tender Costs shall have been delivered to U.S. Bank National Association as depositary for the Tender Offer;
     (ii) the Senior Note Indenture shall have been modified in a manner reasonably satisfactory to the Administrative Agent;
     (iii) (x) the Administrative Agent shall have received satisfactory evidence that all amounts outstanding under the Existing Credit Agreement shall have been repaid in full and all commitments and agreements thereunder shall have been terminated and (y) arrangements satisfactory to the Administrative Agent shall have been made for the termination of all security interests created in connection therewith; and
     (iv) the Administrative Agent shall have received satisfactory evidence that the fees and expenses to be incurred in connection with the Transactions shall not exceed $8,000,000.

       (c) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of Holdings and its consolidated Subsidiaries for the 2004, 2005 and 2006 fiscal years and (iii) unaudited interim consolidated financial statements of Holdings and its consolidated Subsidiaries for each fiscal month ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph and ended 30 days prior to the Closing Date, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of Holdings and its consolidated Subsidiaries, as reflected in the financial statements or projections contained in the Confidential Information Memorandum. The Administrative Agent shall have received projected financial statements and assumptions of Holdings and its subsidiaries for the 2006 through 2011 fiscal years and for the eight fiscal quarters of Holdings beginning with the fiscal quarter ended September 30, 2006, in form and substance reasonably satisfactory to the Administrative Agent.
       (d) Approvals. All Governmental Approvals and material consents and approvals of, or notices to, any other Person required or, in the reasonable discretion of the Administrative Agent, advisable in connection with the Tender Offer, the Acquisitions, the execution and performance of the Loan Documents, the continuing operations of the Group Members and the other transactions contemplated hereby (and, in the case of any UK Loan Party, (i) a copy of a resolution signed by all of the holders of the issued or allotted             shares in such UK Loan Party, (ii) a copy of a resolution of the board of directors of each such UK Loan Party, and (iii) a copy of a resolution of the board of directors of each corporate shareholder referred to in clause (i) above approving the terms of the resolutions referred to in clause (i) above) shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that could reasonably be expected to restrain, prevent or otherwise impose burdensome or otherwise adverse conditions on any of the Transactions or any other extension of credit hereunder.
       (e) Lien Searches. The Administrative Agent shall have received the results of recent lien and judgment searches in each of the jurisdictions where the Loan Parties are located (within the meaning of Section 9-307 of the New York UCC or the corresponding code or statute of any other applicable jurisdiction) and where assets of the Loan Parties are located, and such searches shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.
       (f) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Closing Date.
       (g) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit P, with appropriate insertions and attachments, including certified organizational authorizations, incumbency certifications, the certificate of incorporation, articles of association or other similar organizational document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, or its board of directors in the case of each of the UK Loan Parties, and certified bylaws, memorandum of association or other similar organizational document of each Loan

Party, and (ii) a long form good standing certificate or comparable document for each Loan Party (other than any UK Loan Party) from its jurisdiction of organization.
       (h) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
     (i) the legal opinion of Pepper Hamilton LLP, counsel to Holdings and its Subsidiaries, substantially in the form of Exhibit Q-1;
     (ii) the legal opinion of Allen & Overy LLP, U.K. counsel to Holdings and its Subsidiaries, substantially in the form of Exhibit Q-2;
     (iii) the legal opinion of Aird & Berlis LLP, Ontario, Canada, counsel to Holdings and its Subsidiaries, substantially in the form of Exhibit Q-3;
     (iv) the legal opinion of Bishop & McKenzie LLP, Alberta counsel to Holdings and its Subsidiaries, substantially in the form of Exhibit Q-4;
     (v) the legal opinion of Davies Ward Phillips Vineberg LLP, Quebec counsel to Holdings and its Subsidiaries, substantially in the form of Exhibit Q-5;
     (vi) the legal opinion of Stewart McKelvey, Nova Scotia counsel to Holdings and its Subsidiaries, substantially in the form of Exhibit Q-6;
     (vii) the legal opinion of Owen Bird Law Corporation, British Columbia counsel to Holdings and its Subsidiaries, substantially in the form of Exhibit Q-7;
     (viii) the legal opinion of Fillmore Riley LLP, Manitoba counsel to Holdings and its Subsidiaries, substantially in the form of Exhibit Q-8;
     (ix) the legal opinion of Roy Hibberd, general counsel to Holdings, substantially in the form of Exhibit Q-9;
     (x) the legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Joint Lead Arrangers listed on the cover page hereof in form and substance satisfactory to the Administrative Agent; and
     (xi) to the extent consented to by the relevant counsel, each legal opinion, if any, delivered in connection with the Acquisition Agreements, accompanied by a reliance letter in favor of the Lenders.
Each such legal opinion shall be in form and substance reasonably satisfactory to the Administrative Agent and shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
       (i) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of all Capital Stock pledged pursuant to any Security Document, together with an undated stock power (and an undated stock transfer form in respect of Capital Stock pledged pursuant to the UK Security Agreement or any of the UK Share Charge Agreements) for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) the Intercompany Notes and each other promissory note (if any) pledged to the Administrative Agent pursuant to any Security Document endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor or pledgors thereof.
       (j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement and any PPSA financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the applicable Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.
       (k) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer or treasurer of Holdings certifying that each of the Loan Parties is, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby, after giving effect to any applicable rights of contribution of such Person in respect of guaranteed Obligations, will be and will continue to be, Solvent.
       (l) Insurance. The Administrative Agent shall have received insurance certificates which (i) provide that no cancellation, material reduction in amount or material change in coverage under the related insurance policies shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as an additional insured party or loss payee and (iii) are reasonably satisfactory in all other respects to the Administrative Agent.
       (m) Patriot Act. The Administrative Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.
       (n) Borrowing Base Reports. The Administrative Agent shall have received a Canadian Borrower Borrowing Base Report dated as of October 26, 2006, and a US Borrower Borrowing Base Report dated as of October 27, 2006.
       (o) UK Real Properties. The Administrative Agent shall have received:
     (i) (A) title deeds to each freehold property situated in England and Wales and owned by a Loan Party incorporated in England and Wales; or (B) a letter (reasonably satisfactory to the Administrative Agent) from solicitors holding those title deeds undertaking to hold them to the order of the Administrative Agent; or (C) if any document is at the Land Registry, a certified copy of that document and a letter from the UK Borrower’s solicitors directing the registry to issue the document to the Administrative Agent or its solicitors; and
     (ii) all necessary Land Registry application forms in relation to the charging of property situated in England & Wales in favour of the Administrative Agent (including a form to note the obligation to make further advances, a form to register the restriction contained in the UK Security Agreement and a form disclosing overriding interests if necessary) duly completed, accompanied by payment of the applicable Land Registry Fees.
       (p) UK Share Charge Agreements. The Administrative Agent shall have received, for any Loan Party which is not incorporated under the laws of England and Wales, evidence that its agent under the UK Share Charge Agreements for service of process in England has accepted its appointment.
          5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit (including the making of any Loan, the issuance of any Letter of Credit or the renewal or extension of any Letter of Credit) requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
       (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.
       (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date or any Acquisition to be made with the proceeds of such extension of credit.
       (c) Borrowing Base.
     (i) After giving effect to any requested borrowing of Canadian Borrower Revolving Loans on such date, the aggregate amount of the Canadian Borrower Revolving Extensions of Credit of the Lenders then outstanding shall not exceed the Canadian Borrower Borrowing Base.
     (ii) After giving effect to any requested borrowing of US Borrower Revolving Loans on such date, the aggregate amount of the US Borrower Revolving Extensions of Credit of the Lenders then outstanding shall not exceed the US Borrower Borrowing Base.
Each borrowing by any Borrower, and each issuance, renewal, extension, increase or amendment of a US Borrower Letter of Credit on behalf of, the US Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.
          5.3 Conditions to Each Delayed Draw Term Loan. The agreement of each Lender to make any Delayed Draw Term Loan requested to be made by it on any date is subject to the satisfaction of the following conditions precedent (the “Delayed Draw Conditions”):
       (a) Legal Opinions. The Administrative Agent shall have received, to the extent consented to by the relevant counsel (provided that the Borrowers shall use commercially reasonable efforts to obtain such consent) each legal opinion delivered in connection with the Acquisition Agreements, accompanied by a reliance letter in favor of the Lenders.

       (b) Filings, Registrations and Recordings. Each document (including any PPSA financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the assets to be acquired in connection with the Acquisitions to be financed with such Delayed Draw Term Loans, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.
       (c) Lien Searches. The Administrative Agent shall have received the results of recent lien and judgment searches in each of the jurisdictions where the Vendors (as defined in the relevant Acquisition Agreement) are located (within the meaning of Section 9-307 of the New York UCC or the corresponding code or statute of any other applicable jurisdiction) and where assets of such Vendors are located, and such searches shall reveal no liens on any of the assets of such Vendors that are being acquired in such Acquisition except for liens permitted by Section 7.3.
       (d) Approvals. Except as provided in the Acquisition Agreements, all Governmental Approvals and material consents and approvals of, or notices to, any other Person required or, in the reasonable discretion of the Administrative Agent, advisable in connection with the Delayed Draw Term Loans and the Acquisitions to be financed with the proceeds of such Delayed Draw Term Loans shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that could reasonably be expected to restrain, prevent or otherwise impose burdensome or otherwise adverse conditions on any of the Acquisitions or any extension of credit hereunder.
       (e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid (including all fees owed under Section 2.08 with respect to Delayed Draw Term Commitments), and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the relevant Delayed Draw Date. All such amounts in respect of such Delayed Draw Loans will be paid with proceeds of the Delayed Draw Loans made on the such Delayed Draw Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before such Delayed Draw Date.
       (f) Insurance. The Administrative Agent shall have received insurance certificates covering the assets to be acquired in the Acquisition being financed by such Delayed Draw Term Loans which (i) provide that no cancellation, material reduction in amount or material change in coverage under the related insurance policies shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as an additional insured party or loss payee and (iii) are reasonably satisfactory in all other respects to the Administrative Agent.
       (g) Use of Proceeds. Such Delayed Draw Term Loans shall be utilized solely for the purpose of financing one or more of the Acquisitions and related transaction costs.
       (h) Acquisition Documentation. The Agents shall have received the fully executed Acquisition Agreements pertaining to the Acquisitions and all other related Acquisition Documentation. Such Acquisition Documentation shall be reasonably satisfactory to the Agents in all respects and there shall have been no material amendments or waivers (other than waivers consented to in writing by the Administrative Agent; provided that the consent of the Administrative Agent shall not be required for the waiver of the condition under such Acquisition

Documentation that the conditions precedent to all other Acquisitions shall have been satisfied or waived) to or under the Acquisition Documentation. The Acquisitions to be financed with such Delayed Draw Term Loans shall be consummated simultaneously with such Borrowing of Delayed Draw Term Loans in accordance with applicable law and in accordance with all the material terms described in the Acquisition Documentation.
       (i) Pro Forma Compliance. The Borrowers shall be in compliance on a pro forma basis, with the financial covenants set forth in Section 7.1 applicable to the period ending December 31, 2006, after giving effect to such Borrowing of Delayed Draw Term Loans, any prior Borrowing of Delayed Draw Term Loans and the Acquisitions previously consummated or to be financed with such Delayed Draw Term Loans, as if such events had occurred on the first day of the most recently ended four-fiscal quarter period of Holdings for which financial statements are available.
       (j) Consolidated Leverage Ratio. The Agents shall be satisfied that the Consolidated Leverage Ratio, determined on a pro forma basis as of the most recently ended four-fiscal quarter period of Holdings as if the Transactions (including such Delayed Draw Term Loans (and any prior Borrowing of Delayed Draw Term Loans) and such Acquisition (and any Acquisitions previously consummated) had been consummated on the first day of such four-fiscal quarter period, shall be no more than (x) prior to the Cleandown Date, 3.8 to 1.0 and (y) after the Cleandown Date, 3.7 to 1.0.
SECTION 6. AFFIRMATIVE COVENANTS
          Holdings and the Borrowers hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, and all fees and all other expenses or amounts payable under any Loan Document, shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, each of Holdings and each Borrower shall and shall cause each of its Subsidiaries (other than the Excluded UK Subsidiaries) to:
          6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:
       (a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and
       (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently (except to the extent any such inconsistent application of GAAP has been approved by such accountants (in the case of clause (a) above)

or officer (in the case of clause (b) above), as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.
          6.2 Certificates; Other Information. Furnish to the Administrative Agent:
       (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;
       (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);
       (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of Holdings, a detailed consolidated quarterly budget for the following fiscal year (including projected consolidated quarterly balance sheets of Holdings and its Subsidiaries, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;
       (d) (i) within 45 days after the end of each of the first three fiscal quarters of Holdings, a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter (which may be satisfied through delivery of the analogous information provided in a Form 10-Q of Holdings for such fiscal quarter) and (ii) within 90 days after the end of each fiscal year of Holdings, a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for such fiscal year (which may be satisfied through delivery of the analogous information provided in a Form 10-K of Holdings for such fiscal year);
       (e) (i) within 10 days following the end of each calendar month, as of the close of business of the Canadian Borrower on the last Business Day of the immediately preceding calendar month and at and as of such other times as the Administrative Agent may reasonably request, a Canadian Borrower Borrowing Base Report and (ii) within 10 days following the end of each calendar month, as of the close of business of the US Borrower on the last Business Day of the immediately preceding calendar month and at and as of such other times as the Administrative Agent may reasonably request, a US Borrower Borrowing Base Report;
       (f) no later than 10 Business Days (or such later date as may be agreed by the Administrative Agent in its reasonable discretion) prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Acquisition Documentation;
       (g) within five days after the same are filed, notice of filing and how to obtain copies of all financial statements that Holdings or any Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements that Holdings or any Borrower may make to, or file with, the SEC;
       (h) upon request by the Administrative Agent, within five days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of the Group Members; and
       (i) promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.
          6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.
          6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition or rule, filing or fee obligations, or other requirements related thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
          6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, which insurance shall, in each case, (i) (except with respect to insurance policies in the UK, the cancellation, reduction and notice provisions of which shall be reasonably satisfactory to Administrative Agent) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as an additional insured party or loss payee and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.
          6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit, at Holdings or such Borrower’s sole expense, representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.
          6.7 Notices. Promptly give notice to the Administrative Agent of:
       (a) the occurrence of any Default or Event of Default;
       (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
       (c) any litigation, arbitration, mediation or other proceeding affecting any Group Member (i) in which the amount involved is $10,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document, and, in each case, any material developments with respect to any such litigation, arbitration, mediation or other proceeding;
       (d) the following events, as soon as possible and in any event within 30 days after any Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and
       (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
          6.8 Environmental Laws.
       (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

       (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
          6.9 Interest Rate Protection. In the case of the Borrowers, within 180 days after the Closing Date, enter into, and thereafter maintain, Swap Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than twenty-four months, which Swap Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.
          6.10 Additional Collateral, etc.
       (a) With respect to any property (to the extent of the type included in the definition of Collateral) acquired at any time after the Closing Date by any Loan Party (or any Group Member required to become a Loan Party pursuant to the terms of the Loan Documents) (other than (x) any property described in paragraph (b) or (c) below and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the relevant Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the relevant Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the relevant Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements, PPSA financing statements or such other financing statements or the registration in any required register with any relevant Governmental Authority, as applicable, in such jurisdictions as may be required by any Security Document or by law or as may be reasonably requested by the Administrative Agent.
       (b) With respect to any interest in any real property (excluding any leasehold interests) having a value (together with improvements thereof) of at least $500,000 acquired after the Closing Date by any Loan Party (or any Group Member required to become a Loan Party pursuant to the terms of the Loan Documents) (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the applicable Secured Parties, covering such interest in real property, (ii) if reasonably requested by the Administrative Agent, provide the Administrative Agent with (x) excluding properties in the UK, title and extended coverage insurance covering such interest in real property in an amount at least equal to the purchase price of such interest in real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA (or equivalent) survey thereof, together with a surveyor’s certificate and, in the case of properties in the UK with a value in excess of $2,000,000, reports on title with respect to such real property, (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
       (c) With respect to any new Subsidiary created or acquired after the Closing Date by any Group Member, promptly:

       (i) in the case of any such Subsidiary that is a Foreign Subsidiary, (1) execute and deliver, or cause to be executed and delivered, to the Administrative Agent such amendments to the Security Documents and/or such additional Security Documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of each of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged as Collateral for the benefit of the US Borrower Secured Parties), (2) execute and deliver, or cause to be executed and delivered, to the Administrative Agent such amendments to the US Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the US Borrower Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is directly owned by the US Borrower or any US Borrower Guarantor (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged as Collateral for the benefit of the US Borrower Secured Parties), (3) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (4) cause such new Subsidiary (A) (x) that is a Canadian Subsidiary, to execute and deliver a Canadian Guarantee Agreement and the relevant Canadian Security Agreements, (y) that is a UK Subsidiary, to become a party to the UK Security Agreement (or to execute and deliver to the Administrative Agent such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the UK Borrower Secured Parties and the Canadian Borrower Secured Parties, respectively, a guarantee on equivalent terms to those set forth in the UK Security Agreement), or (z) that is not a Canadian Subsidiary or a UK Subsidiary, to execute and deliver such agreements and documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the of the UK Borrower Secured Parties and the Canadian Borrower Secured Parties, respectively, a guarantee and security interest under the laws of the jurisdiction of organization or formation of such Foreign Subsidiary, on equivalent terms to those set forth in the other relevant Security Documents, (B) to take such actions reasonably necessary or advisable to grant to the Administrative Agent for the benefit of each of the Canadian Borrower Secured Parties and the UK Borrower Secured Parties, respectively, a perfected first priority security interest in the Collateral described in the Canadian Security Agreements (in the case of a Canadian Subsidiary) or the UK Security Agreement (in the case of a UK Subsidiary) (or the equivalent assets in any foreign jurisdiction, in the case of a Foreign Subsidiary that is not a Canadian Subsidiary or a UK Subsidiary), with respect to such new Subsidiary, including the filing of PPSA financing statements or such other financing statements in such jurisdictions or the registration in any required register with any relevant Governmental Authority as may be required by the Canadian Security Agreements or the UK Security Agreement or such other agreements and documents referenced in clause (4)(A)(z) above, as applicable, or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit P, with appropriate insertions and attachments, and (5) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; and

       (ii) in the case of any such Subsidiary that is a US Subsidiary, (1) execute and deliver, or cause to be executed and delivered, to the Administrative Agent such amendments to the Security Documents and/or such additional Security Documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of each of the Canadian Borrower Secured Parties, the UK Borrower Secured Parties and the US Borrower Secured Parties, respectively, a perfected first priority security interest in the Capital Stock of such new Subsidiary, (2) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (3) cause such new Subsidiary (A) to become a party to the US Guarantee and Collateral Agreement, (B) to take such actions reasonably necessary or advisable to grant to the Administrative Agent for the benefit of each of the Canadian Borrower Secured Parties, the UK Borrower Secured Parties and the US Borrower Secured Parties, respectively, a perfected first priority security interest in the Collateral described in the US Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the US Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit P, with appropriate insertions and attachments, and (4) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          6.11 Credit Ratings. Use commercially reasonable efforts to maintain at all times a credit rating by each of S&P and Moody’s in respect of the Facilities provided for under this Agreement and a corporate rating by S&P and a corporate family rating by Moody’s with respect to Holdings.
          6.12 Further Assurances. At any time or from time to time upon the request of the Administrative Agent, at the expense of the Borrowers, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents and to provide for payment of the Obligations in accordance with the terms of this Agreement, the Notes and the other Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as the Administrative Agent may reasonably request from time to time (including, without limitation, the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, landlord’s consents and estoppels, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, obtaining of title insurance with respect to any of the foregoing that relates to an interest in real property (excluding properties in the UK), and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets (other than those assets specifically excluded by the terms of this Agreement and the other Loan Documents) of the Loan Parties on a first priority basis, subject to, in the case of Capital Stock, Liens permitted under Section 7.3(a) and, in the case of any other Collateral, Liens permitted under Section 7.3.
          6.13 Pensions.
          (a) In the case of any UK Subsidiaries:
     (i) Ensure that no action or omission is taken by any Group Member in relation to such a pension scheme which has or is reasonably likely to have a Material

Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any Group Member ceasing to employ any member of such a pension scheme).
     (ii) Other than as set forth on Schedule 6.13, ensure that no Group Member becomes an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are under in Sections 39 or 43 of the Pensions Act 2004) such an employer.
     (iii) Deliver to the Administrative Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to Holdings or its Subsidiaries), actuarial reports in relation to all pension schemes mentioned in clause (a) above.
     (iv) Promptly notify the Administrative Agent of any material change in the rate of contributions to any pension schemes mentioned in clause (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).
     (v) Immediately notify the Administrative Agent of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to any Group Member.
     (vi) Immediately notify the Administrative Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.
          (b) In the case of any Canadian Subsidiaries (to the extent any Canadian Pension Plans exist):
     (i) Ensure that, for each Canadian Pension Plan, each Canadian Subsidiary complies, in a timely fashion, with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan, including under any funding agreements and all applicable Requirements of Law (including any fiduciary, funding, investment and administration obligations).
     (ii) Ensure that all employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan are paid or remitted by the Canadian Subsidiaries in a timely fashion in accordance with the terms thereof, any funding agreements and all Requirements of Law.
     (iii) Deliver to the Administrative Agent (A) if reasonably requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (B) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Canadian Subsidiary may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; and (C) notification within thirty days of the establishment of any Canadian Pension Plan, or the commencement of contributions to any such plan to which such Canadian Subsidiary was not previously contributing.
          6.14 Permitted UK Reorganization. Ensure that, within 90 days following the Closing Date or such longer period as may be agreed to in writing by the Administrative Agent, the Loan Parties shall have completed the Permitted UK Reorganization and the relevant Loan Parties shall provide evidence (reasonably satisfactory to the Administrative Agent) of completion of the Permitted UK Reorganisation.
          6.15 CLP Programs. No later than thirty days prior to the implementation thereof, the applicable Borrower shall deliver written notice to the Administrative Agent of the intention of such Borrower or any of its Subsidiaries to enter into a CLP Program (other than the CLP Programs under the First Delaware Bank Agreement), together with such information concerning the same as the Administrative Agent may reasonably request.
          6.16 Stub Redemption. Consummate the Stub Redemption not later than December 31, 2007.
          6.17 Post-Closing Covenants. Deliver or cause to be delivered the documents and other agreements set forth on Schedule 6.17 within the time frames specified on such Schedule 6.17.
SECTION 7. NEGATIVE COVENANTS
          Holdings and the Borrowers hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, and all fees and all other expenses or amounts payable under any Loan Document, shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, each of Holdings and each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
          7.1 Financial Condition Covenants.
          (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Consolidated
Fiscal Quarter Ending	Leverage Ratio
December 31, 2006 through September 30, 2007	4.25 to 1.0

December 31, 2007 through March 31, 2008	4.00 to 1.0

June 30, 2008	3.75 to 1.0

September 30, 2008 through June 30, 2009	3.25 to 1.0

Consolidated
Fiscal Quarter Ending	Leverage Ratio
September 30, 2009 through June 30, 2010	2.75 to 1.0

September 30, 2010 and each fiscal quarter of Holdings thereafter	2.25 to 1.0
; and provided that for purposes of this Section 7.1(a), the covenant set forth above shall be determined on a Pro Forma Basis.
          (b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Consolidated Fixed
Fiscal Quarter Ending	Charge Coverage Ratio
December 31, 2006 through June 30, 2008	1.50 to 1.0

September 30, 2008 through June 30, 2009	1.60 to 1.0

September 30, 2009 through June 30, 2010	1.80 to 1.0

September 30, 2010 and each fiscal quarter of Holdings thereafter	2.00 to 1.0
; and provided that for purposes of this Section 7.1(b), the covenant set forth above shall be determined on a Pro Forma Basis.
          7.2 Indebtedness. Incur any Indebtedness, except:
       (a) Indebtedness of any Loan Party pursuant to any Loan Document;
       (b) unsecured Indebtedness of any Loan Party other than Holdings to any other Loan Party other than Holdings; provided that such Indebtedness is evidenced by one or more Intercompany Notes;
       (c) Guarantee Obligations incurred in the ordinary course of business by any Loan Party other than Holdings of obligations of any other Loan Party other than Holdings (excluding Indebtedness incurred under clause (e) of this Section 7.2);
       (d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof);

     (e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) (and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;
     (f) Indebtedness of the Borrowers or any of their respective Subsidiaries in respect of Swap Agreements permitted by Section 7.12;
     (g) Acquired Indebtedness incurred in connection with Permitted Acquisitions (and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof)) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;
     (h) Cash Management Obligations incurred in the ordinary course of business of the Loan Parties; and
     (i) additional unsecured Indebtedness of the Borrowers or any of their respective Subsidiaries in an aggregate principal amount (for the Borrowers and all such Subsidiaries) not to exceed $10,000,000 at any one time outstanding.
          7.3 Liens. Incur any Lien upon any of its property, whether now owned or hereafter acquired, except:
     (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings or such Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
     (b) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
     (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (d) deposits (including rental deposit deeds relating to real property leases to which the UK Loan Parties are a party) to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Borrower or any of its Subsidiaries;
     (f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d) (and replacement Liens covering the same property, granted in connection with a refinancing permitted under Section 7.2(d)), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

     (g) Liens securing Indebtedness of any Borrower or any Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets or to refinance Indebtedness incurred for such purpose; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets or such refinancing, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;
     (h) Liens created pursuant to the Security Documents;
     (i) any interest or title of a lessor under any lease entered into by any Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased; and
     (j) Liens securing Acquired Indebtedness permitted under Section 7.2(g) (and replacement Liens covering the same property subject to such Liens at the time of the relevant Permitted Acquisition, granted in connection with a refinancing permitted under Section 7.2(g)), provided that no such Lien is spread to cover any additional property.
          7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
     (a) (i) any UK Loan Party may transfer assets by assignment or novation to any other Loan Party other than Holdings, (ii) any Canadian Loan Party may be merged or consolidated with or into any other Canadian Loan Party (provided that if such merger or consolidation involves the Canadian Borrower, the Canadian Borrower shall be the continuing or surviving corporation), and (iii) any US Loan Party may be merged or consolidated with or into any other US Loan Party (provided that if such merger or consolidated involves the US Borrower, the US Borrower shall be the continuing or surviving corporation); and, in each case, provided that the continuing or surviving corporation is a Borrower or a Wholly Owned Subsidiary of a Borrower and no such merger or consolidation shall involve Holdings;
     (b) any Subsidiary (i) (x) of the UK Borrower that is a UK Loan Party may Dispose of any or all of its assets to any other Loan Party, (y) of the Canadian Borrower that is a Canadian Loan Party may Dispose of any or all of its assets to any other Loan Party and (z) of the US Borrower that is a US Loan Party may Dispose of any or all of its assets to any other US Loan Party, that, in each case, is a Borrower or a Wholly Owned Subsidiary of a Borrower (upon voluntary liquidation or otherwise) any (ii) any Subsidiary of a Borrower may Dispose of any or all of its assets pursuant to a Disposition permitted by Section 7.5;
     (c) any Investment of any Borrower or its Subsidiaries expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation (provided that such Borrower (or, if not involving a Borrower, a Wholly Owned Subsidiary Guarantor) is the continuing or surviving corporation of any such merger, consolidation or amalgamation); and
     (d) Excluded UK Subsidiaries may liquidate, wind up, or dissolve or dispose of all their assets.
          7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of Holdings, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

     (a) the Disposition of obsolete or worn out property in the ordinary course of business;
     (b) the sale of inventory in the ordinary course of business;
     (c) Dispositions permitted by clause (i) of Section 7.4(b);
     (d) (i) the sale or issuance of the Capital Stock of any Subsidiary (x) of the UK Borrower that is a UK Loan Party to any other Loan Party, (y) of the Canadian Borrower that is a Canadian Loan Party to any other Loan Party, (z) of the US Borrower that is a US Loan Party to any other US Loan Party, (ii) the sale or issuance of the Capital Stock of the UK Borrower and the Canadian Borrower to DFG International, Inc. and DFG World, Inc. respectively, (iii) the sale or issuance of the Capital Stock of the US Borrower to Holdings, (iv) the sale or issuance of the Capital Stock of DFG International, Inc., DFG World, Inc. and DFG Canada, Inc. to US Borrower and (v) the Permitted UK Reorganization;
     (e) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;
     (f) the non-exclusive licensing of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;
     (g) the sale, transfer or other disposition of CLP Assets consisting of overdue and delinquent accounts pursuant to CLP Assets Disposition Agreements in the ordinary course of business consistent with past practice; and
     (h) the Disposition of other property having a fair market value not to exceed $5,000,000 in the aggregate for any fiscal year of Holdings.
          7.6 Restricted Payments. Declare or pay any dividend or distribution (other than dividends or distributions payable solely in common stock or common equity of the Person making such dividend or distribution) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or any management or similar fees payable to the Sponsor or any holders of the Capital Stock of Holdings or any of their respective Affiliates, or make any other distribution in respect of any Capital Stock of any Group Member, whether now or hereafter outstanding or any management or similar agreement with the Sponsor or any holders of the Capital Stock of Holdings or any of their respective Affiliates, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:
     (a) (i) any Loan Party other than Holdings may make Restricted Payments to any other Loan Party other than Holdings, including, without limitation, Restricted Payments to consummate the Permitted UK Reorganization and (ii) any Excluded UK Subsidiary may make Restricted Payments to any other Excluded UK Subsidiary or to any Loan Party other than Holdings;
     (b) so long as no Default or Event of Default shall have occurred and be continuing, the US Borrower may pay dividends to Holdings to permit Holdings to, and Holdings may, purchase Holdings’ common stock, stock equivalents or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of payments by the US Borrower to Holdings under this clause (b) after the date hereof (net of any proceeds received by Holdings and contributed to the US Borrower after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $2,500,000 in any fiscal year of Holdings or $10,000,000 in aggregate during the term of this Agreement (provided any such payment amounts for any fiscal year that are not used in the fiscal year for which they are permitted may be carried over to the next succeeding fiscal year only (with such amounts being deemed used first in such succeeding fiscal year); and provided, further, that notwithstanding the limitations contained herein, Holdings may redeem and repurchase additional stock, stock equivalents and stock options in any fiscal year of Holdings which are owned by any individual or such individual’s estate or family trusts for an aggregate amount not to exceed key man life insurance proceeds received by Holdings in such fiscal year under key man life insurance policies covering such individual); and
     (c) the US Borrower may pay dividends to Holdings to permit Holdings to (i) pay corporate overhead expenses incurred in the ordinary course of business not to exceed $2,000,000 in any fiscal year and (ii) pay any taxes that are due and payable by Holdings and its Subsidiaries as part of a consolidated group;
     (d) the US Borrower may pay dividends to permit Holdings to, and Holdings may, acquire, purchase, redeem or retire any shares of its Capital Stock, whether now or hereafter outstanding, in one transaction or a series of transactions for a total consideration not to exceed $7,500,000 in the aggregate for all such transactions under this clause (d) during the term of this Agreement; and
     (e) in addition to amounts paid pursuant to the preceding clause (d), so long as (i) immediately after giving effect to such transactions pursuant to this clause (e) no Default or Event of Default shall have occurred and be continuing, the Borrowers and their respective Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.1 and (ii) the Consolidated Leverage Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.2(b), and as calculated on a pro forma basis to give effect to any Restricted Payment under this clause (e) and any incurrence or repayment of Indebtedness following the period covered by such Compliance Certificate, was less than 2.75 to 1.0, the US Borrower may pay dividends to permit Holdings to, and Holdings may, acquire, purchase, redeem or retire any shares of its Capital Stock, whether now or hereafter outstanding, in one transaction or a series of transactions for a total consideration not to exceed an amount equal to the Cumulative Growth Amount immediately prior to the making of such Restricted Payments.
          7.7 Consolidated Capital Expenditures. Make or commit to make any Consolidated Capital Expenditure, except Consolidated Capital Expenditures of the Borrowers and their respective Subsidiaries in the ordinary course of business not exceeding (a) for the fiscal year of Holdings ending June 30, 2007, 25%, (b) for the fiscal year of Holdings ending June 30, 2008, 30%, and (c) for each fiscal year of Holdings ending after June 30, 2008, 25%, of Consolidated EBITDA for the immediately preceding fiscal year (determined on a Pro Forma Basis as if any Material Acquisitions and Material Dispositions that occurred following the end of such immediately preceding fiscal year had occurred at the beginning of such immediately preceding fiscal year); provided that (i) up to 50% of any such amount that is not expended in the fiscal year for which it is permitted may be carried over for expenditure in the next succeeding fiscal year only and (ii) Consolidated Capital Expenditures made pursuant to this Section 7.7 during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to clause (i) above and, second, in respect of amounts permitted for such fiscal year as provided above; and provided, further, that prior to the delivery of the annual audited financial statements for the immediately preceding fiscal year pursuant to Section 6.1(a), Consolidated Capital Expenditures of the Borrowers and their respective Subsidiaries shall not exceed a dollar amount equal to 35% of the maximum limitation on Consolidated Capital Expenditures that was applicable during the immediately preceding fiscal year.
          7.8 Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or all or substantially all of the assets of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
     (a) extensions of trade credit in the ordinary course of business;
     (b) Investments in cash and Cash Equivalents;
     (c) Guarantee Obligations permitted by Section 7.2;
     (d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $5,000,000 at any one time outstanding;
     (e) the Acquisitions;
     (f) Investments by any Borrower or any other Loan Party in assets useful in the business of such Borrower and its Subsidiaries made by such Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;
     (g) (i) intercompany Investments by any Loan Party other than Holdings in any other Loan Party other than Holdings (including, without limitation, Investments to consummate the Permitted UK Reorganization) (provided that any Investment in the form of a loan or advance shall be evidenced by an Intercompany Note and pledged by such Loan Party as Collateral pursuant to the Security Documents) and (ii) capital contributions by Holdings to the US Borrower or Investments by Holdings in the US Borrower constituting common stock of the US Borrower;
     (h) Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;
     (i) Investments received in settlement of amounts due to any Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to such Borrower or any of its Subsidiaries as a result of bankruptcy or insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of such Borrower or its Subsidiaries;
     (j) acquisitions by any Borrower or any Wholly Owned Subsidiary Guarantor of (x) all of the outstanding Capital Stock of any other Person that becomes a Loan Party concurrently with such acquisition or (y) all or substantially all of the assets of any other Person (each a “Permitted Acquisition”); provided that (1) (i) each such Permitted Acquisition is of a Person or ongoing business engaged in the same or a related line of business as the Borrowers; (ii) such Permitted Acquisition is approved by the board of directors and shareholders or other equityholders of the Person whose stock or assets are being acquired, (iii) in the case of an acquisition for aggregate consideration in excess of $5,000,000, the Borrowers have provided to the Administrative Agent a certified pro forma covenant compliance certificate, in form and detail reasonably satisfactory to the Administrative Agent demonstrating to its satisfaction that following the consummation of such acquisition the Borrowers will be in compliance with the financial covenants set forth in Section 7.1 (giving effect to such acquisition and any Indebtedness incurred to finance such acquisition and any Acquired Indebtedness related to such acquisition on a pro forma basis) and that after giving effect to such acquisition there shall not otherwise exist a Default or an Event of Default and (iv) the total purchase consideration (including, without limitation, Acquired Indebtedness, unsecured Indebtedness to sellers and earn-out and non-competition obligations relating thereto or arising in connection therewith) does not exceed 750% of the Consolidated EBITDA of the Person whose stock or assets are being acquired during the twelve-month period immediately preceding the consummation of such acquisition, adjusted to exclude non-continuing expenses, and (2) during any fiscal year of Holdings, such Permitted Acquisitions described in the foregoing clause (1) shall be subject to the following additional limitations: (i) the Borrowers and their respective Subsidiaries may only consummate or enter into any binding commitment to consummate such Permitted Acquisitions in which the total aggregate Acquisition Expenditures do not and will not exceed, when added to the aggregate amount of all Acquisition Expenditures incurred by the Borrowers and their respective Subsidiaries on or after the Closing Date, $150,000,000.00, and (ii) the aggregate amount of Acquisition Expenditures with respect to any single Permitted Acquisition or series of related Permitted Acquisitions consummated by the Borrowers or any of their respective Subsidiaries shall not exceed $40,000,000.00;
     (k) loans and advances made by the Borrowers and their respective Subsidiaries in connection with the origination and/or holding of CLP Assets;
     (l) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrowers or any of their respective Subsidiaries in an aggregate amount (valued at cost) not to exceed $10,000,000 during the term of this Agreement.
          7.9 Modifications of Certain Debt Instruments. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes (other than the modifications to the Senior Note Indenture on the Closing Date approved by the Administrative Agent.
          7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, any Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
          7.11 Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction unless, after giving effect thereto, the aggregate outstanding amount of Attributable Debt in respect of all Sale Leaseback Transactions does not exceed $20,000,000.
          7.12 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.
          7.13 Changes in Fiscal Periods. Permit the fiscal year of Holdings or any Borrower to end on a day other than June 30 or change Holdings’ or any Borrower’s method of determining fiscal quarters.
          7.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired or to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) customary restrictions on the assignment of leases and licenses entered into in the ordinary course of business.
          7.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of any Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or repay or prepay any Indebtedness owed to or by, such Borrower or any other Subsidiary of such Borrower, (b) make loans or advances to, or other Investments in, such Borrower or any other Subsidiary of such Borrower or (c) transfer any of its assets to such Borrower or any other Subsidiary of such Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases and licenses entered into in the ordinary course of business and (iv) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby.
          7.16 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrowers and their respective Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.
          7.17 Amendments to Acquisition Documentation. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to any Borrower or any of its Subsidiaries pursuant to the Acquisition Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation or any such other documents except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect or (c) fail to enforce, in a commercially reasonable manner, the Loan Parties’ respective rights (including rights to indemnification) under the Acquisition Documentation.
          7.18 Amendments to Certain Agreements. Terminate or agree to any amendment, supplement, or other modification of (pursuant to a waiver or otherwise), or waive any of its rights under, any organizational documents of any of the Group Members, if such termination, amendment, supplement or other modification or waiver, in light of the then existing circumstances at the time made, taken as a whole, could reasonably be expected to be materially adverse to the Group Members, taken as a whole, or any Agent, any Lender or any other Secured Party.

SECTION 8. EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
     (a) any Borrower shall fail to pay any principal of any Loan or, in the case of the US Borrower, Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or, in the case of the US Borrower, Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or
     (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date); or
     (c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrowers only), Section 6.7(a) or Section 7 of this Agreement or Section 5.8(c) of the US Guarantee and Collateral Agreement; or
     (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days thereafter after knowledge by Holdings or any Borrower or written notice thereof from the Administrative Agent; or
     (e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or
     (f) (i) any Group Member shall commence any case, proceeding or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator, liquidator, administrative receiver, assignee, sequestrator, monitor or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) except as permitted under Section 7.4(d), any Group Member shall convene a meeting of its shareholders, directors or officers for the purposes of considering any resolution for, to petition for or to file documents with a court or registrar for its winding-up, administration or dissolution; or (iii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of 60 days; or (iv) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (v) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), (iii) or (iv) above; (v) any Group Member shall generally not, or shall be unable to (or deemed to be unable for the purpose of any applicable laws), or shall admit in writing its insolvency or inability to, pay its debts as they become due; or (vi) any step is taken by any Group Member with a view to a moratorium or a composition or similar arrangement with any of the creditors of any Group Member or any such moratorium, composition or similar arrangement is declared or instituted in respect of any Group Member’s indebtedness; or
     (g) (A) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or (B) (i) any Person shall fail to comply with and perform in all material respects any of its obligations under and in respect of any Canadian Pension Plan (to the extent any may exist), including under any funding agreements and any applicable Requirements of Law (including any fiduciary, funding, investment and administration obligations), (ii) any Person shall fail to pay or remit any employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of any Canadian Pension Plan in accordance with the terms thereof, any funding agreements and any Requirements of Law or (iii) there exists a solvency deficiency or going-concern unfunded liability with respect to any Canadian Pension Plan; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
     (h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
     (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert or any Loan Party repudiates or rescinds a Loan Document or evidences an intention to repudiate or rescind a Loan document, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
     (j) any guarantee contained in Section 2 of the US Guarantee and Collateral Agreement, in the UK Security Agreement or in the Canadian Guarantee Agreements shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
     (k) a Change of Control shall occur; or
     (l) Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the US Borrower, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (x) nonconsensual obligations imposed by operation of law, (y) obligations pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the US Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section and cash received in connection with the issuance of Capital Stock of Holdings, which is promptly contributed or used to finance Investments in common equity of the US Borrower) and cash equivalents) other than the ownership of shares of Capital Stock of the US Borrower;
     (m) any Excluded UK Subsidiary shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except nonconsensual obligations imposed by operation of law, or (iii) lease, manage or otherwise operate any properties or assets or (iv) own any assets with a fair market value, in the aggregate for all Excluded UK Subsidiaries at any time, in excess of $1,000,000, or
     (n) any of the Governmental Approvals shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Governmental Approvals or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal (A) has, or could reasonably be expected to have, a Material Adverse Effect, or (B) adversely affects the legal qualifications of any Loan Party to hold any of the Governmental Approvals in any applicable jurisdiction and such revocation, rescission, suspension, modification or nonrenewal could reasonably be expected to materially and adversely affect the status of or legal qualifications of any Group Member to hold any of the Governmental Approvals in any other jurisdiction;
then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to Holdings or any Borrower, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents (including all amounts of US Borrower L/C Obligations, whether or not the beneficiaries of the then outstanding US Borrower Letters of Credit shall have presented the documents required thereunder) shall automatically immediately become due and payable, and (b) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents (including all amounts of US Borrower L/C Obligations, whether or not the beneficiaries of the then outstanding US Borrower Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all US Borrower Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such US Borrower Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such US Borrower Letters of Credit, and the unused portion thereof after all such US Borrower Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such US Borrower Letters of Credit shall have expired or been fully drawn upon and all amounts drawn thereunder have been reimbursed in full and all other Obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
SECTION 9. THE AGENTS
          9.1 Appointment.
               (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, each of the Lenders irrevocably appoints the Security Trustee to act as trustee under the UK Security Trust Agreement. Each Lender, whether originally party to this Agreement or that becomes party to this Agreement pursuant to an Assignment and Assumption or otherwise, hereby irrevocably and unconditionally confirms, acknowledges, agrees, represents and warrants that it is bound by, and will comply with, the provisions of the UK Security Trust Agreement as a Secured Party, and that each such provision of the UK Security Trust Agreement shall be binding on such Lender notwithstanding that such Lender has not executed the UK Security Trust Agreement and/or any Secured Party Accession Undertaking. In addition, if the Security Trustee so requests, the Administrative Agent shall execute on behalf of each Lender, the UK Security Trust Agreement and/or a Secured Party Accession Undertaking, and each Lender hereby irrevocably and unconditionally authorizes and instructs the Administrative Agent to do the same whenever called upon to do so. Any such execution by the Administrative Agent shall take effect with respect to a Lender on and from such date such Lender becomes a Lender under this Agreement.
               (b) Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Borrower or any other Loan Party under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any Borrower or any other Loan Party, without the prior written consent of the Administrative Agent. Any exercise of rights and remedies under the Security Documents with respect to the Collateral shall be as directed by the Administrative Agent or the Required Lenders, it being expressly understood and agreed that the Majority Facility Lenders under any Facility shall have no right to direct rights and remedies with respect to the Collateral unless such direction is approved by the Required Lenders.
               (c) Without prejudice to the foregoing paragraph, each Lender hereby designates and appoints WFFCC as the person holding the power of attorney (fondé de pouvoir) of the Lenders as contemplated under Article 2692 of the Civil Code of Quebec, to enter into, to take and to hold on their behalf, and for their benefit, a deed of hypothec (“Deed of Hypothec”) to be executed by any Canadian Loan Party under the laws of the Province of Quebec and creating a Lien on such Canadian Loan Party and such Canadian Loan Party’s Collateral located in such Province and to exercise such powers and duties which are conferred upon WFFCC under such deed. Each Lender hereby additionally designates and appoints WFFCC as agent, mandatary, custodian and depositary for and on behalf of each of them (i) to hold and to be the sole registered holder of any bond (“Bond”) issued under the Deed of Hypothec, the whole notwithstanding Section 32 of the Act Respecting the Special Powers of Legal Persons (Quebec) or any other applicable law, and (ii) to enter into, to take and to hold on their behalf, and for their benefit, a Bond Pledge Agreement (“Pledge”) to be executed by such Canadian Loan Party under the laws of the Province of Quebec and creating a Lien on the Bond as security for the payment and performance of the applicable Obligations. In this respect, (a) WFFCC, as agent, mandatary, custodian and depositary of the Lenders, shall keep a record indicating the names and addresses of, and the pro rata portion of the Obligations secured by the Pledge, owing to the persons for and on behalf of whom the Bond is so held from time to time, and (b) each Lender (other than the US Borrower Lenders) will be entitled to the benefits of any Collateral of such Canadian Loan Party charged under the Deed of Hypothec and the Pledge and will participate in the proceeds of realization of any such Collateral, the whole in accordance with the terms hereof. WFFCC, in such aforesaid capacities shall (x) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to WFFCC with respect to the Collateral under the Deed of Hypothec and Pledge, applicable law or otherwise, and (y) benefit from and be subject to all provisions hereof with respect to WFFCC mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders. Any person who becomes a Lender shall be deemed to have consented to and confirmed WFFCC as the person holding the power of attorney (fondé de pouvoir) and as the agent, mandatory, custodian and depositary as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by WFFCC in such capacities. WFFCC shall be entitled to delegate from time to time any of its powers or duties under the Deed of Hypothec and the Pledge to any person and on such terms and conditions as WFFCC may determine from time to time.
               (d) The provisions of Section 9 are solely for the benefit of each of the Agents, the Lenders and the Issuing Lender, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions nor shall any such provisions constitute a defense available to any Borrower nor any other Loan Party. Notwithstanding any provision to the contrary elsewhere in this Agreement, none of the Agents shall have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any of the Agents.
          9.2 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the applicable Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. The Administrative Agent hereby appoints WFFCC as sub-agent for purposes of the Canadian Guarantee Agreements and the Canadian Security Agreements.
          9.3 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:
     (a) shall be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;
     (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable, provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the applicable Agent or any of its Affiliates in any capacity.
          No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1) or (ii) in the absence of its own gross negligence or willful misconduct.

          No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.
          9.4 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a US Borrower Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the applicable Agent may presume that such condition is satisfactory to such Lender unless the applicable Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such US Borrower Letter of Credit. Without limiting the generality of the foregoing, it is expressly acknowledged and agreed that any determination by the Administrative Agent as to the US Borrower Borrowing Base or the Canadian Borrower Borrowing Base shall be based, without independent investigation of the legal or factual contents thereof, upon the most recent Canadian Borrower Borrowing Base Report (in the case of the Canadian Borrower Borrowing Base) or the US Borrower Borrowing Base Report (in the case of the US Borrower Borrowing Base) provided by the Borrowers to the Administrative Agent pursuant to Section 6.2(f) or such more recent Canadian Borrower Borrowing Base Report (in the case of the Canadian Borrower Borrowing Base) or the US Borrower Borrowing Base Report (in the case of the US Borrower Borrowing Base) provided to the Administrative Agent. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.
          9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received notice from a Lender, Holdings or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the

Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by an applicable Agent hereunder, such Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.
          9.7 Indemnification. Each of the Lenders agrees to indemnify each Agent in its capacity as such, and such Agent’s respective officers, directors, employees, affiliates, agents, advisors, representatives and controlling persons (each, an “Agent’s Indemnitee”) (to the extent not reimbursed by the Borrowers or any other Loan Party and without limiting the obligation of the Borrowers or any other Loan Party to do so), according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or any such Agent’s Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to any Agent or Agent’s Indemnitee for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          9.8 Agents in their Individual Capacities. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrowers or any Subsidiary of any of the Borrowers or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
          9.9 Successor Agents. Each Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above provided that if the retiring Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by any Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Agent may continue to hold such collateral security until such time as a successor Agent is appointed and such collateral security is assigned to such successor Agent) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph (provided that the retiring Agent may, in its sole discretion, elect to continue to provide all or a portion of such services it previously provided until such time as a successor Agent is appointed). Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of Section 9 and Section 11.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.
          9.10 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Documentation Agent, the Syndication Agent, the Joint Lead Arrangers or the Joint Bookrunners listed on the cover page hereof shall have any powers, duties, responsibilities or obligations under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, as Security Trustee, or as a Lender hereunder.
          9.11 PTR Scheme.
               (a) Each UK Treaty Lender:
               (i) irrevocably appoints the Administrative Agent to act as syndicate manager under, and authorizes the Administrative Agent to operate, and take any action necessary or desirable under, the PTR Scheme in connection with the Facilities;
               (ii) shall co-operate with the Administrative Agent in completing any procedural formalities necessary under the PTR Scheme, and shall promptly supply to the Administrative Agent such information as the Administrative Agent may request in connection with the operation of the PTR Scheme;

               (iii) without limiting the liability of any Borrower under this Agreement, shall, within five Business Days of demand, indemnify the Administrative Agent for any liability or loss incurred by the Administrative Agent as a result of the Administrative Agent acting as syndicate manager under the PTR Scheme in connection with the UK Treaty Lender’s participation in any Loan (except to the extent that the liability or loss arises directly from the Administrative Agent’s gross negligence or willful misconduct); and
               (iv) shall, within five Business Days of demand, indemnify each Borrower for any Tax which such Borrower becomes liable to pay in respect of any payments made to such UK Treaty Lender arising as a result of any incorrect information supplied by such UK Treaty Lender under paragraph (ii) above which results in a provisional authority issued by the HM Revenue and Customs under the PTR Scheme being withdrawn.
               (b) Each Borrower agrees and acknowledges that it is fully aware of its contingent obligations under the PTR Scheme and shall:
               (i) promptly supply to the Administrative Agent such information as the Administrative Agent may request in connection with the operation of the PTR Scheme; and
               (ii) act in accordance with any provisional notice issued by HM Revenue and Customs under the PTR Scheme.
               (c) The Administrative Agent agrees to provide, as soon as reasonably practicable, a copy of any provisional authority issued to it under the PTR Scheme in connection with any Loan to those Borrowers specified in such provisional authority.
               (d) Each of the parties hereto agrees and acknowledges that the Administrative Agent:
               (i) is entitled to rely completely upon information provided to it in connection with paragraphs (a) or (b) above;
               (ii) is not obliged to undertake any inquiry into the accuracy of such information, nor into the status of the UK Treaty Lender or, as the case may be, the Borrower providing such information; and
               (iii) shall have no liability to any person for the accuracy of any information it submits in connection with paragraph (a)(i) above.
SECTION 10. COLLATERAL ALLOCATION MECHANISM
          10.1 Implementation of CAM.
               (a) On the CAM Exchange Date the Lenders shall automatically and without further act (and without regard to the provisions of Section 11.6) be deemed to have exchanged interests in the Loans and other Designated Obligations with each other Lender hereunder such that in lieu of the interest of each Lender in each Class of Loans (and other Designated Obligations) in which it shall participate as of such date (including such Lender’s interest in the Designated Obligations of each Loan Party in respect of each such Class of Loans and other Designated Obligations), such Lender shall hold an interest in every Class of Loans (including the Designated Obligations of each Loan Party in respect of each such Class) and other outstanding Designated Obligations, whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof. Each Lender, each Borrower and each other Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Class of Loans. Each Borrower and each other Loan Party agrees from time to time to execute and deliver to the Administrative Agent all instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange. In the event that on the CAM Exchange Date any Swingline Loan shall be outstanding (other than any Swingline Loan in respect of which the US Borrower Revolving Lenders have funded their purchase of participations pursuant to Section 2.7), then on the CAM Exchange Date, each US Borrower Revolving Lender (determined immediately prior to the CAM Exchange) shall, in accordance with the provisions of Section 2.7, promptly purchase from the Swingline Lender a participation in each Swingline Loan in the amount of such US Borrower Revolving Lenders’ US Borrower Revolving Percentage of such Swingline Loan (determined immediately prior to the CAM Exchange). Notwithstanding the foregoing, prior to the CAM Exchange Date no Lender shall have any beneficial interest in any other Lender’s Loans pursuant to this Section 10. Each determination by the Administrative Agent as to each Lender’s CAM Percentage or the amount of Designated Obligations owing to each Lender shall be binding on each such Lender and its successors and assigns and shall be conclusive, absent manifest error. For the avoidance of doubt, to the extent not previously terminated, on the CAM Exchange Date, any outstanding Commitments shall be terminated automatically and without any further action by any person.
               (b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations, and each distribution made by the Administrative Agent pursuant to any Security Document in respect of the Designated Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of a Designated Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.
          10.2 Letters of Credit. In the event that, on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a US Borrower L/C Disbursement by the Issuing Lender that is not reimbursed by the US Borrower, then (i) each US Borrower L/C Participant shall pay its US Borrower Revolving Percentage of such unreimbursed US Borrower L/C Disbursement to the Administrative Agent, in accordance with Section 3.4, and the Administrative Agent will promptly pay to the Issuing Lender the amounts so received by it from the US Borrower L/C Participants, (ii) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such US Borrower L/C Disbursement and the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that each Lender shall own an interest equal to such Lender’s CAM Percentages (as so redetermined) in the Designated Obligations in each Class of Loans and each other category of Designated Obligations, and (iii) in the event distributions shall have been made in accordance with Section 10.1(b), the Lenders shall make such payments to one another as shall be necessary in order that the amounts received by the Lenders shall be equal to the amounts they would have received had each US Borrower L/C Disbursement been outstanding on the CAM Exchange Date. Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive, absent manifest error. In the event that any US Borrower L/C Participant shall default in its obligation to pay over any amount to the Administrative Agent in respect of any US Borrower L/C Disbursement as provided in this Section 10.2, the Issuing Lender shall have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 3.4.
SECTION 11. MISCELLANEOUS
          11.1 Amendments and Waivers.
               (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. Subject to Sections 11.1(b), (c) and (d), the Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, or permit Interest Periods with a duration longer than six months, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the value of the respective guarantees of the Obligations by the Guarantors, in each case without the written consent of all Lenders; (D) amend, modify or waive any provision of Section 2.17 in a manner which is adverse to any particular Facility in relation to other Facilities without the written consent of the Majority Facility Lenders in respect of each such Facility adversely affected thereby or amend, modify or waive any provision of Section 2.17 that provides for the application of payments under any particular Facility without the written consent of each Lender adversely affected thereby; (E) reduce the percentage specified in the definition of any of Majority Canadian Borrower Revolving Lenders, Majority US Borrower Revolving Lenders, Majority UK Borrower Dollar Term Lenders, Majority UK Borrower Euro Term Lenders or Majority Canadian Borrower Term Lenders without the written consent of all Lenders under such Facility or modify the definition of “Majority Facility Lenders” without the consent of each Lender adversely affected thereby; (F) amend, modify or waive any provision of Section 9 without the written consent of each affected Agent; (G) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (H) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; (I) amend or modify the application of prepayments set forth in Section 2.11(g), (h), (i) or (j) in a manner that adversely affects any Facility without the written consent of the Majority Facility Lenders of each adversely affected Facility; (J) amend the definition of “Canadian Borrower Borrowing Base” or amend, modify or waive any provision of Section 2.11(e) without the written consent of the Majority Canadian Borrower Revolving Lenders; or (K) amend the definition of “US Borrower Borrowing

Base” or amend, modify or waive any provision of Section 2.11(f) without the written consent of the Majority US Borrower Revolving Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
               (b) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers solely, (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Extensions of Credit and the accrued interest and fees in respect thereof, (ii) to allow any such additional credit facilities constituting term loans to share ratably with the Term Loans in the application of prepayments and to receive prepayments with priority to the Revolving Extensions of Credit, (iii) to allow any such credit facilities constituting revolving loans or commitments to share ratably with the Revolving Extensions of Credit in the application of prepayments and (iv) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.
               (c) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing or modification of (i) all outstanding UK Borrower Dollar Term Loans, (ii) all outstanding UK Borrower Euro Term Loans or (iii) all outstanding Canadian Borrower Term Loans and Delayed Draw Term Loans (“Refinanced Term Loans”) with a replacement UK Borrower or Canadian Borrower term loan tranche hereunder (“Replacement Term Loans”), provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.
               (d) In addition, notwithstanding the foregoing, the Agents (or any of them) shall be authorized to enter into such modifications to the Security Documents and such additional Security Documents as may be reasonably advisable or necessary to further effectuate or carry out the purposes of Section 6.10, Section 6.12 or any other Security Documents, without further vote or consent from the Lenders or the Required Lenders.
          11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrowers and each Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Dollar Financial Corp.
1436 Lancaster Avenue
Suite 300
Berwyn, PA 19312
Attention: President
Telecopy: (610) 296-7844
Telephone: (610) 296-3400

with a copy to:

Dollar Financial Corp.
1436 Lancaster Avenue
Suite 300
Berwyn, PA 19312
Attention: General Counsel
Telecopy: (610) 296-7844
Telephone: (610) 296-3400

Borrowers:	c/o Dollar Financial Corp.
1436 Lancaster Avenue
Suite 300
Berwyn, PA 19312
Attention: President
Telecopy: (610) 296-7844
Telephone: (610) 296-3400

with a copy to:

c/o Dollar Financial Corp.
1436 Lancaster Avenue
Suite 300
Berwyn, PA 19312
Attention: General Counsel
Telecopy: (610) 296-7844
Telephone: (610) 296-3400

Administrative Agent (or any	c/o Wells Fargo Bank
sub-agent appointed pursuant to	Financial Sponsors
Section 9.2) (excluding Notices	333 South Grand Avenue
of Borrowing and Notices of	9th Floor
Conversion/Continuation):	Los Angeles, CA 90071
Attention: Alex Kim
Telecopy: (213) 628-1188
Telephone: (213) 253-6884

Administrative Agent (Notices of	Wells Fargo Bank
Borrowing and Notices of	201 3rd Street
Conversion/Continuation only):	8th Floor
San Francisco, CA 94103
Attention: Felix Bayani
Telecopy: (415) 546-6353 / 512-7059
Telephone: (415) 477-5330
; provided that any notice, request or demand to or upon the applicable Agent or the Lenders shall not be effective until received. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the applicable Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the applicable Agent and the applicable Lender. Each applicable Agent and each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the applicable Agent or Borrower otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.
          11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          11.5 Payment of Expenses and Taxes. Each Borrower agrees (a) to pay or reimburse each Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation, delivery and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to each Agent (provided that absent a conflict of interest the Agents shall use reasonable efforts to use a single legal counsel (and any necessary special or local counsel)) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrowers prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the applicable Agent shall deem appropriate, (b) to pay or reimburse each Lender and each Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to each Agent, (c) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) which do not constitute Taxes or Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and each Agent and their respective officers, directors, employees, affiliates, agents, advisors, representatives and controlling persons (each, an “Indemnitee”) harmless from and against any and all other claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnitee is a party hereto and regardless or whether any such matter is initiated by a third party, any Borrower, any other Loan Party or any other Person), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, each of Holdings and each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights of contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 11.5 shall be submitted to the Borrowers at the address of the Borrowers set forth in Section 11.2. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.
          11.6 Successors and Assigns; Participations and Assignments.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that neither Holdings nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Holdings or any Borrower without such consent shall be null and void).

     (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and the Note or Notes (if any) held by it) with notice to the Canadian Borrower and the UK Borrower (solely with respect to any proposed assignment of the Term Loans) and with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
          (A) solely with respect to any proposed assignment of all or a portion of any US Borrower Revolving Commitments or US Borrower Revolving Loans, the US Borrower, the Swingline Lender and the Issuing Lender; provided that no consent of the US Borrower shall be required for an assignment (x) to a Lender, an affiliate of a Lender, an Approved Fund (as defined below), (y) during the Primary Syndication Period, to any Identified Lender or (z) if a Default or an Event of Default has occurred and is continuing, to any other Person;
          (B) solely with respect to any proposed assignment of all or a portion of any Canadian Borrower Revolving Commitments or Canadian Borrower Revolving Loans, the Canadian Borrower; provided that no consent of the Canadian Borrower shall be required for an assignment (x) to a Lender, an affiliate of a Lender, an Approved Fund (as defined below), (y) during the Primary Syndication Period, to any Identified Lender or (z) if a Default or an Event of Default has occurred and is continuing, to any other Person;
          (C) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
               (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, solely in the case of any Revolving Commitments or Revolving Loans, $500,000) (provided that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount, and simultaneous assignments of Loans under the Canadian Borrower Term Facility and the Delayed Draw Term Facility shall be aggregated for purposes of determining such amount) unless each of the Borrowers and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers shall be required if a Default or an Event of Default has occurred and is continuing;
          (B) the parties to each assignment shall (1) if previously agreed with the Administrative Agent, electronically execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (2) manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee (i) may be waived or reduced in the sole discretion of the Administrative Agent and provided that only one such fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds and (ii) shall not be imposed in the case of assignments by Credit Suisse, Cayman Islands Branch, or any of its Affiliates), payable by the assigning or assignee Lender as they shall mutually agree (provided that only one such fee shall be payable in connection with simultaneous assignments by two or more Approved Funds);
               (C) the Assignee, if it shall become a Secured Party (under and defined in the UK Security Trust Agreement), shall execute and deliver (or the Administrative Agent shall execute and deliver on behalf of such Assignee) to the Security Trustee under the UK Security Trust Agreement, a Secured Party Accession Undertaking;
               (D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and
               (E) in the case of any assignment of a Canadian Borrower Revolving Commitment or Canadian Borrower Revolving Loans, unless a Default or an Event of Default has occurred and is continuing, the Assignee shall be a Canadian Resident.
          For the purposes of this Section 11.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to Section 11.6(b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.6(c).
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and US Borrower L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders may treat each

Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consent to such assignment required by Section 11.6(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to Section 11.6(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (x) the sale of the participation to such Participant is made with the Borrowers’ prior written consent or (y) the sale of such participation is made pursuant to Section 10 hereof. Any Participant that is a Foreign Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(d).
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

               (e) Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender to such Borrower requiring Notes to facilitate transactions of the type described in Section 11.6(d) above.
               (f) Each Lender, upon execution and delivery hereof or upon succeeding to an interest in Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Securities Exchange Act of 1934, or other federal securities laws (it being understood that, subject to the provisions of this Section 11.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).
               (g) For greater certainty, and notwithstanding any of the foregoing, no assignment hereunder shall be or be deemed to be a discharge, rescission, extinguishment, novation, issue, repayment, advance, disposition or substitution of any Loan and any Loan so assumed shall continue to be the same obligation and not a new obligation.
          11.7 Adjustments; Set-off.
               (a) Except to the extent that this Agreement expressly provides for or permits payments to be allocated or made to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
               (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or any Borrower, any such notice being expressly waived by Holdings and the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against the Obligations any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or such Borrower, as the case may be. Each Lender agrees promptly to notify such Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          11.8 Counterparts; Electronic Execution.

          (a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile transmission or electronic image scan transmission (e.g., PDF) shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable. A set of the copies of this Agreement signed by all the parties shall be lodged with the US Borrower and the Administrative Agent.
          (b) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          11.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          11.10 Integration. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch, Wells Fargo Bank, National Association, and the Administrative Agent represent the entire agreement of Holdings, the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          11.12 Submission To Jurisdiction; Agent for Service of Process; Waivers. Each of Holdings and each Borrower hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, to the extent such courts would have subject matter jurisdiction with respect thereto, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or such Borrower, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) without limiting the foregoing, each of the Canadian Borrower and the UK Borrower hereby irrevocably appoints as of October 25, 2006, CT Corporation System (the “Process Agent”), with an office on the Closing Date at 111 Eighth Avenue, 13th Floor, New York, New York, 10011, United States, as its agent to receive on its behalf and for its property, service of copies of the summons and complaint and any other process which may be served in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party or for recognition and enforcement of any judgment in respect thereof; such service may be made by mailing or delivering a copy of such process to the Canadian Borrower or the UK Borrower, as the case may be, in care of the Process Agent at the Process Agent’s above address, and each of the Canadian Borrower and the UK Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf;
     (e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
     (f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          11.13 Acknowledgements. Each of Holdings and each Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrowers and the Lenders.
          11.14 Releases of Guarantees and Liens.
          (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by any Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any

Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in Section 11.14(b) below.
          (b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements, to the extent no default or termination event shall have occurred and be continuing thereunder) shall have been paid in full, the Commitments have been terminated and no US Borrower Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of each Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
          11.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information (“Information”) provided to it by any Loan Party, any Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the extensions of credit hereunder. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.
          11.16 WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          11.17 USA Patriot Act Notification. The following notification is provided to the Borrower pursuant to Section 326 of the Patriot Act:
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.
What this means for a Borrower: When a Borrower opens an account, if the Borrower is an individual, the Administrative Agent and the Lenders will ask for the Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower, and, if the Borrower is not an individual, the Administrative Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower. The Administrative Agent and the Lenders may also ask, if the Borrower is an individual, to see the Borrower’s driver’s license or other identifying documents, and, if the Borrower is not an individual, to see the Borrower’s legal organizational documents or other identifying documents.
          11.18 Maximum Amount.
          (a) It is the intention of the Borrowers and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between the Loan Parties and their respective Subsidiaries and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Indebtedness evidenced hereby or other Obligations of any Borrower, or in any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the Indebtedness of any Borrower evidenced hereby, outstanding from time to time shall, to the extent permitted by Applicable Law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of the Loans until payment in full of all of such Indebtedness, so that the actual rate of interest on account of such Indebtedness is uniform through the term hereof. The terms and provisions of this subsection shall control and supersede every other provision of all Loan Documents between any of the Borrowers or any endorser of the Notes and the Lenders.
          (b) If under any circumstances any Lender shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment under Section 2.10 and shall be so applied in accordance with Section 2.17 or if such excessive interest exceeds the unpaid balance of the Loans and any other Indebtedness of any Borrower in favor of such Lender, the excess shall be deemed to have been a payment made by mistake and shall be refunded to such Borrower.
          (c) Without limiting the foregoing provisions of this Section 11.18, in no event shall the aggregate “interest” (as defined in Section 347 (the “Criminal Code Section”) of the Criminal Code (Canada)), payable to any Canadian Borrower Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest lawfully permitted under the Criminal Code

Section on the “credit advanced” (as defined in such section) under this Agreement or any other Loan Document. Further, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of such “interest” is determined to be contrary to the provisions of the Criminal Code Section, such payment, collection, or demand shall be deemed to have been made by mutual mistake of the affected Canadian Borrower Lender, and the Canadian Borrower and such “interest” shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by the Criminal Code Section so as to result in a receipt by such Canadian Borrower Lender of interest at a rate not in contravention of the Criminal Code Section, such adjustment to be effected, to the extent necessary, as follows:
          (i) first, by reducing the amounts or rates of interest required to be paid to that Canadian Borrower Lender; and
          (ii) second, by reducing any fees, charges, expenses and other amounts required to be paid to the affected Canadian Borrower Lender that would constitute “interest”.
Notwithstanding the foregoing, and after giving effect to all such adjustments, if any Canadian Borrower Lender shall have received an amount in excess of the maximum permitted by the Criminal Code Section, then the Canadian Borrower shall be entitled, by notice in writing to such affected Canadian Borrower Lender, to obtain reimbursement from such Canadian Borrower Lender in an amount equal to such excess.
          11.19 Judgment Currency.
               (a) Each Borrower’s obligation hereunder and under the other Loan Documents to make payments in any applicable currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or any other Loan Documents. If, for the purpose of obtaining or enforcing judgment against the Loan Parties in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange on the applicable currency (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent (the “Spot Currency Exchange Rate”)) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
               (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

          (c) For purposes of determining any other rate of exchange for this Section 11.19, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
          11.20 Public/Private Information. Each of Holdings and the Borrowers hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Holdings or the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the (“Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings or the Borrowers or their respective Subsidiaries) (each, a “Public Lender”). Each of Holdings and the Borrowers hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each of Holdings and the Borrowers shall be deemed to have authorized each of the Agents and the Lenders to treat such Borrower Materials as not material, non-public information (although it may be sensitive and proprietary) with respect to Holdings or the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” All Public Lenders shall have been deemed to have waived the right to receive information which is not made public by Holdings and the Borrowers in its sole discretion. Notwithstanding the foregoing, neither Holdings nor any Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC”.
          11.21 Application of Proceeds.
          (a) If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply, at such time or times as the Administrative Agent may elect, all or any part of Proceeds constituting US Collateral, whether or not held in any collateral account established by the Administrative Agent, in payment of the Obligations in the following order:
          (i) First, to the payment of all costs and expenses of any sale, collection or other realization on the US Collateral, and reimbursement for all other costs, expenses, liabilities and advances made or incurred by the Administrative Agent, the Security Trustee or any Administrative Agent’s Indemnitee in connection therewith (including, without limitation, all reasonable costs and expenses of every kind incurred in connection any action taken pursuant to any Loan Document or incidental to the care or safekeeping of any of the US Collateral or in any way relating to the US Collateral or the rights of the Administrative Agent, the Security Trustee and the other Secured Parties under the Loan Documents, reasonable attorneys’ fees and disbursements and any other amount required by any provision of law (including, without limitation, Section 9-615(a)(3) of the Uniform Commercial Code)), and all amounts for which the Administrative Agent, the Security Trustee or any Administrative Agent’s Indemnitee is entitled to indemnification hereunder and under the other Loan Documents and all advances made by or on behalf of the Administrative Agent, the Security Trustee or any Administrative Agent’s Indemnitee hereunder and thereunder for the account of any Loan Party (excluding principal and interest in respect of any Loans extended to such Loan Party), and to the payment of all costs and expenses paid or incurred by the Administrative Agent, the Security Trustee or any Administrative Agent’s Indemnitee in

connection with the exercise of any right or remedy hereunder or under any other Loan Document and to the payment or reimbursement of all indemnification obligations, fees, costs and expenses owing to the Administrative Agent, the Security Trustee or any Administrative Agent’s Indemnitee hereunder or under any other Loan Document, all in accordance with the terms hereof or thereof;
          (ii) Second, for application by it towards all other Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties (including all Obligations in respect of Specified Swap Agreements); and
          (iii) Third, any balance of such Proceeds remaining after the Obligations shall have been satisfied by payment in full in immediately available funds (or in the case of Letters of Credit, terminated or collateralized in a manner satisfactory to the Issuing Lender) and the Commitments shall have been terminated shall be paid over to or upon the order of the applicable US Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
In the event that any such Proceeds are insufficient to pay in full the items described in clauses (i) through (iii) of this Section 11.21(a), the US Loan Parties shall remain liable, jointly and severally, for any deficiency.
          (b) If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply, at such time or times as the Administrative Agent may elect, all or any part of Proceeds constituting Non-US Collateral, whether or not held in any collateral account established by the Administrative Agent, in payment of the respective Obligations of the Non-US Loan Parties in the following order:
          (i) First, to the payment of all costs and expenses of any sale, collection or other realization on the Non-US Collateral, and reimbursement for all other costs, expenses, liabilities and advances made or incurred by the Administrative Agent, the Security Trustee or any Administrative Agent’s Indemnitee in connection therewith (including, without limitation, all reasonable costs and expenses of every kind incurred in connection any action taken pursuant to any Loan Document or incidental to the care or safekeeping of any of the Non-US Collateral or in any way relating to the Non-US Collateral or the rights of the Administrative Agent, the Security Trustee, the Canadian Borrower Secured Parties or the UK Borrower Secured Parties under the Loan Documents, reasonable attorneys’ fees and disbursements and any other amount required by any provision of law (including, without limitation, Section 9-615(a)(3) of the Uniform Commercial Code)), and all amounts for which the Administrative Agent, the Security Trustee or any Administrative Agent’s Indemnitee is entitled to indemnification hereunder and under the other Loan Documents and all advances made by or on behalf of the Administrative Agent, the Security Trustee or any Administrative Agent’s Indemnitee hereunder and thereunder for the account of any Non-US Loan Party (excluding principal and interest in respect of any Loans extended to such Non-US Loan Party), and to the payment of all costs and expenses paid or incurred by the Administrative Agent, the Security Trustee or any Administrative Agent’s Indemnitee in connection with the exercise of any right or remedy hereunder or under any other Loan Document and to the payment or reimbursement of all indemnification obligations, fees, costs and expenses owing to the Administrative Agent, the Security Trustee or any Administrative Agent’s

Indemnitee hereunder or under any other Loan Document, all in accordance with the terms hereof or thereof;
          (ii) Second, for application by it towards all other Obligations of the Non-US Loan Parties, pro rata among the Canadian Borrower Secured Parties and the UK Borrower Secured Parties according to the amounts of such Obligations then held by such Secured Parties (including all Obligations in respect of Specified Swap Agreements with the Canadian Borrower or the UK Borrower); and
          (iii) Third, any balance of such Proceeds remaining after the Obligations of the Non-US Loan Parties shall have been satisfied by payment in full in immediately available funds and the Commitments shall have been terminated shall be paid over to or upon the order of the applicable Non-US Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
In the event that any such Proceeds are insufficient to pay in full the items described in clauses (i) through (iii) of this Section 11.21(b), the Non-US Loan Parties shall remain liable, jointly and severally, for any deficiency.
          11.22 Funding of UK Borrower Euro Term Facility. Notwithstanding any other provision of this Agreement or any other Loan Document, it is expressly understood and agreed that (a) on the Closing Date the UK Borrower will be advanced UK Borrower Euro Term Loans in an aggregate amount equal to €31,491,103.76, which UK Borrower Euro Term Loans shall be funded in Dollars in an amount equal to $40,000,000, such amount being the equivalent in Dollars of €31,491,103.76 on the Closing Date and (b) the UK Borrower Euro Term Loans and the UK Borrower Euro Term Loan Notes shall be denominated in Euros and all payments related to the UK Borrower Euro Term Loans shall be made in Euros.
[Signature pages follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DOLLAR FINANCIAL CORP., a Delaware corporation
By:
Name:
Title:

DOLLAR FINANCIAL GROUP, INC., a New York corporation
By:
Name:
Title:

NATIONAL MONEY MART COMPANY, an unlimited liability company organized under the laws of the Province of Nova Scotia, Canada
By:
Name:
Title:

DOLLAR FINANCIAL U.K. LIMITED, a limited liability company incorporated under the laws of England and Wales with registered number 03701758
By:
Name:
Title:

[Credit Agreement]

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as Security Trustee, and as a Lender
By:
Name:
Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender
By:
Name:
Title:

By:
Name:
Title:

[Credit Agreement]

ANNEX 1
Mandatory Cost Formula
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each UK Borrower Euro Term Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the UK Borrower Euro Term Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each UK Borrower Euro Term Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any UK Borrower Euro Term Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all UK Borrower Euro Term Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any UK Borrower Euro Term Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:
(a)	in relation to a sterling Loan:

AB + C(B–D) + E x 0.01
100 – (A+C)	per cent. per annum
(b)	in relation to a Loan in any currency other than sterling:

E x 0.01
300	per cent. per annum.
Where:
A.	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B.	is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.14(c)(ii) payable for the relevant Interest Period on the Loan.

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C.	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D.	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E.	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Facility Office” means the office or offices notified by a UK Borrower Euro Term Lender to the Administrative Agent in writing on or before the date it becomes a UK Borrower Euro Term Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

(c)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)	“Reference Bank” means, in relation to Euribor, the principal office in Los Angeles, California of Wells Fargo Bank, National Association, or such other bank or banks as may be designated by the Administrative Agent in consultation with the UK Borrower;

(f)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules; and

(g)	“Unpaid Sum” means any sum due and payable but unpaid by any Loan Party under the Loan Documents.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees

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Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.
8.	Each UK Borrower Euro Term Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each UK Borrower Euro Term Lender shall supply the following information on or prior to the date on which it becomes a UK Borrower Euro Term Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.
9.	The percentages of each UK Borrower Euro Term Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a UK Borrower Euro Term Lender notifies the Administrative Agent to the contrary, each UK Borrower Euro Term Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any UK Borrower Euro Term Lender and shall be entitled to assume that the information provided by any UK Borrower Euro Term Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the UK Borrower Euro Term Lenders on the basis of the Additional Cost Rate for each UK Borrower Euro Term Lender based on the information provided by each UK Borrower Euro Term Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a UK Borrower Euro Term Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

13.	The Administrative Agent may from time to time, after consultation with the UK Borrower and the UK Borrower Euro Term Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Annex 1 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority

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which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.